As filed with the Securities and Exchange Commission on September 21, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bright Green Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	2833	83-4600841
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1033 George Hanosh Boulevard

Grants, NM 87020

(833) 658-1799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry Rafih

1033 George Hanosh Boulevard

Grants, NM 87020

(833) 658-1799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Berlin, Esq.

Rob Condon, Esq.

Grant Levine, Esq.

Dentons US LLP 233 South Wacker Drive, Suite 5900

Chicago, IL 60606

Telephone: (312) 876-2515

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 21, 2022

Bright Green Corporation

19,047,620 Shares of Common Stock

This prospectus relates to the resale by the selling securityholders identified herein of up to 19,047,620 shares of common stock, $0.0001 par value per share (the “Common Stock”) of Bright Green Corporation (the “Company”). The shares of Common Stock being offered for resale include up to (i) 9,523,810 shares of Common Stock (the “Shares”), and (ii) 9,523,810 shares of Common Stock issuable upon the exercise of warrants of the Company (the “Warrants,” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”), that were initially issued pursuant to the Securities Purchase Agreement dated as of September 7, 2022 (the “Securities Purchase Agreement”), by and between the Company and the selling securityholders. All of the Shares and Warrants were purchased from the Company in a private placement transaction.

Our registration of the Shares and Warrant Shares covered by this prospectus does not mean that the selling securityholders will offer or sell any of the Shares or Warrant Shares. The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Shares or Warrant Shares, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock. See the section titled “Plan of Distribution.”

The Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BGXX”. On September 20, 2022, the last reported sales price of Common Stock was $1.35 per share.

Our Common Stock has recently experienced price volatility. For example, from May 17, 2022 to September 20, 2022, sales of our Common Stock were effected at prices as low as $1.00 and as high as $58.00. The high sales price of $58.00 occurred on May 18, 2022, on which date the last reported sales price of our Common Stock was $48.08. On May 17, 2022 and May 18, 2022, the last reported sales prices of our Common Stock were $25.245 and $48.08, respectively. We have not experienced any material changes in our financial condition or results of operations that explain such price volatility. The trading price of our Common Stock has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described under the heading “Risk Factors” beginning on page 12 of this prospectus.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 12 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated         , 2022

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. The selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the Warrant Shares. We will not receive any proceeds from the sale of the Warrant Shares, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

Unless otherwise indicated in this prospectus, “Bright Green Corporation,” “Bright Green,” “BGC,” “the Corporation,” “the Company,” “we,” “us” and “our” refer to Bright Green Corporation.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this prospectus in its entirety, including the “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements in each case included in this prospectus.

Our Mission

Bright Green’s mission is to be the premier federally-authorized provider of cannabis, cannabis-related products, and other legal medicinal plant-based therapies, manufactured in exact formulations for research and pharmaceutical applications, as well as being an active ingredient to consumer-based solutions. The Company, through legal partnerships with state and federal agencies, can operate at scale in a manner unprecedented in this emerging market, addressing compliance, security and integrity. Our vision is to improve the quality of life across a broad spectrum of demographics through the opportunities presented by medicinal applications of plant-based therapies, particularly cannabis and cannabis-derived products.

Our Company

We are a first-mover in the U.S. federally-licensed cannabis space. We are one of a few companies who have received conditional approval based on already agreed terms from the U.S. Drug Enforcement Administration (the “DEA”) to produce federally legal cannabis and have entered into a Memorandum of Agreement (“MOA”) with the DEA which permits us to proceed towards a Federal Registration for the Bulk Manufacturing of cannabis under DEA Document Control Number W20078135E.

Unlike state-licensed cannabis companies that engage in commercial sales to consumers, and whose businesses are legal under state law but not federal law, we will operate legally under all applicable laws and be authorized by the federal government to sell cannabis commercially for research and manufacturing purposes, export cannabis for international cannabis research purposes, and sell cannabis to DEA-registered pharmaceutical companies for the production of medical cannabis products and preparations, subject to final registration and licensure with the DEA as set forth in the MOA. We plan to focus on the development of cannabis strains and sales of products with high contents of CBN (cannabinol) and CBG (cannabigerol). If and when permitted under federal law, we also plan to sell cannabis-derived CBN and CBG to consumers.

Because cannabis is a Schedule I Controlled Substance in the U.S., it has been historically under-researched. Though the majority of Americans live in states where cannabis is now legal in some form, the full potential of the cannabis plant for medicinal use remains understudied due to limited access to federally-approved cannabis. The DEA recently issued a call for more cannabis research supply based on the increased demand for cannabis research in the U.S. As described herein, we received conditional approval from the DEA based on the agreed-upon terms set forth in the MOA. Final approval from the DEA is conditioned on, among other things, completed construction of manufacturing and production facilities and systems.

In May 2021, BGC entered into the MOA with the DEA to grow cannabis for federally sanctioned research. Final registration is anticipated in September 2022, and is contingent upon completion of construction and a successful inspection by the DEA of BGC’s facilities. Additionally, BGC must comply with the terms agreed in the MOA which include: submitting an Individual Procurement Quota on or before April 1 of each year utilizing DEA Form 250; submitting an Individual Manufacturing Quota on or before May 1 of each year utilizing DEA Form 189; collecting samples of cannabis and distributing them to DEA-registered analytical laboratories for chemical analysis during the pendency of cultivation and prior to the DEA’s taking possession of the cannabis grown; providing the DEA with 15-day advance written notification, via email, of its intent to harvest cannabis; following the DEA’s packaging, labeling, storage and transportation requirements; distributing DEA’s stocks of cannabis to buyers who entered into bona fide supply agreements with the Company; providing the DEA with 15-day advance written notification of its intent to distribute cannabis; invoicing the DEA for harvested cannabis that it intends to sell to the DEA. Following final approval, we will be permitted to cultivate and manufacture cannabis, supply cannabis researchers in the U.S. and globally, and produce cannabis for use in pharmaceutical production of prescription medicines within the U.S. There is no guarantee that we will receive approval from the DEA. Our activities will be legal under federal law, which currently sets BGC apart from all U.S. cannabis companies who are selling products to consumers and patients under state programs.

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We have assembled an experienced team of medical professionals and researchers, international horticultural growers and experts, and construction and cannabis production professionals, which we believe positions us to become a future industry leader in the production of cannabis.

Background

BGC was incorporated on April 16, 2019 under the Delaware General Corporation Law (the “DGCL”). On May 28, 2019, BGC entered into a merger agreement (the “BGGI Agreement”) with Bright Green Grown Innovation LLC, a limited liability company (“BGGI”), whereby BGC issued to BGGI an aggregate of 123,589,000 shares of Common Stock (the “BGGI Merger”). In connection with the BGGI Merger, BGC acquired two parcels of land, consisting of one 70-acre parcel and one 40-acre parcel, and a completed greenhouse structure in Grants, New Mexico.

BGC entered into an agreement and plan of merger with Grants Greenhouse Growers, Inc., a New Mexico corporation (“GGG”) on October 30, 2020 (the “GGG Agreement”), whereby BGC issued to GGG an aggregate of 1,000,000 shares of Common Stock (the “GGG Merger”). In connection with the GGG Merger, BGC received an option to purchase approximately 510 acres of land near BGC’s Grants, New Mexico property at the purchase price of $5,000 per acre.

BGC entered into an agreement and plan of merger (the “Naseeb Agreement”) with Naseeb Inc. (“Naseeb”) on November 10, 2020, whereby BGC issued to Naseeb an aggregate of 10,000,000 shares of Common Stock (the “Naseeb Merger”). In connection with the Naseeb Merger, BGC received certain intangible property, including rights to certain patents and patent applications, licenses to operate cultivation facilities, and rights to additional licenses if-and-when issued.

On May 17, 2022, we completed a direct listing of our Common Stock (the “Direct Listing”), on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BGXX.” We incurred fees related to financial advisory service, audit, and legal expenses in connection with the Direct Listing and incurred approximately $4,000,000 in general and administrative expenses during the six months ended June 30, 2022. In addition, in connection with the Direct Listing, and pursuant to a financial advisory agreement by and between the Company and EF Hutton, division of Benchmark Investments, LLC (the “Advisor Agreement”) dated April 8, 2022, on June 3, 2022, we issued representatives and affiliates of the Advisor and related parties, an aggregate of 787,245 shares of Common Stock, and representatives of Entoro Securities LLC (“Entoro”) an aggregate of 787,245 shares of Common Stock. The shares were issued by the Company’s transfer agent.

Recent Developments

June 2022 Shareholder Loan

On June 5, 2022, the Company and LDS Capital LLC, a wholly owned company of Lynn Stockwell (“Lender”), a member of the Board, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum. As of the date of this prospectus, the Company has drawn down $3.0 million under this June Note, and is thus still eligible to borrow up to $2.0 million under the June Note.

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Arrangement with Alterola

On August 25, 2022, the Company entered into a nonbinding letter of intent with Alterola Biotech Inc., a Nevada corporation focused on developing cannabinoid and cannabinoid-like medicines and products (“Alterola”) whereby, pursuant to the terms and subject to the conditions set forth therein, the Company agrees to acquire 25% (the “Initial Shares”) of the issued and outstanding shares of common stock, par value $0.001 per share (“Alterola Stock”) and receives a six-month option (the “Alterola Option”) to acquire all remaining issued and outstanding shares of Alterola Stock (the “Alterola LOI”). The Alterola LOI provides, among other things, that subject to customary due diligence and applicable regulatory approvals, the Company shall furnish to certain stockholders of Alterola an aggregate of $4 million and such stockholders shall transfer the Initial Shares to the Company (representing an aggregate of 25% of the issued and outstanding shares of Alterola), no later than September 25, 2022 (subject to extension by the parties). The Alterola LOI further provides that the parties shall use their good faith efforts to enter into a definitive agreement setting forth the terms of the proposed acquisition by the Company of all remaining issued and outstanding shares of Alterola Stock. In consideration for such remaining shares, the Company shall furnish an aggregate of $6 million to Alterola and the stockholders of Alterola shall receive an aggregate of $40 million of shares of our Common Stock in exchange for their shares of Alterola Stock. The transactions contemplated in a definitive agreement (the “Alterola Transaction”) shall be consummated no later than the six months from the effective date of the Alterola LOI (subject to extension by the parties). The closing of the Alterola Transaction is subject to customary due diligence, and regulatory, stockholder and other necessary approvals. See the section titled “Risk Factors” beginning on page 12 of this prospectus, for further discussion of the risks related to the Alterola Transaction.

September 2022 Private Placement

On September 7, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling securityholders for the sale by the Company of (i) 9,523,810 shares of Common Stock and (ii) warrants to purchase up to an aggregate of 9,523,810 shares of Common Stock, in a private placement offering (the “September 2022 Private Placement”). The combined purchase price of one Share and accompanying Warrant was $1.05. Subject to certain ownership limitations, the Warrants are exercisable immediately after issuance at an exercise price equal to $1.05 per share of Common Stock (the “Exercise Price”), subject to adjustments as provided under the terms of the Warrants. The Warrants have a term of five years from the date of issuance. The September 2022 Private Placement closed on September 12, 2022. The Company received gross proceeds of approximately $10 million before deducting transaction related fees and expenses payable by the Company.

In connection with the Purchase Agreement, the Company entered in a registration rights agreement with the selling securityholders, whereby, among other things, the Company agreed to file a resale registration statement on Form S-1 (or other appropriate and available form) within fifteen calendar days of the date of the Purchase Agreement, (the “Resale Registration Statement”) with the SEC covering the Shares and the Warrant Shares, and to cause the Resale Registration Statement to become effective by the sixtieth calendar day following the date of the Purchase Agreement.

EF Hutton, division of Benchmark Investments, LLC acted as the placement agent in connection with the September 2022 Private Placement (“Hutton”). Pursuant to the Placement Agent Agreement entered into between the Company and Hutton on September 12, 2022 (the “Placement Agent Agreement”), Hutton was paid a commission equal to 7% of the gross proceeds received by the Company in the September 2022 Private Placement. The Company also reimbursed Hutton $100,000 for out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal counsel. Pursuant to the Placement Agent Agreement, Hutton received a twelve month right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings during such twelve month period. The Placement Agent Agreement also contains indemnity and other customary provisions for transactions of this nature.

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Planned Business Lines

Domestic Cannabis for U.S. Researchers and Registered Manufacturers

We plan to sell cannabis to research institutions pursuant to our conditional approval from the DEA. Sales of THC cannabis products will be made only via bona fide supply agreements from existing DEA registrants, and not directly to consumers. Following final approval from the DEA, Bright Green will receive a Controlled Substances Bulk Manufacturing Registration to cultivate and manufacture cannabis for sale to federally funded research institutions and other purposes. There is no guarantee that we will receive final approval from the DEA.

Once authorized, we will be permitted to supply DEA-registered research institutions with cannabis that contains high levels of THC. Additionally, we plan to conduct in-house research at our facilities. Our license will also allow us to provide our products to in-house researchers, which we believe will allow us to conduct cutting-edge research into plant-based therapies using cannabis. We have been granted several patents for cannabis-based products. See “Business-Intellectual Property.”

Given the competitiveness of the process to obtain a DEA registration to cultivate and process cannabis, and the continued federal illegality of cannabis in the U.S., we believe we will be uniquely positioned to capture significant parts of the cannabis research supply market. The market for clinical research has grown exponentially over the past decades, and we project cannabis research will take a similar trajectory.

Cannabis for International Export

Our DEA registration will also allow us to produce and sell cannabis for export to researchers internationally. Given our state-of-the-art facility in development, as well as the cannabis manufacturing expertise of our team, the unique climate of New Mexico and its suitability for cannabis crop, we anticipate significant demand for our high-quality cannabis products from international markets.

Cannabis for U.S. Pharmaceutical Production - CBN and CBG

A DEA registration will allow us to sell cannabis to DEA-registered pharmaceutical companies to produce medicinal cannabis or cannabis preparations. There is significant potential for revenue from pharmaceutical companies that currently manufacture or desire to manufacture drugs containing cannabis extracts, either on an over-the-counter or on a prescription basis.

Further, we plan to sell cannabinoid-focused products, to the extent permitted by law, the expansion of which is not guaranteed. CBG and CBN are cannabinoids, like CBD, which can be derived from the cannabis plant. The CBG and CBN extracts we plan to produce would be sold to pharmaceutical companies and other market participants. BGC is in preliminary discussions with several pharmaceutical companies in connection with proposed supply contracts for CBN and CBG high-grade oil extracts, to be used in healthcare, hormone balance and anti-aging studies. We plan to distinguish ourselves by focusing on CBN and CBG, which offer alternative health and wellness benefits to CBD. By focusing on cannabis-derived CBN and CBG rather than hemp-derived CBD, we will leverage the potential growth opportunity offered by these alternative cannabinoids. The cannabis plant contains hundreds of cannabinoids and other parts, and due to the ongoing federal illegality severely restricting research on these components, many believe that there is health and wellness potential in some of these plant derivatives that have not yet been studied.

FDA Supply

The FDA has stated that it recognizes that there is significant interest in the development of therapies and other consumer products derived from cannabis. The FDA has also stated that it is committed to protecting the public health while also taking steps to improve the efficiency of regulatory pathways for the lawful marketing of appropriate cannabis and cannabis-derived products. The FDA says that it is working to answer questions about the science, safety, and quality of products containing cannabis and cannabis-derived compounds. BGC will be well-positioned to act as a partner to the FDA as it advances these efforts, and we will be one of the few federally-registered suppliers of cannabis available to the FDA for any of its research or exploration efforts in the space. Further, BGC has developed certain patents that, when working with the FDA approvals, will give BGC competitive advantages. However, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis. If the FDA does elect to regulate cannabis under the Food, Drug and Cosmetics Act (the “FDCA”), it is uncertain what the effects on our Company would be, or what the costs of compliance with the FDCA would be, and whether we would be able to secure the necessary approvals from the FDA, which could adversely affect our financial performance.

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CBG and CBN to Consumers Post-Legalization

We plan to sell high CBN and CBG cannabis directly to consumers if and when cannabis legalization occurs at the federal level. We anticipate that we will already have been able to refine our production methods and products for consistency and quality by the time federal legalization occurs, and will be well-positioned to offer our products directly to consumers, once it is federally legal to do so. However, if cannabis does become subject to FDA regulations, there is no guarantee that the FDA will approve our products under the FDCA, or the costs of compliance with the FDCA for BGC in that case are unknown, which may inhibit our business prospects and could adversely affect our financial performance, even in the case that the federal government were to legalize cannabis.

Facilities

BGC owns a 70-acre parcel of land, on agricultural property, which includes an existing 22-acre greenhouse structure. The Company also owns a 40-acre parcel of land nearby, and holds options for two additional 300-acre properties which are adjacent to the owned properties (one is known as the “Candelaria” property, and the other is known as the “Azuz” property).

First, we will retrofit the 22-acre existing greenhouse to make it operational. Once the project is completed, we plan to use the existing 22-acre greenhouse to cultivate non-cannabis herbs and medicinal plants. We expect to complete renovations of the existing 22-acre greenhouse in September 2022. Within the first 10-acres of that existing greenhouse retrofit, we will include a two-acre university greenhouse (the “University Greenhouse”) to house our cannabis research, development, cultivation and manufacturing operations. We expect that this greenhouse facility will have production capacity for 50,000 cannabis plants at all times of differing maturity levels. Additionally, we estimate we will harvest approximately 300,000 mature plants per year (with multiple harvests per year). Our plan is to have the University Greenhouse house our research and development facility pursuant to potential partnership and other arrangements with leading U.S. universities.

In addition to the existing greenhouse, we plan to construct two additional 57-acre greenhouses, one on the Candelaria property and one on the Azuz property.

We have engaged Dalsem Complete Greenhouse Projects, B.V. (“Dalsem”) to complete the construction of these facilities and have negotiated an agreement with them which our legal team is drafting.

Once completed, our fully automated new construction facilities will include Pic-O-Mat PF transplanter robots, produced by Visser Horti Systems, B.V. (“Visser”). These robots can transplant seedlings into pots for propagation, will be developed to grow medicinal plants, including cannabis. Upon receipt of final registration from the DEA as described above, we plan to cultivate and manufacture cannabis for federally sanctioned research, as well performing authorized research on cannabis, including but not limited to CBN, CBG, and CBD. We also plan to leverage our cultivation, research, and manufacturing facilities to develop and commercialize approved medical cannabis products to sell to DEA registered pharmaceutical producers.

BGC plans to sell mostly extracted oils from medicinal plants grown in these high-tech facilities and processed onsite through a proprietary system that vertically integrates the genetically altered growth of the plants to conform to automated growing systems. Once the two larger greenhouses are constructed, we estimate we can process 5,000 pounds of dry plant biomass per day to produce 220 pounds of distillate, which can create 85,000,000 milligrams of cannabinoids per day.

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As stated above, we are in active discussions with Dalsem a global developer of high-technology greenhouses, to construct our state-of-the-art facilities. The technologies specific to our planned greenhouses include:

●	Technologically advanced greenhouse design, which allows for maximum environmental control, cost-efficiency, and a low carbon footprint;
●	Environmentally sustainable cultivation methodology and practices in harmony with New Mexico’s unique climate, using naturally available resources;
●	Cultivation at a large scale to provide consistent, secure supply for researchers and the pharmaceutical industry;
●	A patented air ventilation system, which uses ambient physical properties to generate optimal indoor conditions based upon the data-driven growing strategy, with minimum use of energy, which in turn enables the highest yield and quality of crop in the shortest time;
●	Ebb-flood irrigation to enable the use of mildew resistant cultivars;
●	Fully-implemented pest/disease scouting system;
●	Controlled output through Pharma grade drying and extraction;
●	Extraction and separation techniques allowing for specific combinations of cannabinoids and other properties from cannabis for targeted therapeutics; and
●	Tamper-proof track & trace and record keeping system.

As far as automation: we will utilize automation and robotics that deliver, among other things, higher levels of security, diversion controls, and lower operating cost. Labor is a significant cost factor growing in uncontrolled open field environments and in typical indoor cultivation sites. Bright Green will use automation throughout the growing process in our new construction greenhouses. This ensures consistency of pure products. Planting, harvesting, watering, transplanting and oil production will all be automated at our new construction facilities. Automation brings improvements in process that leads to quality and purity. Specifically, we will use the following automation technologies:

●	Robotics such as the Visser transplanter robot or Visser potting robot, which reduces human interaction
●	Automated growing systems to optimize growth at each stage of plant development

Our inventory will be safe for cannabis researchers in that we will be leveraging all of the above technology to produce a high-quality and pure product for researchers. We will strictly comply with any testing requirements the DEA promulgates to regulate cannabis research supply to ensure our product is safe.

Current Licenses Held

In May 2021, we entered into the MOA with the DEA, which outlines the terms of the DEA’s conditional approval of Bright Green to proceed through the DEA’s registration process, as described above. The MOA with the DEA is effective for a one-year term, renewable for up to four additional one-year terms. These terms are agreed to by both the DEA and BGC, and the MOA is filed under DEA Document Control Number W20078135E. There is no guarantee that we will obtain the necessary authorization now, or in the future for renewal purposes.

On July 23, 2020, we received approval from the State of New Mexico Board of Pharmacy to conduct Controlled Substances Manufacturing of Cannabis Products in New Mexico, conditioned on receipt of DEA approval. On July 24, 2020, we submitted to the DEA an application for a Controlled Substances Bulk Manufacturing License to produce cannabis products for research purposes and for commercial sales to DEA registered manufacturers. We also plan to apply to the DEA for licensure as a Schedule I Controlled Substances Researcher for marijuana, marijuana extracts, and THC.

We may not commence cannabis growing operations until both the State of New Mexico and the federal government or its authorized agencies, in particular the DEA, have determine that we are full compliance with all applicable rules and authorize our proposed activities. Further, the FDA may, in the future, decide to regulate cannabis products, which could significantly accelerate or stall the development and sale of cannabis-based products. Currently, there is uncertainty regarding the FDA’s path forward regarding cannabis. If the FDA were to regulate cannabis, it is possible that it would distinguish between DEA-approved facilities like ours, and commercial cannabis retailers selling directly to consumers in state-legal markets. Because our proposed products will not be sold directly to consumers, and would only reach consumers via a prescription drug that has undergone FDA clinical trials and safety testing, it is likely that the majority of the FDA’s regulation would affect state-legal cannabis operators more so than us. However, the effect of future FDA regulation on cannabis remains uncertain and there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA to sell to consumers, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis.

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State Licenses

We currently hold licenses from the New Mexico Board of Pharmacy including a Controlled Substance Facility License (No. CS00229100), and a Controlled Substance Wholesaler License (No. WD00012763). Additionally, we hold a Continuous Hemp Commercial Research Production License from the State of New Mexico Department of Agriculture (CHPL-3-2021).

Federal Registration for Cannabis Manufacturing

As described above, we have received conditional DEA approval for Controlled Substance Bulk Manufacturer Registration to cultivate and manufacture cannabis for sales for research and sales to DEA registered manufacturers, and export internationally. Additionally, we plan to apply to become a DEA licensed Controlled Substance Researcher to conduct in-house scientific studies at our facilities.

Capital Requirements

The general purpose of our budgeted capital requirements outlined below is to retrofit our existing greenhouse, including a 2-acre University Greenhouse to be contained within the existing structure, plus a two phase build out of our state-of-the-art 57-acre greenhouses, in partnership with a global leader specializing in greenhouse construction. We plan to raise the capital required from investors. The retrofitting of the first 10-acres of the existing 22-acre greenhouse is expected to be completed by September 2022 though there may be delays due to global supply chain issues. Our first harvest will be complete approximately two months from the date of completing construction and receiving our DEA Registration. We plan to implement a phased approach to the build out of Phase 1 and Phase 2 and to plant intermittently as phases of each greenhouse reach completion with estimated planting dates to be completed in tranches as follows: March 2023, September 2023, March 2024, September 2024.

Our approximate budget is as follows for the capital construction project:

●	The Company continues to renovate the existing greenhouses and will incur $5,000,000 in costs in 2022 to make the greenhouses operational. This will also contain the University Greenhouse within the first 10-acres. The budget for that is approximately $8,500,000, of which $6,500,000 is expected to be incurred in 2022 and the remaining $2,000,000 in 2023.
●	Phase 1 Greenhouse (“Candelaria”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $160,000,000, of which $1,750,000 is expected to be incurred in 2022, $118,250,000 in 2023 and the remaining $40,000,000 in 2024.
●	Phase 2 Greenhouse (“Azuz”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $105,000,000, of which $1,000,000 is expected to be incurred in 2022, $84,000,000 in 2023 and the remaining $20,000,000 in 2024.
●	The Tissue Lab installation and turnkey consulting plus CO2 extraction installation has a budget of approximately $19,200,000 and will commence and be completed in 2023.

Cumulatively, of the total expected expenditures of $297,700,000, $14,250,000 is expected to be incurred in 2022, $223,450,000 in 2023, and the remaining $60,000,000 in 2024.

Project	Total Spend	2022	2023	2024
Existing Greenhouse (including University Greenhouse)	$13,500,000	$11,500,000	$2,000,000
Phase I - Candelaria	$160,000,000	$1,750,000	$118,250,000	$40,000,000
Phase II - Azuz	$105,000,000	$1,000,000	$84,000,000	$20,000,000
Tissue Lab	$19,200,000		$19,200,000
Total:	$297,700,000	$14,250,000	$223,450,000	$60,000,000

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All timing and expenditure estimates are subject to change due to supply chain constraints and are contingent upon successful raise of capital from investors. See the section titled “Risk Factors” beginning on page 12 of this prospectus, for further discussion of the risks related to the Company’s ability to raise additional funds.

Our Competitive Strengths

Bright Green combines innovation, expertise, and dedication to furthering technical advances in cannabis and providing consistent quality supply and output for our institutional customers. We distinguish ourselves from our competitors by virtue of the following strengths:

●	First-mover advantage - We are one of the first companies in the U.S. to receive conditional approval from the DEA to register to produce federally legal cannabis products. Previously, only the University of Mississippi held such authorization. Even if the DEA awards another set of licenses in the future, it will likely take years to process, giving us a competitive timing advantage compared to other operators.

●	Expertise - We will partner with cultivators in Europe and Canada who have supplied some of the leading cannabis operations throughout the world, and we are in discussions to pursue international agreements for the supply of cannabis. BGC has the opportunity to collaborate with both construction experts and growers to build the most refined cannabis cultivation operation in the world.

●	Superior Greenhouse Technology - BGC has engaged Dalsem, a developer of high-technology greenhouses worldwide, to build a state-of-the-art facility that will ensure product consistency and quality in an organic environment.

●	Quality and Consistency of Product - Our supply’s consistency and high quality will start with the genetics of our cannabis. Bright Green Corporation has identified superior cannabis plants to deliver superior quality and consistency to support large-scale cannabis production efficiently, highlighting homogenous cannabinoid expression, tolerance to mildew and superior plant architecture.

●	Location - We selected New Mexico because of its ideal climate for growing cannabis due to both the abundance of sunshine and the consistent, predictable range of outdoor temperatures.

Listing on the Nasdaq Capital Market

Our Common Stock is currently traded on Nasdaq under the symbol “BGXX.”

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may remain an emerging growth company for up to five years from the date of the closing of our public offering, or until such earlier time as we have more than $1.07 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million as of the final day of our second fiscal quarter, in which case we would cease to be an “emerging growth company” as of the following final day of our fiscal year, or we issue more than $1 billion of non-convertible debt over a three-year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

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We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

●	we have a relatively limited history of operations, a history of losses, and our future earnings, if any, and cash flows may be volatile, resulting in uncertainty about our prospects;
●	we have not based our financial projections or valuation on actual operations;
●	we are highly dependent on our management team, and the loss of our senior executive officers or other key employees could harm our ability to implement our strategies, impair our relationships with clients and adversely affect our business, results of operations and growth prospects;
●	our insurance may not adequately cover our operating risk;
●	we may have difficulty obtaining insurance at economically viable rates;
●	changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results;
●	the COVID-19 pandemic could continue to materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations;
●	we could be adversely affected by declines in discretionary consumer spending, consumer confidence and general and regional economic conditions;
●	BGC’s plan to expand its product offerings and sales channels might not be successful, and implementation of these plans might divert our operational, managerial and administrative resources, which could impact our competitive position;
●	we are in discussions to consummate strategic transactions, and arrangements with certain service providers, and if these arrangements do not materialize, or materialize on terms that are not favorable to the Company, it could materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations
●	cannabis is highly regulated at the federal and state level, and authorizations for the production of cannabis for research is still in the early stages;
●	a denial of, or significant delay in obtaining, or any interruption of required government authorizations to grow cannabis for federally sanctioned purposes would likely significantly, negatively impact us;
●	changes in the competitive landscape for cannabis for federally sanctioned research could significantly, negatively impact us;
●	the U.S. wholesale market for cannabis for research is of unknown size and is difficult to forecast;
●	we may not develop as many cannabis products or a crop of the consistency or quality that we expect, which could have a negative adverse effect on our business plan and profitability;

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●	FDA regulation of cannabis could negatively affect the cannabis industry generally, which would directly affect our financial condition, and could negatively impact us directly if our products do not receive the necessary approvals;
●	research in the United States, Canada and other countries on the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids may cause adverse effects on our operations;
●	the very dynamic nature of the laws and regulations affecting the cannabis market, the federal authorization of cannabis for research, or the state-regulated cannabis industry could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us;
●	operating in a highly regulated business requires significant resources;
●	the uncertainties around funding, construction, and growing an agricultural crop pose risks to our business;
●	the cannabis industry is subject to the risks inherent in an agricultural business, including environmental factors and the risk of crop failure;
●	researcher and patient preferences for our products or brands can be unpredictable; our marketing and brand development efforts may not be successful;
●	we may be vulnerable to rising energy costs;
●	environmental risks may adversely affect our business;
●	we are subject to risks, including delays, from our ongoing and future construction projects;
●	product recalls could adversely affect our business;
●	our sale of cannabis and cannabis products could expose us to significant product liability risks;
●	a significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results;
●	we may experience breaches of security at our facilities or loss as a result of the theft of our products;
●	we are subject to liability arising from any fraudulent or illegal activity by our employees, contractors and consultants;
●	we will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms;
●	we are dependent on our banking relations, and while we currently have a stable banking relationship and operate in compliance with all applicable U.S. cannabis laws, we could have difficulty accessing or consistently maintaining banking or other financial services due to banks’ risk aversion toward serving even legal parts of the cannabis industry;
●	we may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights;
●	we are subject to risks related to information technology systems, including cyber-security risks; successful cyber-attacks or technological malfunctions can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential information and reputational risk, all of which would negatively impact our business, financial condition or results of operations;
●	the market price of our Common Stock has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control;
●	future sales of Common Stock by our registered stockholders and other existing stockholders could cause our share price to decline;
●	we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future;
●	if securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline;
●	we are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors;
●	we are a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors;
●	provisions of our amended and restated certificate of incorporation and bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders;
●	the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members;
●	we may be subject to additional regulatory burdens resulting as a public company;
●	holders of our Common Stock may be diluted by the future issuance of additional Common Stock, preferred stock or securities convertible into shares of Common Stock or preferred stock in connection with incentive plans, acquisitions or otherwise; future sales of such shares in the public market or the expectation that such sales may occur may decrease the market price of our Common Stock; and
●	we may be exposed to currency fluctuations.

Corporate Information

Our principal executive offices are located at 1033 George Hanosh Boulevard Grants, NM 87020, and our telephone number is (833) 658-1799. Our corporate website address is https://brightgreen.us. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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THE OFFERING

Shares of Common Stock offered by the selling securityholders	19,047,620 shares of Common Stock, including 9,523,810 shares of Common Stock issuable upon exercise of the Warrants.

Shares of Common Stock to be outstanding after this offering	178,866,110 shares of Common Stock (including 9,523,810 shares of Common Stock issuable upon exercise of the Warrants).

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of Shares or Warrant Shares by the selling securityholders; provided, however, we will receive the proceeds from any cash exercise of Warrants. See “Use of Proceeds.”

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 12.

Nasdaq ticker symbol	“BGXX”

The number of common shares shown above to be outstanding after this offering is based on 169,342,300 shares of Common Stock and 9,523,810 Warrants outstanding as of September 20, 2022.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 70.

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RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our securities could decline, and you could lose all or a substantial portion of the money that you pay for our securities. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended).

Risks Related to our Business and Operations - General Risks

We have a relatively limited history of operations, a history of losses, and our future earnings, if any, and cash flows may be volatile, resulting in uncertainty about our prospects.

Our lack of a significant history and the evolving nature of the market in which we operate make it likely that there are risks inherent to our business that are yet to be recognized by us or others, or not fully appreciated, and that could result in us suffering further losses. As a result of the foregoing, and concerns regarding the economic impact from COVID-19, an investment in our securities necessarily involves uncertainty about the stability of our operating results or results of operations.

We had negative operating cash flow for the six months ended June 30, 2022 and June 30, 2021.

We had negative operating cash flow of $3,539,273 in the six months ended June 30, 2022, and a negative operating cash flow of $503,544 for the six months ended June 30, 2021. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to us.

We have not based our financial projections or valuation on actual operations.

Our pre-operational stage precludes us from providing financial information based on actual operations. Current financial projections are based on assumptions concerning future operations that we believe are reasonable but may prove incorrect. Because actual conditions will differ from those assumptions, and the differences may be material, we cannot assure you that these projections will prove accurate and caution you against excessive reliance on them in deciding whether to invest in our equity securities. Any increase in our costs or decrease in our revenues could affect your ability to receive a return on your investment.

We are highly dependent on our management team, certain members of our board of directors and advisors, and the loss of our executive officers, non-executive directors or other key advisors or service providers could harm our ability to implement our strategies, impair our relationships with clients and adversely affect our business, results of operations and growth prospects.

Our success depends, to a large degree, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. Our active senior executive leadership team has significant experience, and their knowledge and relationships would be difficult to replace. Leadership changes will occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in the horticulture industry is intense, which means the cost of hiring, paying incentives and retaining skilled personnel may continue to increase.

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We need to continue attracting and retaining key personnel and recruiting qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, as a provider of custom-tailored horticulture solutions, we must attract and retain qualified personnel to continue to grow our business, and competition for such personnel can be intense. Our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by cash flow and other operational restraints. The loss of the services of any senior executive or other key personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition or results of operations. In addition, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition or results of operations.

Our insurance may not adequately cover our operating risk.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses all material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

We may have difficulty obtaining insurance at economically viable rates.

Our lack of operating history in an emerging area, and our plan to grow cannabis, even legally under all applicable laws, may make it difficult to obtain insurance policies at rates competitive with rates for other crops. Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for us to find and more expensive because of our involvement in emerging areas as well as our cultivation, processing, and sale of cannabis, albeit legally under both state and federal laws. There are no guarantees that we will be able to find insurance coverage at otherwise competitive, or even economically viable terms.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. GAAP and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes, are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

The COVID-19 pandemic could continue to materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations.

The outbreak of COVID-19, a novel strain of coronavirus first identified in China, which has spread across the globe including the U.S., has had an adverse impact on our operations and financial condition. Most recently, the response to this coronavirus by federal, state and local governments in the U.S. has resulted in the significant market and business disruptions across many industries and affecting businesses of all sizes. This pandemic has also caused significant stock market volatility and further tightened capital access for most businesses. Given that the COVID-19 pandemic and its disruptions are of unknown duration, they could have an adverse effect on our liquidity and profitability.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within the registration statement to which this prospectus forms a part.

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We could be adversely affected by declines in discretionary consumer spending, consumer confidence and general and regional economic conditions.

Our success depends to a significant extent on discretionary consumer spending, which is heavily influenced by general economic conditions and the availability of discretionary income. We believe the cannabis markets are heavily reliant on discretionary consumer spending. The current economic environment as a result of COVID-19, coupled with high volatility and uncertainty as to the future global economic landscape, may have an adverse effect on consumers’ discretionary income and consumer confidence. Future volatile, negative, or uncertain economic conditions and recessionary periods or periods of significant inflation may adversely impact consumer spending on our products and services, which would materially adversely affect our business, financial condition and results of operations. Such effects can be especially pronounced during periods of economic contraction or slow economic growth.

Our plan to expand our product offerings and sales channels might not be successful, and implementation of these plans might divert our operational, managerial and administrative resources, which could impact our competitive position.

BGC’s success and the planned growth and expansion of the business depends on their products and services achieving greater and broader acceptance, resulting in a larger customer base, and on the expansion of its operations into new markets. However, there can be no assurance that customers will purchase its products and/or services, or that they will be able to continually expand their customer base. Additionally, if they are unable to effectively market or expand their product and/or service offerings, we will be unable to grow and expand our business or implement our business strategy.

BGC’s ability to grow its existing brand and develop or identify new growth opportunities depends in part on its ability to appropriately identify, develop and effectively execute strategies and initiatives. Failure to effectively identify, develop and execute strategies and initiatives may lead to increased operating costs without offsetting benefits and could have a material adverse effect on our results of operations. These plans involve various risks discussed elsewhere in these risk factors, including:

●	implementation of these plans may be delayed or may not be successful;

●	if BGC’s expanded product offerings and sales channels fail to maintain and enhance our distinctive brand identity, our brand image may be diminished, and our sales may decrease; and

●	implementation of these plans may divert management’s attention from other aspects of our business and place a strain on our management, operational and financial resources, as well as our information systems.

In addition, BGC’s ability to successfully carry out our plans to expand its product offerings may be affected by, among other things, laws and regulations pertaining to cannabis use, economic and competitive conditions, changes in consumer spending patterns and consumer preferences. BGC’s expansion plans could be delayed or abandoned, could cost more than anticipated and could divert resources from other areas of our business, any of which could impact its competitive position and reduce our revenue and profitability.

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We are in discussions to consummate arrangements with certain service providers, and if these arrangements do not materialize, or materialize on terms that are not favorable to the Company, it could materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations

We are in discussions to consummate arrangements with certain service providers. Any agreement we plan to enter into with a third party may not materialize, or, may not be on favorable terms, and the expected benefits and growth from these agreements may not materialize as planned. If we fail to enter into agreements with such service providers, or enter into agreements that are not on favorable terms to the Company, it could materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations.

We have identified a material weakness in our internal control over financial reporting and determined that our disclosure controls and procedures were ineffective as of June 30, 2022, as a result of the restatement of our unaudited financial information as of and for the quarter ended June 30, 2022. In the future, we may identify additional material weaknesses or otherwise fail to maintain an effective system of internal control over financial reporting or adequate disclosure controls and procedures, which may result in material errors in our financial statements or cause us to fail to meet our period reporting obligations.

Under the supervision and with the participation of our management, including our Interim Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of June 30, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material error in our annual or interim financial statements will not be prevented or detected on a timely basis. In Management’s Report on Internal Control over Financial Reporting included in our quarterly report on Form 10-Q for the quarter ended June 30, 2022 filed August 12, 2022, our management previously concluded that we maintained effective internal control over financial reporting as of June 30, 2022. Our management subsequently concluded that a material weakness existed and our internal control over financial reporting was not effective as of June 30, 2022. This determination was made as a result of a recording error of the fair value of shares of Common Stock we issued for services in June 2022. Such shares have a fair value of $8.00 per share, the price of our Common Stock at the time of our direct listing, but were initially recorded at a fair value of $4.00 per share. With this error being corrected in amendment no. 1 to our quarterly report on Form 10-Q for the period ended June 30, 2022, net loss increased by $6,297,960. Management is actively engaged in the planning for, and implementation of, remediation efforts to address our material weakness.

If we identify new material weaknesses in our internal control over financial reporting, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are then listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Business and Operations - Required DEA Authority To Grow and Process Cannabis and Cannabis Generally

Cannabis is highly regulated at the federal and state level, and authorizations for the production of cannabis for research is still in the early stages.

Cannabis, other than hemp, is a Schedule I controlled substance under the U.S. Controlled Substances Act (21 U.S.C. § 801, et seq.) (the “CSA”). Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. While cannabis remains a federally illegal Schedule I drug under the CSA, there is a limited exemption under which cannabis can be grown or manufactured for uses in federally sanctioned research. To become an authorized cannabis researcher in the United States, one must obtain a registration from the DEA and meet certain requirements imposed by the DEA, the U.S. Food and Drug Administration (“FDA”) and the National Institutes of Health. The registration process to manufacture controlled substances is codified under 21 U.S.C. § 823. It requires that the Attorney General determine whether registrations are in the public interest. To do so, the Attorney General is directed to consider multiple public interest factors, including “compliance with applicable State and local law.”

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The University of Mississippi, pursuant to a contractual agreement with National Institute on Drug Abuse (“NIDA”), has been the only federally authorized cannabis producer in the United States for years. In the face of unprecedented demand for cannabis manufacture for research necessitating more suppliers, the program at the University of Mississippi has faced significant criticism for its poor quality flower, mold issues, and limited availability of strains with levels of THC and CBD comparable to commercial cannabis products.

In recent years, the federal government has acknowledged the need for new suppliers. During his confirmation hearings in 2019, Attorney General Barr testified that he supported authorizing more facilities to cultivate cannabis in the U.S. for research purposes. In January 2020, a senior policy advisor for the DEA, Matthew J. Strait, testified before the House Energy and Commerce Committee regarding the DEA’s progress to date. Mr. Strait acknowledged concerns about the limited supply of research-grade cannabis and the lack of chemical diversity in the plants cultivated in Mississippi. He outlined the DEA’s various steps in the past few years to expand cannabis research and manufacturing capacity, including:

●	In December 2015, the DEA announced to all existing Schedule I researchers that it was easing the requirements for obtaining a modification of their existing registration for those who wished to conduct research on cannabidiol (CBD).
●	In early 2018, the DEA announced that it had developed and implemented an online portal for researchers to safely and securely submit their qualifications, research protocol and institutional approvals for a proposed schedule I research registration thereby streamlining the acquisition of information necessary to process each application. Presently, the average time it takes for DEA and the FDA to review/approve an application is 52 days.
●	On the manufacturing side, between 2017 and 2020, the DEA increased the aggregate production quota for cannabis by 575%, from 472 kg in 2017 to 3,200 kg in 2022. The increase has directly supported NIDA’s provision of various strains of cannabis to researchers in the United States.

In addition to these efforts, in 2016, the DEA began accepting new research cultivation applications with regulations crafted under the Obama administration. However, no decisions were made on those applicants, and, in August 2019, the DEA issued a notice to the pending applicants, stating that it would promulgate new regulations to govern the program of growing “marihuana” for scientific and medical research prior to issuing any registrations. During his testimony, Mr. Strait explained that the DEA is “actively taking steps to expand” the number of registered growers, and had recently sent draft regulations to facilitate licensing additional growers to the Office of Management and Budget.

Those draft regulations were published in late March 2020. Under the proposed regulations, the DEA will maintain sole ownership of all cannabis produced under the program, requiring growers to notify the DEA of an upcoming harvest up to four months’ in advance, or at a minimum, 15 days before a harvest. The DEA currently has roughly 35 outstanding applications for research cannabis cultivation licenses, and the agency said it expects to approve between five and 13 suppliers once the rules are finalized after a public comment period, which has ended. The proposed rule provides that, with a limited exception, applications accepted for filing after the date the final rule becomes effective will not be considered pending until all applications accepted for filing on or before the date the final rule becomes effective have been granted or denied by the Administrator.

On December 18, 2020, the DEA finalized new regulations pertaining to applications by entities seeking to become registered with the DEA to grow cannabis as bulk manufacturers for research purposes and provide cannabis to other DEA registered manufacturers. Under these and other applicable regulations, applicants are responsible for demonstrating they have met various requirements, including requirements to possess appropriate state authority, document that their customers are licensed to perform research, and employ adequate safeguards to prevent diversion.

On May 14, 2021, the DEA announced that it planned to provide memorandums of agreement to an unspecified and unnamed number of companies to collaborate with the DEA “to facilitate the production, storage, packaging, and distribution of marijuana under the new regulations as well as other applicable legal standards and relevant laws.” The DEA’s final rule on the topic estimated that it would award licenses to between three and fifteen companies. To the extent these memorandums of agreement are finalized, the DEA anticipates issuing DEA registrations to these manufacturers. Each applicant will then be authorized to cultivate cannabis – up to an allotted quota – in support of the more than 575 DEA-licensed researchers across the nation. As individual manufacturers are granted DEA registrations, that information will be made available on DEA’s Diversion Control website.

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A denial of, or significant delay in obtaining, or any interruption of required government authorizations to grow cannabis for federally sanctioned purposes would likely significantly, negatively impact us.

Our business plan depends heavily on receiving the necessary state and federal authorizations to research cannabis and to grow cannabis for federally sanctioned cannabis research. Bright Green may not commence cannabis growing operations until both the State of New Mexico and the federal government, in particular the DEA, have signed off that Bright Green has met its obligations under state law and the MOA and is compliance with all applicable regulations. While New Mexico has granted to Bright Green the necessary licenses to grow cannabis for research, and BGC and the DEA have entered into a MOA for BGC to be one of the entities registered by the DEA to grow cannabis for federally sanctioned purposes, we cannot guarantee that the DEA will ultimately permit BGC to register manufacture cannabis. The MOA was effective and became binding on May 20, 2021. The DEA’s denial of any authorizations or any delay in granting the authorization or renewal could have a significantly negative impact on our business plans, operations and financial results.

BGC must comply with all terms agreed to in the MOA which include:

●	submitting an Individual Procurement Quota on or before April 1 of each year utilizing DEA Form 250;
●	submitting an Individual Manufacturing Quota on or before May 1 of each year utilizing DEA Form 189;
●	collecting samples of cannabis and distributing them to DEA-registered analytical laboratories for chemical analysis during the pendency of cultivation and prior to the DEA’s taking possession of the cannabis grown;
●	providing the DEA with 15-day advance written notification, via email, of its intent to harvest cannabis;
●	following the DEA’s packaging, labeling, storage and transportation requirements;
●	distributing DEA’s stocks of cannabis to buyers who entered into bona fide supply agreements with the Company; providing the DEA with 15-day advance written notification of its intent to distribute cannabis; and
●	invoicing the DEA for harvested cannabis that it intends to sell to the DEA.

Furthermore, unless terminated for cause by the DEA, the MOA is effective for an initial one-year term from its effective date, subject to automatic renewal for up to four additional one-year terms. There is no guarantee, however, that the needed authorizations will be obtained in the first place, or subsequently renewed at the one year or subsequent renewal terms.

Changes in the competitive landscape for cannabis for federally sanctioned research could significantly, negatively impact us.

The DEA has not made public how many entities received memorandums of agreement. If the DEA awards additional licenses to grow cannabis for federally sanctioned research it would limit our competitive advantage. This would have a negative impact on our business plans, operations and financial results.

The Medical Marijuana and Cannabidiol Research Expansion Act, introduced in July 2022 in the House by U.S. Reps. Earl Blumenauer, D-Ore., and Andy Harris, R-Md., is the companion bill to Senate Bill 253 (which passed the Senate in April 2022). As drafted, the bill could increase the number of federally-licensed cannabis researchers in the U.S., and would require researchers to cultivate their own product under federal authorization or purchase their product from federally legal supply channels (DEA Registrants). The House Bill does not include a provision in the Senate Bill which would allow cannabis researchers to study products available in state-legal commercial cannabis markets. The final parameters of a final bill will require reconciling the Senate and House versions, and are unknowable, as are the impacts a final bill could have on our industry or our business and operations. In July 2022, Senators Chuck Schumer (D-NY), Cory Booker (D-NJ), and Ron Wyden (D-OR) introduced the Cannabis Administration and Opportunity Act (“CAOA”), which provides for comprehensive federal legalization of cannabis. The probability that the CAOA in its current form is adopted, now or in the future, is unknowable at this time, as are the impacts the CAOA could have on our industry or business and operations.

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The U.S. wholesale market for cannabis for research is of unknown size and is difficult to forecast.

BGC plans to operate in a novel market which currently only has one participant. The extent to which the DEA will expand the current cannabis research program, and the supply that the DEA will require from bulk manufacturers to furnish researchers with cannabis is unknown and unprecedented. Because this market is new and novel, there are risks to predicting the market size and the resulting revenue BGC will obtain from government contracts to supply cannabis researchers, should the DEA registration be obtained, and any such projections may prove inaccurate.

We may not develop as many cannabis products or a crop of the consistency or quality that we expect, which could have a negative adverse effect on our business plan and profitability.

Our success depends on our ability to attract and retain research customers, but we face competition in obtaining customers for our cannabis materials and products. There are many factors that could impact our ability to attract and retain customers, including our ability to successfully compete based on price, produce high quality or consistent crops, continually produce desirable and effective products that are superior to others in the market, and the successful implementation of our customer acquisition plan and the continued growth in the aggregate number of potential customers. Competition for customers may result in increasing our costs while also lowering the market prices for our products, and reduce our profitability. If we are not successful in attracting and retaining customers, we may fail to be competitive or achieve profitability or sustain profitability over time.

As a result of changing customer preferences, even among research or pharmaceutical customers, many products attain financial success for a limited period of time.

Even if we are successful in introducing new products, a failure to gain consumer acceptance or to update products with compelling attributes could cause a decline in our products’ popularity that could reduce revenues and harm our business, operating results and financial condition. Failure to introduce new products or product types and to achieve and sustain market acceptance could result in our being unable to meet consumer preferences and generate revenue, which would have a material adverse effect on our profitability and financial results from operations.

FDA regulation of cannabis could negatively affect the cannabis industry, which would directly affect our financial condition.

Should the federal government legalize cannabis, it is possible that the FDA would seek to regulate it under the Food, Drug and Cosmetics Act. After the U.S. government removed hemp and its extracts from the CSA as part of the Agriculture Improvement Act of 2018, the FDA Commissioner Scott Gottlieb issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug and Cosmetic Act and section 351 of the Public Health Service Act.” He also reminded the public that “it’s unlawful under the FDCA to introduce food containing added cannabidiol (“CBD”) or tetrahydrocannabinol (“THC”) into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD and THC entered the FDA testing pipeline as the subject of public substantial clinical investigations for GW Pharmaceuticals’ Sativex (THC and CBD) and Epidiolex (CBD). Gottlieb’s statement added that, prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention, etc.) must first be approved by the FDA for its intended use through one of the drug approval pathways.

The FDA has sent numerous warning letters to sellers of CBD products making health claims. The FDA could turn its attention to the cannabis industry at large. In addition to requiring FDA approval of cannabis products marketed as drugs, the FDA could issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis. It is also possible that the FDA would require that facilities where cannabis is grown register with the FDA and comply with certain federally prescribed regulations. Cannabis facilities are currently regulated by state and local governments. In the event that some or all of these federal enforcement and regulations are imposed, we do not know what the impact would be on our operations, including what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations or registration as prescribed by the FDA, we may be unable to continue to operate our business in its proposed form or at all. There is no guarantee that cannabinoid products that may not be fully legal now will be able to be legally commercialized in the future or that Bright Green’s products or operations will meet any new FDA regulations or interpretations of the law, which could inhibit Bright Green’s business prospects even in the case that the federal government were to legalize cannabis.

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Due to the FDA’s position on CBD, and because we are committed to complying with both state and federal laws, any legal restriction on the sale of products that containing extracts of cannabis could limit the legally accessible CBD/legal cannabinoid market for our proposed products.

Additionally, the FDA may, in the future, decide to regulate cannabis products, which could significantly accelerate or stall the development and sale of cannabis-based products. Currently, there is uncertainty regarding the FDA’s path forward regarding cannabis. If the FDA were to regulate cannabis, it is possible that it would distinguish between DEA-approved facilities like Bright Green’s, and commercial cannabis retailers selling directly to consumers in state-legal markets. Because Bright Green’s products are not going directly to consumers, and would only reach consumers via a prescription drug that has undergone FDA clinical trials and safety testing, it is likely that the majority of the FDA’s regulation would affect state-legal cannabis operators more so than Bright Green. However, the effect of future FDA regulation on cannabis remains uncertain and could also have an adverse effect on our business operations, operating costs, and performance. Moreover, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis, and could also create unforeseen costs created by requirements to comply with the FDCA.

Research in the United States, Canada and other countries on the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids may cause adverse effects on our operations.

Historically stringent regulations related to cannabis have made conducting medical and academic studies challenging. Many statements concerning the potential medical benefits of cannabinoids are based on published articles and reports, and as a result, such statements are subject to the experimental parameters, qualifications and limitations in the studies that have been completed. Future research and clinical trials may draw different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for their products.

There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for the cannabis products of a portfolio company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or our products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect our business. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

The very dynamic nature of the laws and regulations affecting the cannabis market, the federal authorization of cannabis for research, or the state-regulated cannabis industry could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal cannabis laws and regulations have been evolving rapidly and are subject to varied interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan and could negatively impact our business plan or business. We can know neither the nature of any future laws, regulations, interpretations or applications nor the effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. For example, if cannabis is no longer illegal under federal law, and depending on future laws or guidance on cannabis for research, we may experience a significant increase in competition. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

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Operating in a highly regulated business requires significant resources.

We intend to operate in a highly regulated business. As a result, we expect a significant amount of our management’s time and external resources to be used to comply with the laws, regulations and guidelines that impact our business, and changes thereto, and such compliance may place a significant burden on our management and other resources.

Additionally, we may be subject to a variety of laws, regulations and guidelines in each of the jurisdictions in which we distribute cannabis, which may differ among these various jurisdictions. Complying with multiple regulatory regimes will require additional resources and may our ability to expand into certain jurisdictions. For example, even if cannabis were to become legal under U.S. federal law, companies operating in the cannabis industry would have to comply with all applicable state and local laws, which may vary greatly between jurisdictions, increasing costs for companies that operate in multiple jurisdictions.

The uncertainties around funding, construction, and growing an agricultural crop pose risks to our business.

Our planned operations are contingent on completion of raising significant additional funding for the construction of certain facilities in Grants, New Mexico. We need significant additional capital to build out the properties, and the timing and terms of obtaining that capital are uncertain. It is also possible that we may not be able to raise the capital required for our construction plans.

Delays in obtaining the capital, onerous terms for the capital, or a failure to raise the significant capital required could have a material, negative impact on business or plans of operations. Furthermore, we will be an agricultural supplier and will be subject to agricultural risks related to issues such as climate change, natural disasters or pests. In particular, there could be difficulties with the first crop or harvest in any new facility.

The cannabis industry is subject to the risks inherent in an agricultural business, including environmental factors and the risk of crop failure.

The growing of cannabis is an agricultural process. As such, a portfolio company with operations in the cannabis industry is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, climate change, water scarcity, fires, insects, plant diseases and similar agricultural risks. Although some cannabis production is conducted indoors under climate-controlled conditions, cannabis continues to be grown outdoors, and in our case, in greenhouses using natural light, which is susceptible to climate changes, and there can be no assurance that artificial or natural elements, such as insects and plant diseases, will not entirely interrupt production activities or have an adverse effect on the production of cannabis and, accordingly, the operations of a portfolio company, which could have an adverse effect on our business, financial condition and results of operations.

We may be vulnerable to rising energy costs, and an increase or volatility in energy prices may adversely affect our business and results of operations.

Cannabis growing operations consume considerable energy, which makes us vulnerable to rising energy costs and/or the availability of stable energy sources. Accordingly, rising or volatile energy costs or the inability to access stable energy sources may have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental regulations and laws, and failure to timely or completely comply with such regulations and laws, or failure to obtain or maintain applicable licenses, may adversely affect our business.

Cultivation and production activities may be subject to licensing requirements relating to environment regulation. Environmental legislation and regulations are evolving in such a manner that may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The application of environmental laws to our business may cause us to increase the costs of our cultivation, production or scientific activities. Unanticipated licensing delays can result in significant delays and expenses related to compliance with new environmental regulations, and cost overruns in our business and could affect our financial condition and results of operations. There can be no assurance that these delays will not occur.

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The growth of our business continues to be subject to new and changing federal, state, and local laws and regulations.

Continued development of the cannabis industry is dependent upon further legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its cultivation, manufacturing, processing, transportation, distribution, storage and/or sale, or the re-criminalization or restriction of cannabis at the state level, could negatively impact our business, even though we are primarily regulated by the DEA. Additionally, changes in applicable federal, state, and local regulations, including zoning restrictions, environmental requirements, FDA compliance, security requirements, or permitting requirements and fees, could restrict the products and services we may offer or impose additional compliance costs on us. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, including local, state, federal, or environmental, and it is possible that regulations may be enacted in the future that will be materially adverse to our business or which would have materially significant costs of compliance which could negatively impact our business.

We are subject to risks, including delays, from our ongoing and future construction projects, which may result from reliance on third parties, delays relating to material delivery and supply chains, and fluctuating material prices, among other factors.

We are subject to several risks in connection with the construction of our projects, including the availability and performance of engineers and contractors, suppliers and consultants, the availability of funding, and the receipt of required governmental approvals, licenses and permits, and the projected timeline for construction, which could change due to delays. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we are dependent in connection with our construction activities, a delay in or failure to receive the required governmental approvals, licenses and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with construction could delay or prevent the construction of the additional phases of the facilities as planned. There can be no assurance that current or future construction plans implemented by us will be successfully completed on time, within budget and without design defect, that the necessary personnel and equipment will be available in a timely manner or on reasonable terms to complete construction projects successfully, that we will be able to obtain all necessary governmental approvals, licenses and permits, or that the completion of the construction, the start-up costs and the ongoing operating costs will not be significantly higher than anticipated by us. Any of the foregoing factors could adversely impact our operations and financial condition.

The costs to procure such materials and services to build new facilities may fluctuate widely based on the impact of numerous factors beyond our control including, international, economic and political trends, foreign currency fluctuations, expectations of inflation, global or regional consumptive patterns, speculative activities and increased or improved production and distribution methods.

Since early 2020, the COVID-19 pandemic has impacted global economic activity, and the governments of many countries, states, cities and other geographic regions have previously taken or continue to take preventative or protective actions, which have caused disruptions in global supply chains such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors. Such preventative or proactive actions may be reinstated or expanded upon in the future. The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services we require to construct and commission our facilities, which may lead to increased costs or delays that could materially and adversely affect our business.

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Global demand on shipping and transport services may cause us to experience delays in the future, which could impact our ability to obtain materials or build our facilities in a timely manner. These factors could otherwise disrupt our operations and could negatively impact our business, financial condition and results of operations.

Logistical problems, unexpected costs, and delays in facility construction, whether or not caused by the COVID-19 pandemic, which we cannot control, can cause prolonged disruption to or increased costs of third-party transportation services used to ship materials, which could negatively affect our facility building schedule, and more generally our business, financial condition, results of operations and prospects. If we experience significant unexpected delays in construction, we may have to delay or limit our production depending on the timing and extent of the delays, which could harm our business, financial condition and results of operation.

Product recalls could adversely affect our business.

Our products could become subject to recall or return for various reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled due to an alleged product defect, regulatory requirements or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Recall of products could lead to adverse publicity, decreased demand for our products and could have significant reputational and brand damage. Although we have detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by health authorities or regulatory agencies where the Company operates or products are sold, requiring further management attention and potential legal fees and other expenses.

Our planned future sale of cannabis and cannabis products could expose us to significant product liability risks.

We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our (and our service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that all of our service providers have implemented and adhere to high-quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

We may experience breaches of security at our facilities or loss as a result of the theft of our products.

Given the nature of our products and their lack of legal availability outside of government-approved channels, as well as the concentration of inventory in our Colombian and Portuguese facilities, and despite meeting or exceeding applicable security requirements, there remains a risk of security breach as well as theft. A security breach at one of our facilities could result in a significant loss of available products, expose us to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of these breaches and may deter potential customers from choosing our products, any of which could have an adverse effect on our business, financial condition and results of operations.

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We are subject to liability arising from any fraudulent or illegal activity by our employees, contractors and consultants.

We are exposed to the risk that our employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless, or negligent conduct or disclosure of unauthorized activities to us that violate (i) government regulations, (ii) manufacturing standards, (iii) federal, state and provincial healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for us to identify and deter misconduct by our employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any actions are brought against us, including by former employees, independent contractors or consultants, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment of our operations, any of which would have an adverse effect on our business, financial condition and results from operations.

We will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms.

Designing and constructing cultivation, processing and distribution facilities and cultivating and producing cannabis is expensive. Changing circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, we may incur costs for the design and construction of cultivation, processing and dispensary facilities that greatly exceed our current budget for such projects. Alternatively, we may identify opportunities to acquire additional cannabis licenses that we believe would be beneficial to us. The acquisition of such licenses, and the cost of acquiring the related cultivation, processing or distribution facilities or, if not in existence or completed, the design and construction of such facilities may require substantial capital. In such events, we may need to raise additional capital to fund the completion of any such projects.

Furthermore, the cannabis industry is in its early stages and it is likely that we and our competitors will seek to introduce new products in the future which may include new genetic formulations. In attempting to keep pace with any new market developments, we will need to expend significant amounts of capital to successfully develop and generate revenues from new products, including new genetic formulations. We may also be required to obtain additional regulatory approvals from applicable authorities based on the jurisdictions in which we plan to distribute our products, which may take significant time. We may not be successful in developing effective and safe new products, bringing such products to market in time to be effectively commercialized or obtaining any required regulatory approvals, which together with capital expenditures made in the course of such product development and regulatory approval processes, may have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional funds in the future to support our operations. If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities, and we may be required to:

●	significantly delay, scale back or discontinue the design and construction of any cultivation, processing and dispensary facilities for which we are awarded licenses or
●	relinquish any cultivation, processing and dispensary licenses that we are awarded, or sell any cultivation, processing or distribution facilities that we are designing and constructing.

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If we are required to conduct additional fundraising activities and we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be prevented from executing upon our business plan. This would have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our banking relations, and while we currently have a stable banking relationship and operate in compliance with all applicable laws, we could have difficulty accessing or consistently maintaining banking or other financial services due to banks’ risk aversion toward serving even legal parts of the cannabis industry.

We are dependent on the banking industry to support the financial functions of our company. Our business operating functions including payroll for our employees and other expenses and transactions which are reliant on traditional banking. Additionally, we anticipate that our clients will pay us via wire transfer to our bank accounts, or via checks that we deposit into our banks. We require access to banking services for both us and our clients to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account.

Important components of our offerings depend on client accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products under state laws on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”), issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. The continued uncertainty surrounding financial transactions related to federally-illegal cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or even federally-legal cannabis businesses like ours, because of the misperception that we are a cannabis business like federally illegal ones are. While we are not transacting in any way with non-federally legal cannabis, it is possible that banks could view us as a risk because of our association with cannabis or a misunderstanding of our legal status.

While our business is federally legal and complies with the CSA, it is possible we could still face banking difficulties. Banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from clients, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a cannabis business, even though we are operating legally under U.S. law, would require significant management attention from us and could materially adversely affect our business and operations.

While we have entered into a non-binding letter of intent with Alterola Biotech Inc. and have entered into exclusive negotiations for a merger therewith, we cannot assure you that the transactions contemplated by our non-binding letter of intent will be consummated or, that if such transactions are consummated, they will be accretive to stockholder value.

On August 25, 2022, we entered into a non-binding letter of intent (the “Alterola Agreement”) with Alterola Biotech Inc. (“Alterola”) pursuant to which we agreed to explore a merger transaction with Alterola. Pursuant to the Alterola Agreement, the Company agreed to acquire 25% (the “Initial Shares”) of the issued and outstanding shares of Common Stock, par value $0.001 per share of Alterola (“Alterola Stock”), subject to customary due diligence and applicable regulatory approvals. Additionally, pursuant to the Alterola Agreement, we received a six-month option (the “Alterola Option”) to acquire all remaining issued and outstanding shares of Alterola Stock, subject to customary due diligence, and regulatory, stockholder and other necessary approvals. The Alterola Agreement provides that the parties shall use their good faith efforts to enter into a definitive agreement setting forth the binding terms of the Alterola Transaction, whereby we shall acquire all remaining Alterola Stock in exchange for an additional $6 million together with an aggregate of $40 million of shares of our Common Stock. However, the Alterola Agreement did not include material terms related to any proposed acquisitive transaction with Alterola and there is no guarantee that we will agree to terms or definitive documentation with Alterola in order to effect the proposed merger transaction. Further, even if we are able to agree to terms with Alterola for a merger transaction, there is no guarantee that the terms will be favorable to and approved by our stockholders, that the transaction will be completed in the time frame or in the manner currently anticipated, or that we will recognize the anticipated benefits of the transaction.

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We may engage in future acquisitions or strategic transactions, including the transaction with Alterola, which may require us to seek additional financing or financial commitments, increase our expenses and/or present significant distractions to our management.

As described herein, we have recently entered into a non-binding letter of intent to merge the Company with Alterola which enables us to conduct due diligence and negotiate the terms of a definitive merger agreement. In the event we engage in an acquisition or strategic transaction, we may need to acquire additional financing (particularly, if the acquired entity is not cash flow positive or does not have significant cash on hand). Obtaining financing through the issuance or sale of additional equity and/or debt securities, if possible, may not be at favorable terms and may result in additional dilution to our current stockholders. Additionally, any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, an acquisition or strategic transaction may entail numerous operational and financial risks, including the risks outlined above and additionally:

●	exposure to unknown liabilities;
●	disruption of our business and diversion of our management’s time and attention in order to develop acquired products or technologies;
●	higher than expected acquisition and integration costs;
●	write-downs of assets or goodwill or impairment charges;
●	increased amortization expenses;
●	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;
●	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and
●	inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, and any transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Risks Related to our Business and Operations - Intellectual Property

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights.

We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

We are subject to risks related to information technology systems, including cyber-security risks; successful cyber-attacks or technological malfunctions can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential information and reputational risk, all of which would negatively impact our business, financial condition or results of operations.

Our use of technology is critical to our continued operations. We are susceptible to operational, financial and information security risks resulting from cyber-attacks or technological malfunctions. Successful cyber-attacks or technological malfunctions affecting us or our service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential or proprietary information and reputational risk. As cybersecurity threats continue to evolve, we may be required to use additional resources to continue to modify or enhance protective measures or to investigate security vulnerabilities, which could have a material adverse effect on our business, financial condition or results of operations.

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We are reliant on our intellectual property; failure to protect our intellectual property could negatively affect our business, financial condition or results of operations.

Our success will depend in part on our ability to use and develop new extraction technologies, know-how and new strains of cannabis. We may be vulnerable to competitors who develop competing technology, whether independently or as a result of acquiring access to the proprietary products and trade secrets of acquired businesses. In addition, effective future patent, copyright and trade secret protection may be unavailable or limited in the U.S. due to federal illegality or in foreign countries and may be unenforceable under the laws of some jurisdictions. Failure to adequately maintain and enhance protection over our proprietary techniques and processes, as well as over our unregistered intellectual property, including policies, procedures and training manuals, could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

Our shares have a limited trading history and an active trading market may not develop or continue to be liquid, and the market price of our shares of Common Stock may be volatile.

Our shares are listed and traded on Nasdaq. Prior to the listing on Nasdaq, there had not been a public market for our Common Stock, and an active market for our Common Stock may not develop or be sustained, which could depress the market price of our securities and could affect the ability of our stockholders to sell our Common Stock at favorable prices. In the absence of an active public trading market, investors may not be able to liquidate their investments in our shares of Common Stock. An inactive market may also impair our ability to raise capital by selling our Common Stock or equity-linked securities, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our Common Stock or equity-linked securities consideration. Further, the market price of our Common Stock has been and may continue to be, volatile. Between May 17, 2022, the date our Common Stock began trading on Nasdaq, and September 20, 2022, the market price of our Common Stock ranged from a high of $58.00 on May 18, 2022 to a low of $1.00 on August 30, 2022.

The market price of our Common Stock has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control.

The market price of our Common Stock has fluctuated, and may continue to fluctuate, widely, due to many factors, some of which may be beyond our control. These factors include, without limitation:

●	“short squeezes”;
●	comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;
●	an increase or decrease in the short interest in our Common Stock;
●	actual or anticipated fluctuations in our financial and operating results;
●	risks and uncertainties associated with events and macroeconomics events such as the ongoing COVID-19 pandemic, fluctuations in U.S. interest rates and rapid inflation; and
●	overall general market fluctuations.

Publicly traded companies’ stock prices in general, and our stock price in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies and our company. For example, on May 18, 2022 and August 30, 2022, the closing price of our Common Stock was $48.08 and $1.04, respectively, and the daily trading volume on these days was approximately 3,221,100 and 314,900 shares, respectively. These broad market fluctuations may adversely affect the trading price of our Common Stock. In particular, a proportion of our Common Stock has been, and may continue to be, traded by short sellers which may put pressure on the supply and demand for our Common Stock, further influencing volatility in the market price. Additionally, these and other external factors have caused, and may continue to cause, the market price and demand of our Common Stock to fluctuate, which may limit or prevent investors from readily selling their shares of Common Stock and may otherwise negatively affect the liquidity of our Common Stock.

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A “short squeeze” due to a sudden increase in demand for shares of our Common Stock could lead to extreme price volatility in shares of our Common Stock.

Investors may purchase shares of our Common Stock to hedge existing exposure or to speculate on the price of our Common Stock. Speculation of the price of our Common Stock may lead to long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Common Stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our Common Stock for delivery to lenders of our Common Stock. Those repurchases may in turn, dramatically increase the price of our Common Stock until additional shares of our Common Stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A proportion of our Common Stock has been, and may continue to be, traded by short sellers which may increase the likelihood that our Common Stock will be the target of a short squeeze. A short squeeze could lead to volatile price movements in shares of our Common Stock that are unrelated or disproportionate to our operating performance and, once investors purchase the shares of our Common Stock necessary to cover their short positions, the price of our Common Stock may rapidly decline. Investors that purchase shares of our Common Stock during a short squeeze may lose a significant portion of their investment.

You may be diluted by issuances of preferred stock or additional Common Stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our certificate of incorporation, as amended and restated, authorizes us to issue up to 200,000,000 shares of Common Stock and up to 10,000,000 shares of preferred stock. Additionally, our amended and restated certificate of incorporation which authorizes us to issue shares of Common Stock and options, rights, warrants and appreciation rights relating to our Common Stock for the consideration and on the terms and conditions established by our Board of Directors (the “Board”), in its sole discretion. We could issue a significant number of shares of Common Stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our Common Stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our Common Stock, either by diluting the voting power of our Common Stock if the preferred stock votes together with the Common Stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our Common Stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Common Stock by making an investment in the Common Stock less attractive. For example, investors in the Common Stock may not wish to purchase Common Stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Common Stock at the lower conversion price, causing economic dilution to the holders of Common Stock.

The Company has a limited number of shares of Common Stock available for future issuance which could adversely affect the Company’s ability to raise capital or consummate acquisitions.

The Company is currently authorized to issue 200,000,000 shares of Common Stock under its certificate of incorporation, as amended and restated. As of September 20, 2022, the Company had issued 169,342,300 shares of Common Stock and had 9,523,810 shares of Common Stock reserved for issuance upon exercise of the Warrants.

Due to the limited number of authorized shares of Common Stock available for issuance, the Company may not be able to raise additional equity capital or complete a merger, other business combination or partnership unless the Company increases the number of shares it is authorized to issue.

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If the Company does not receive the requisite stockholder approval at a special meeting to increase the number of shares it is authorized to issue, its operations could be materially adversely impacted. In addition, an increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the Company’s stockholders.

The future exercise of registration rights may adversely affect the market price of our Common Stock.

Certain of our stockholders have registration rights for restricted securities. We are obligated to register certain securities including the Shares and Warrant Shares offered hereby. Sales of a substantial number of shares of Common Stock pursuant to this prospectus in the public market could occur at any time our prospectus remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. We do not intend to pay any dividends to holders of our Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if our Board does not declare and pay dividends, the capital appreciation in the price of our Common Stock, if any, will be your only source of gain on an investment in our Common Stock, and you may have to sell some or all of your Common Stock to generate cash flow from your investment.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline.

We expect the trading market for our Common Stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our Common Stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of our Common Stock.

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We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year following the fifth anniversary of becoming a public company. As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards.

We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our Common Stock less attractive as a result, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

We are a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors.

For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. It is possible that some investors will find our Common Stock less attractive as a result, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

Provisions of our amended and restated certificate of incorporation and bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

In addition, our amended and restated certificate of incorporation authorizes the issuance of shares of preferred stock which will have such rights and preferences determined from time to time by our Board. Our Board may, without stockholder approval, issue additional preferred shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

The choice of forum provision in our amended and restated bylaws, could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or colleagues.

Our amended and restated bylaws, provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, or any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other colleagues, which may discourage such lawsuits against us and our directors, officers and other colleagues. Alternatively, if a court were to find such choice of forum provisions to be inapplicable or unenforceable in an action, including but not limited to claims brought in connection with the Securities Act or Exchange Act, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Investors are unable to waive compliance with U.S. federal securities laws and the rules and regulations thereunder.

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The forum selection provision is intended to apply “to the fullest extent permitted by applicable law,” subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision will not apply to actions brought under the Securities Act, or the rules and regulations thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. As such, stockholders of the Company seeking to bring a claim regarding the internal affairs of the Company may be subject to increased costs associated with litigating in Delaware as opposed to their home state or other forum, precluded from bringing such a claim in a forum they otherwise consider to be more favorable, and discouraged from bringing such claims as a result of the foregoing or other factors related to forum selection. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations involves significant legal and financial compliance costs, may make some activities more difficult, time-consuming or costly and may increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the last day of the fiscal year following the fifth anniversary the last day of the fiscal year ending after the fifth anniversary of the listing of our Common Stock on Nasdaq; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of the Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

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As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition are highly visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are subject to additional regulatory burdens as a public company.

We are required to operate, maintain and oversee financial management control systems to manage our obligations as a public company listed on Nasdaq and registered with the SEC . These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We expended significant resources to improve these systems in preparation for becoming a public company, and continue to review and improve these systems, but we cannot assure holders of our Common Stock that these and other measures we might take will be sufficient to allow us to satisfy our obligations as a public company. In addition, compliance with reporting and other requirements applicable to public companies listed on Nasdaq create additional costs for us and require management’s time and attention. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

We may be exposed to currency fluctuations.

Although our revenues and expenses are expected to be predominantly denominated in U.S. dollars, we may be exposed to currency exchange fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. Fluctuations in the exchange rate between the U.S. dollar and the currency of other regions in which we may operate or have customers may have a material adverse effect on our business, financial condition and operating results. We may, in the future, establish a program to hedge a portion of our foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if we develop a hedging program, there can be no assurance that it will effectively mitigate currency risks.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

There can be no assurances that our shares listed on Nasdaq will not be subject to potential delisting if we do not continue to maintain the listing requirements of Nasdaq.

Our Common Stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “BGXX.” Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from Nasdaq), would make it more difficult for shareholders to sell our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. This could have an adverse effect on the price of our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

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If we cannot continue to satisfy the rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Even though our Common Stock is listed on Nasdaq, we cannot assure you that our Common Stock will continue to be listed on Nasdaq.

We are required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. We may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Investment in our Common Stock is speculative and involves a high degree of risk. You may lose your entire investment.

There is no guarantee that the Common Stock will earn any positive return in the short term or long term. A holding of our Common Stock is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of our Common Stock is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

The Company will not receive any of the proceeds from the sale of Common Stock in this offering, so your purchase of Common Stock will not directly benefit the Company.

The selling securityholders will receive all of the net proceeds from the sale of the Common Stock in this offering. We will not receive any proceeds from the sale of the Common Stock in this offering, so we will not directly benefit from your purchase of such shares of Common Stock. We will, however, bear the costs incurred in connection with the registration of these shares of Common Stock. Upon a cash the exercise of the Warrants, we will receive the exercise price of the Warrants.

Your ownership interest will be diluted and our stock price could decline when we issue additional shares of Common Stock.

We expect to issue from time to time in the future additional shares of Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Common Stock in connection with possible financings, acquisitions, equity incentives for employees or otherwise. Any such issuance could result in substantial dilution to existing shareholders and cause the trading price of the Common Stock to decline.

We have issued warrants and may continue to issue additional securities in the future. The exercise of these warrants and the sale of the Common Stock issuable thereunder may dilute your percentage ownership interest and may also result in downward pressure on the price of our Common Stock.

As of September 20, 2022 we have issued and outstanding warrants to purchase 9,523,810 shares of Common Stock at an exercise price of $1.05 per share, subject to adjustment as described therein. Because the market for our Common Stock may be thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our Common Stock. Furthermore, the mere existence of a significant number of shares of Common Stock issuable upon exercise of our outstanding securities may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our Common Stock.

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USE OF PROCEEDS

All of the shares of Common Stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $10 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

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MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock is quoted on Nasdaq under the symbol “BGXX.” As of September 20, 2022, there were approximately 111 record holders of our Common Stock.

Dividend Policy

Since our inception, we have not paid any dividends on our Common Stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our Common Stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes included at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Overview and History

Bright Green Corporation (“Company”, “BGC”, “we”, “us”, or “our”) is one of the first companies in the U.S. to receive conditional approval from the United States Drug Enforcement Administration (the “DEA”) to cultivate, manufacture and sell cannabis through DEA-approved channels on terms agreed by both the DEA and BGC. The DEA’s Final Rule on the topic estimated that it would award between three and fifteen companies with these registrations. BGC will produce cannabis in full compliance with all federal, state, and local laws for the U.S. government and pharmaceutical producers of medicinal cannabis products who are also licensed by the DEA.

BGC was incorporated in the State of Delaware in April 2019. In October 2020, BGC and GGG consummated the GGG Merger pursuant to the GGG Agreement. In November 2020, BGC and Naseeb consummated the Naseeb Merger pursuant to the Naseeb Agreement.

BGC owns a 70-acre parcel of land, on agricultural property, which includes a completed 22-acre greenhouse structure. The Company also owns a 40-acre parcel of land nearby, and holds options for two additional 300-acre properties which are adjacent to the owned properties (one is known as the “Candelaria” property, and the other is known as the “Azuz” property). Once the project is completed, the existing 22-acre greenhouse will be used to cultivate non-cannabis herbs and medicinal plants.

BGC entered into the Memorandum of Agreement with the DEA (the “MOA”) in May of 2021 following the DEA’s determination that BGC’s application materials appeared consistent with the statutory and regulatory framework. The MOA outlines how BGC will work with the DEA to facilitate the production, storage, packaging, and interstate distribution of federally legal cannabis.

The MOA provides a path to Bright Green for full federal registration to grow in New Mexico and distribute across the United States, any (or all) of the following Schedule I controlled substances: “Marihuana Extract” (7350) and “Marihuana” (7360). The MOA further provides BGC may sell such products to licensed researchers and registered manufacturers in the U.S. and internationally, and may use such product for internal product development and research. Complementary licenses for the same purpose have also been issued by the State of New Mexico under the New Mexico Board of Pharmacy to BGC. The MOA also anticipates BGC will grow cannabis for its own research and product development efforts, which may include the bulk manufacturing of marijuana extracts and highly purified cannabinoids and derivatives.

In addition to the existing greenhouse, BGC will be undergoing new construction to establish a state-of-the-art facility headquartered on our property in Grants, NM. First, we will retrofit the 22-acre existing greenhouse to make it operational. This renovation is underway and we expect it to be completed in June 2022. Within the first 10- acres of that existing greenhouse retrofit, we will include a two-acre University Greenhouse to begin housing our cannabis research, development, cultivation and manufacturing operations. This greenhouse facility will have production capacity for 50,000 cannabis plants at all times of differing maturity levels. Additionally, we estimate we will harvest approximately 300,000 mature plants per year (with multiple harvests per year). The University Greenhouse will house our research and development facility pursuant to potential partnership and other arrangements with leading U.S. universities.

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BGC is constructing two additional greenhouses on the Candelaria and the Azuz properties. Each of these will be 57 acres and are substantially larger and will take longer to build than the retrofit of the existing greenhouse.

Our new construction facilities will include automated robotics such as the Visser transplanter robot, as well as automated growing systems to optimize growth at each stage of plant development. Additionally, they will include the following technological innovations:

●	Technologically advanced greenhouse design, which allows for maximum environmental control, cost-efficiency, and a low carbon footprint;
●	Environmentally sustainable cultivation methodology and practices in harmony with New Mexico’s unique climate, using naturally available resources;
●	Cultivation at a large scale to provide consistent, secure supply for researchers and the pharmaceutical industry;
●	A patented air ventilation system, which uses ambient physical properties to generate optimal indoor conditions based upon the data driven growing strategy, with minimum use of energy, which in turn enables the highest yield and quality of crop in the shortest time;
●	Ebb-flood irrigation to enable the use of mildew resistant cultivars;
●	Fully-implemented pest/disease scouting system;
●	Controlled output through Pharma grade drying and extraction;
●	Extraction and separation techniques allowing for specific combinations of cannabinoids and other properties from cannabis for targeted therapeutics; and
●	Tamper-proof track & trace and record keeping system.

Once completed, the newly constructed fully automated facilities will be developed to grow medicinal plants, including cannabis. Upon receipt of final registration from the DEA as described above, we plan to cultivate and manufacture cannabis for federally sanctioned research, as well as perform authorized research on cannabis, including but not limited to CBN, CBG, and CBD. We also plan to leverage our cultivation, research, and manufacturing facilities to develop and commercialize approved medical cannabis products to sell to DEA registered pharmaceutical producers.

Our approximate budget is as follows for the capital construction project:

●	The Company continues to renovate the existing greenhouses and will incur $5,000,000 in costs in 2022 to make the greenhouses operational. This will also contain the University Greenhouse within the first 10-acres. The budget for that is approximately $8,500,000, of which $6,500,000 is expected to be incurred in 2022 and the remaining $2,000,000 in 2023.
●	Phase 1 Greenhouse (“Candelaria”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $160,000,000, of which $1,750,000 is expected to be incurred in 2022, $118,250,000 in 2023 and the remaining $40,000,000 in 2024.
●	Phase 2 Greenhouse (“Azuz”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $105,000,000, of which $1,000,000 is expected to be incurred in 2022, $84,000,000 in 2023 and the remaining $20,000,000 in 2024.
●	The Tissue Lab installation and turnkey consulting plus CO2 extraction installation has a budget of approximately $19,200,000 and will commence and be completed in 2023.

Cumulatively, of the total expected expenditures of $297,700,000, $14,250,000 is expected to be incurred in 2022, $223,450,000 in 2023, and the remaining $60,000,000 in 2024.

Project	Total Spend	2022	2023	2024
Existing Greenhouse (including University Greenhouse)	$13,500,000	$11,500,000	$2,000,000
Phase I - Candelaria	$160,000,000	$1,750,000	$118,250,000	$40,000,000
Phase II - Azuz	$105,000,000	$1,000,000	$84,000,000	$20,000,000
Tissue Lab	$19,200,000		$19,200,000
Total:	$297,700,000	$14,250,000	$223,450,000	$60,000,000

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All timing and expenditure estimates are subject to change due to supply chain constraints and are contingent upon successful raise of capital from investors.

BGC will engage in cannabis propagation, cultivation, and manufacturing of cannabis products including cannabis flower, pre-rolls, concentrates, vape pens, capsules, tinctures, edibles, topicals and any other cannabis-related products requested for authorized sales. BGC plans to sell mostly extracted oils from medicinal plants grown in these high-tech facilities and processed onsite through a proprietary system that vertically integrates the genetically altered growth of the plants to conform to automated growing systems.

Recent Developments

May 2022 Private Placement

On May 2, 2022, the Company consummated a private placement transaction, whereby the Company issued an aggregate of 300,000 shares of Common Stock at a purchase price of $10.00 per share, to two accredited investors, each of whom were existing shareholders of the Company, for gross cash proceeds of $3,000,000.

The Company relied upon the exemption provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act in connection with issuance and sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company’s business and operations. There were no general solicitations in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts.

Direct Listing of Common Stock

On May 17, 2022, we completed a direct listing of our Common Stock (the “Direct Listing”), on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BGXX.” We incurred fees related to financial advisory service, audit, and legal expenses in connection with the Direct Listing and incurred approximately $4,000,000 in general and administrative expenses during the six months ended June 30, 2022. In addition, in connection with the Direct Listing, and pursuant to a financial advisory agreement by and between the Company and EF Hutton, division of Benchmark Investments, LLC (the “Advisor”) dated April 8, 2022, we issued the Advisor, or its permitted designees, an aggregate of 1,574,490 shares of Common Stock in connection with the Direct Listing. The shares were issued by the Company’s transfer agent on June 3, 2022.

June 2022 Shareholder Line of Credit

On June 5, 2022, the Company and the Lender, a member of the board of directors, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

As of June 30, 2022, the Company had drawn down $2.0 million. In July 2022, the Company drew another $1.0 million.

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Coronavirus (“COVID-19”) Impact

The outbreak of COVID-19, a novel strain of coronavirus first identified in China, which has spread across the globe including the U.S., has had an adverse impact on our operations and financial condition. Most recently, the response to this coronavirus by federal, state and local governments in the U.S. has resulted in the significant market and business disruptions across many industries and affecting businesses of all sizes. This pandemic has also caused significant stock market volatility and further tightened capital access for most businesses. Given that the COVID-19 pandemic and its disruptions are of unknown duration, they could have an adverse effect on our liquidity and profitability.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within this prospectus.

See the section titled “Risk Factors” included elsewhere in this prospectus for further discussion of the possible impact of the COVID-19 pandemic on our business.

Eastern European Conflict Impact

In late February 2022, Russian military forces launched significant military action against Ukraine. Sustained conflict and disruption in the region is likely. The aggregate impact to Eastern Europe and Europe as a whole, as well as actions taken by other countries, including new and stricter sanctions by the United States, Canada, the United Kingdom, the European Union, and other countries and organizations against officials, individuals, regions, and industries in Russia, Belarus and Ukraine, and each country’s potential response to such sanctions, tensions and military actions, is not knowable at this time, and could have a material adverse effect on the Company, its business and operations.

Results of Operations

Year Ended December 31, 2021, Compared to Year Ended December 31, 2020

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the year ended December 31, 2021 and the year ended December 31, 2020. We have derived this data from our annual financial statements included elsewhere in this prospectus.

The Company has completed an audit of its 2021 and 2020 financial performance in accordance with the standards of the PCAOB. The Company has not started commercial operations but has incurred expenses in connection with corporate and administrative matters, upkeep of acquired properties for future growing, processing and distribution of medical plants, and improvements to those properties. These expenses include stock-based compensation for services rendered, legal and audit fees, and property-related expenses such as depreciation, insurance and taxes. As a result, the Company reported a net loss in all reporting periods. An analysis of the Company’s operating performance for the periods from incorporation through December 31, 2021, together with the Company’s income statement summarizing income and expense items are presented below.

During the year ended December 31, 2021, the Company reported a net loss of $2,490,499 compared to $3,052,779 in the same period last year. The decrease in net loss primarily resulted from a decline in share-based compensation and depreciation. Increases in professional fees partially offset these decreases.

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Liquidity and Capital Resources

As of December 31, 2021, the Company had cash of $1,282,565 compared to $102,263 as of December 31, 2020. The increase of $1,180,302 in cash was mainly from the sales of Common Stock of $3,130,000. This increase was partly offset by net cash used for operating activities. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at December 31, 2021, the Company had a total stockholders’ equity of $8,220,399 (2020 - $7,220,898).

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at December 31, 2021, had an accumulated deficit of $6,413,744 (2020 -$3,923,245) and a working capital of $1,282,829 (2020 – negative working capital of $175,332). The working capital as at December 31, 2021 is sufficient to pay its operating expenses for a period of at least 12 months from the date of the financial statement was authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating. During the year ended December 31, 2021, the Company raised $3,130,000 through Common Stock issuances. The Company has also raised $50,000 in January 2022. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the year ended December 31, 2021.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion about the Company’s significant accounting policies, refer to Note 3 “Summary of Significant Accounting Policies,” in the Company’s financial statements included in this prospectus. During the year ended December 31, 2021, no material changes were made to the Company’s significant accounting policies.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

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Results of Operations

Three and six months ended June 30, 2022 compared to three and six months ended June 30, 2021.

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the three and six months ended June 30, 2022 and June 30, 2021.

The Company has not started commercial operations but has incurred expenses in connection with corporate and administrative matters, upkeep of acquired properties for future growing, processing and distribution of medical plants, and improvements to those properties. These expenses include stock-based compensation for services rendered, legal and audit fees, and property-related expenses such as depreciation, insurance and taxes. As a result, the Company reported a net loss both reporting periods.

Revenue:

We are a start-up company and have not generated any revenues for the three and six months ended June 30, 2022 and 2021. We can provide no assurance that we will generate sufficient revenues from our intended business operations to sustain a viable business operation. In order to generate revenues, we must first receive receipt of final registration from the DEA as described above and begin operations.

Operating Expenses:

We incurred operating expenses in the amount of $19,181,093 for the three months ended June 30, 2022, as compared with $431,471 for the same period ended 2021. We incurred operating expenses in the amount of $19,907,439 for the six months ended June 30, 2022, as compared with $941,012 for the same period ended 2021. Our operating expenses for all periods consisted entirely of general and administrative expenses and depreciation. The detail by major category within general and administrative expenses for the three and six months ended June 30, 2022 and 2021 is reflected in the table below.

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Share based compensation	$14,578,468	$30,000	$14,578,468	$130,000
Professional fees	4,069,967	166,336	4,532,173	324,017
Travel	120,691	-	132,337	-
Other expenses	88,370	5,812	99,435	20,372
Licenses	70,335	5,635	81,658	10,935
Insurance	33,602	8,927	46,903	28,043
Property taxes	14,498	18,080	28,997	35,593
Land option	10,500	9,250	21,000	19,250
Total general and administrative expenses	$18,986,431	244,040	$19,520,971	568,210
Depreciation	194,662	187,431	386,468	372,802
Total operating expenses	$19,181,093	431,471	$19,907,439	941,012

The increase of $18,742,391 and $18,952,761 in our general and administrative expenses for the three and six months ended June 30, 2022, respectively, versus the same periods ended 2021 is largely the result of increased spending on share based compensation to service providers and executives and professional fees associated with the Direct Listing.

We expect our general and administrative expenses to increase in future quarters as we continue with our reporting obligations with the SEC and the increased expenses associated with increased operational activity, which is expected for the balance of the year.

Liquidity and Capital Resources

As of June 30, 2022, the Company had cash of $178,973 compared to $1,282,565 as of December 31, 2021. The decrease of $1,103,592 in cash was mainly from the use of funds for the construction in progress. This decrease was offset by cash received from the sales of Common Stock of $3,050,000 and drawn down on the Related Party Line of Credit of $2,000,000. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at June 30, 2022, the Company had a total stockholders’ equity of $5,941,428 (December 31, 2021 - $8,220,399).

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The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at June 30, 2022, had an accumulated deficit of $26,321,183 (December 31, 2021 -$6,413,744) and a negative working capital of $1,611,420 (December 31, 2021 - working capital of $1,282,829). The Company has also drawn down an additional $1,000,000 on the Related Party Line of Credit subsequent to June 30, 2022. The Company has sufficient working capital, inclusive of the ability to drawn down an additional $2,000,000 on the Related Party Line of Credit to pay its operating expenses for a period of at least 12 months from the date the condensed financial statements were authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the three months ended June 30, 2022, the Company raised $3,000,000 through Common Stock issuances. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the six months ended June 30, 2022.

Off-balance sheet arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion about the Company’s significant accounting policies, refer to Note 3 “Summary of Significant Accounting Policies,” in the Company’s financial statements included in this registration statement. During the six months ended June 30, 2022, no material changes were made to the Company’s significant accounting policies.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

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BUSINESS

Stockholders should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including our audited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Mission & Vision

Bright Green’s mission is to be the premier federally-authorized provider of cannabis in North America. Our vision is to improve the quality of life across a broad spectrum of demographics through the opportunities presented by medicinal applications of plant-based therapies, particularly cannabis-derived products.

Our Company

We are a first-mover in the U.S. federally-authorized cannabis space. We are one of a few companies who have received conditional approval based on already agreed terms from the DEA to produce federally legal cannabis, and have entered into the MOA with the DEA which permits BGC to proceed towards a Federal Registration for the Bulk Manufacturing of cannabis under DEA Document Control Number W20078135E.

Unlike state-licensed cannabis companies who engage in commercial sales to consumers, and whose businesses are legal under state law but not federal law, subject to the milestones and requirements set forth herein, we are conditionally authorized by the federal government to sell cannabis commercially for research and manufacturing purposes, export cannabis for international cannabis research purposes, and sell cannabis to DEA-registered pharmaceutical companies for the production of medical cannabis products and preparations. We plan to focus on the development of cannabis strains and sales of products with high contents of CBN (cannabinol) and CBG (cannabigerol). If and when permitted under federal law, we also plan to sell cannabis-derived CBN and CBG to consumers.

Because cannabis is a Schedule I Controlled Substance in the U.S., it has been historically under-researched. Though the majority of Americans now live in states where cannabis is legal, the full potential of the cannabis plant for medicinal use remains understudied due to limited access to federally-approved cannabis. The DEA recently issued a call for more cannabis research supply based on the increased demand for cannabis research in the U.S. As described herein, we received conditional approval from the DEA based on already agreed terms set forth in the MOA. Final approval from the DEA is conditioned on, among other things, completed construction of manufacturing and production facilities and systems. Completion of construction is subject to the risk factors described herein and also requires successful fundraising.

Final registration under the MOA is anticipated in September 2022, and is contingent upon completion of construction and a successful inspection by the DEA of BGC’s facilities. Additionally, BGC must comply with the terms agreed upon pursuant to the MOA which includes: submitting an Individual Procurement Quota on or before April 1 of each year utilizing DEA Form 250; submitting an Individual Manufacturing Quota on or before May 1 of each year utilizing DEA Form 189; collecting samples of cannabis and distributing them to DEA-registered analytical laboratories for chemical analysis during the pendency of cultivation and prior to the DEA’s taking possession of the cannabis grown; providing the DEA with 15-day advance written notification, via email, of its intent to harvest cannabis; following the DEA’s packaging, labeling, storage and transportation requirements; distributing DEA’s stocks of cannabis to buyers who entered into bona fide supply agreements with the Company; providing the DEA with 15-day advance written notification of its intent to distribute cannabis; invoicing the DEA for harvested cannabis that it intends to sell to the DEA.

Following final approval from the DEA, we will be permitted to cultivate and manufacture cannabis, supply cannabis researchers in the U.S. and globally, and produce cannabis for use in pharmaceutical production of prescription medicines within the U.S. There is no guarantee that we will receive final approval from the DEA. Our activities will be legal under federal law, which sets BGC apart from most U.S. cannabis companies.

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We have assembled an experienced team of medical professionals and researchers, international horticultural growers and experts, and construction and cannabis production professionals, which we believe position us as a future industry leader in the production of cannabis.

Background

BGC owns a 70-acre parcel of land, on agricultural property, which includes an existing 22-acre greenhouse structure. The Company also owns a 40-acre parcel of land nearby, and holds options for two additional 300-acre properties which are adjacent to the owned properties (the Candelaria property and the Azuz property).

First, BGC will retrofit the existing 22-acre greenhouse to make it operational. Once the project is completed, we plan to use the existing 22-acre greenhouse to cultivate non-cannabis herbs and medicinal plants. We expect to complete renovations of the existing 22-acre greenhouse in September 2022. Within the first 10-acres of that existing greenhouse retrofit, we will include a two-acre University Greenhouse to house our cannabis research, development, cultivation and manufacturing operations. We expect that this greenhouse facility will have production capacity for 50,000 cannabis plants at all times of differing maturity levels. Additionally, we estimate we will harvest approximately 300,000 mature plants per year (with multiple harvests per year). Our plan is to have the University Greenhouse house our research and development facility pursuant to potential partnership and other arrangements with leading U.S. universities.

In addition to the existing greenhouse, we plan to construct BGC is constructing two additional 57-acre greenhouses, one on the Candelaria property and one on the Azuz properties.

We have engaged Dalsem, a developer of high-technology greenhouses worldwide, to complete construction, and have negotiated an agreement with them which is being drafted by our legal team.

BGC will leverage automation throughout the facility to ensure that all of BGC’s processes are reliable and consistent, including the Visser transplanter robot or Visser potting robot, and automated growing systems. New Mexico’s uniquely predictable climate and abundant sunshine make it an ideal setting for cultivation of cannabis in a greenhouse. BGC will use state-of-the-art technology to cultivate cannabis in an efficient, standardized, and cost-effective way. The technologies specific to our planned greenhouses include:

●	Technologically advanced greenhouse design, which allows for maximum environmental control, cost-efficiency, and a low carbon footprint;
●	Environmentally sustainable cultivation methodology and practices in harmony with New Mexico’s unique climate, using naturally available resources;
●	Cultivation at a large scale to provide consistent, secure supply for researchers and the pharmaceutical industry;
●	A patented air ventilation system, which uses ambient physical properties to generate optimal indoor conditions based upon the data driven growing strategy, with minimum use of energy, which in turn enables the highest yield and quality of crop in the shortest time;
●	Ebb-flood irrigation to enable the use of mildew resistant cultivars;
●	Fully-implemented pest/disease scouting system;
●	Controlled output through Pharma grade drying and extraction;
●	Extraction and separation techniques allowing for specific combinations of cannabinoids and other properties from cannabis for targeted therapeutics; and
●	Tamper-proof track & trace and record keeping system.

Our agricultural property has adequate utilities and water and is ideally situated to cultivate and process cannabis in harmony with the surrounding environment, using the most advanced technology. The result will be consistent, pure, high-quality cannabis and cannabis extracts that will provide consistent, safe inventory for cannabis researchers around the nation.

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Planned Business Lines

Domestic Cannabis for U.S. Researchers and Registered Manufacturers

We plan to sell cannabis to research institutions, pursuant to our conditional approval from the DEA. Sales of THC cannabis products will be made only via bona fide supply agreements from existing DEA registrants, and will not be directly to consumers. Following final approval from the DEA, we plan to apply for a Controlled Substances Bulk Manufacturing License to cultivate and manufacture cannabis for sale to federally funded research institutions and other purposes. There is no guarantee that we will receive final approval from the DEA.

Once we are authorized to begin operations by the DEA, we will be permitted to supply DEA-registered research institutions with cannabis that contains high levels of THC. Additionally, we plan to conduct in-house research at our own facilities. Our license will also allow us to provide our products to in-house researchers, which we believe will allow us to conduct cutting edge research into plant-based therapies using cannabis. We have been granted several patents for cannabis based products. See “Business-Intellectual Property”.

Given the competitiveness of the process to obtain a DEA registration to cultivate and process cannabis, and the continued federal illegality of cannabis in the U.S., we believe we will be uniquely positioned to capture significant parts of the cannabis research supply market. The market for clinical research has grown exponentially over the past decades, and we project cannabis research to take a similar trajectory.

Cannabis for International Export

Our DEA registration will also allow us to export cannabis to researchers internationally. Given our state of the art facility in development, as well as the cannabis manufacturing expertise of our team, the unique climate of New Mexico and its suitability for cannabis crop, we anticipate significant demand for our high-quality cannabis products from international markets.

Cannabis for U.S. Pharmaceutical Production - CBN and CBG

Our DEA registration, once completed to allow us to begin operations, will allow us to sell cannabis to DEA-registered pharmaceutical companies for the purpose of producing medicinal cannabis or cannabis preparations. There is significant potential for revenue from pharmaceutical companies that currently manufacture or desire to manufacture drugs containing cannabis extracts, either on an over-the-counter or prescription basis.

Further, we plan to sell cannabinoid-focused products, once legal under applicable law. This business is dependent on federal legalization of cannabis in the U.S., and there is no guarantee that such federal legalization will occur. CBG and CBN are cannabinoids, like CBD, which can be derived from the cannabis plant. The CBG and CBN extracts we plan to produce would be sold to pharmaceutical companies and other market participants. The Company is in preliminary discussions with several pharmaceutical companies in connection with proposed supply contracts for CBN and CBG high grade oil extracts, to be used in healthcare, hormone balance and anti-aging studies. We plan to distinguish ourselves by focusing on CBN and CBG, which offer alternative health and wellness benefits to CBD. By focusing on cannabis-derived CBN and CBG rather than hemp-derived CBD, we will leverage the potential growth opportunity offered by these alternative cannabinoids. The cannabis plant contains hundreds of cannabinoids and other parts, and due to the ongoing federal illegality severely restricting research on these components, many believe that there is health and wellness potential in some of these plant derivatives that has not yet been studied.

FDA Supply

The FDA has stated that it recognizes that there is significant interest in the development of therapies and other consumer products derived from cannabis. The FDA has stated that it is committed to protecting the public health while also taking steps to improve the efficiency of regulatory pathways for the lawful marketing of appropriate cannabis and cannabis-derived products. The FDA has stated that it is working to answer questions about the science, safety, and quality of products containing cannabis and cannabis-derived compounds. BGC will be well-positioned to act as a partner to the FDA as it advances these efforts, and we will be one of the few federally-registered suppliers of cannabis available to the FDA for any of its research or exploration efforts in the space. As noted elsewhere, it is also possible that the FDA may move forward with regulating cannabis products, which could materially affect our business plan depending on what the future regulatory requirements would be. Moreover, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis

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CBG and CBN to Consumers Post-Legalization

Once cannabis legalization occurs at the federal level, we will plan to sell high CBN and CBG cannabis directly to consumers. We anticipate that we will already have been able to refine our production methods and products for consistency and quality by the time federal legalization occurs, and will be well-positioned to offer our products directly to consumers, once it is federally legal to do so. This business line is dependent on federal legalization of cannabis in the U.S., and there is no guarantee that such federal legalization will occur.

Production Capabilities

BGC has adopted a phased approach to increase production on its site in Grants, New Mexico. In the first phase, the existing 22-acre Venlo greenhouse will be renovated and an initial 10- acres will be prepared for operations. The University Greenhouse will be contained within those first 10- acres. Subsequently, one of two larger greenhouses will be built in Phase 2, with the second following immediately in Phase 3.

Timeline

The existing 22-acre Venlo greenhouse is currently under renovation. The first 10- acres of the greenhouse are expected to be completed in September 2022, though there may be delays due to global supply chain issues. The University Greenhouse will be located within the first 10-acres of the existing Venlo greenhouse and the 10-acre facility will be operational upon receiving final approval from the DEA, and will provide the initial supply of marijuana and marijuana extracts. Our first harvest will begin once we receive final approval from the DEA, and will be complete approximately two months from the first planting. We plan to implement a phased approach to the build out of Phase 1 and Phase 2 and to plant intermittently as phases of each greenhouse reach completion with estimated planting dates to be completed in tranches as follows: March 2023, September 2023, March 2024, September 2024.

Based on the targeted production plan, BGC will have capacity for the following outputs once all of the greenhouse facilities are complete:

●	50,000 cannabis plants in the facility at all times and at different maturity levels;
●	Annual harvested plants approximately 300,000 (multiple harvests per year); and
●	Capacity to process 5,000 lbs. of plant material per day, using supercritical CO2 extraction.

BGC plans to cultivate marijuana and focus on the production of dried flower, and oils and marijuana extracts. BGC may also produce edibles which contain extracts, if permitted by DEA regulations and requested by customers.

The BGC process draws on expertise from Aurora Larssen Projects, who have completed over 50 fully legal cannabis projects in jurisdictions throughout the world, including Canada, Australia and Denmark. BGC is in discussions to enter into a supply agreement with cannabis tissue supplier Nordic Supreme. Following execution of a definitive supply agreement, Nordic Supreme will supply BGC with proven cannabis genetics from their facilities in Denmark. We plan to finalize and enter into a definitive agreement with Nordic Supreme in the fourth quarter of 2022.

We have not yet entered into a formal agreement with Aurora Larssen for consulting and the development of best practices for our cultivation and manufacturing operations. Aurora Larssen will provide BGC with technical design services related to the greenhouse retrofit and construction in Grants, New Mexico. The scope of our agreement with Aurora Larssen will be tailored to support and complement Dalsem. Aurora Larssen will first consult on the retrofit for the existing 22-acre greenhouse and then consult on the Dalsem build of the two new greenhouses. Aurora Larssen will then implement a Quality Management System, along with the applicable documents, forms, logbooks, and SOPs required to achieve GACP/GMP and DEA compliance.

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Dalsem will be BGC’s principal supplier of the greenhouse building materials which will include hot dipped galvanized steel, aluminum system profiles for the outside cladding and horticultural glass as covering. Dalsem will also provide irrigation building materials and components for building the Visser Transplanter. There could be price fluctuations for these materials depending on the cost of raw materials like steel, glass, and aluminum. PlantLogic will supply plastic pots and water collection for the coco peat insert material to grow plants, and Fertoz will provide organic soil for our facility. Octillo Lumber supplied the steel mesh, and barbed wire for the property’s perimeter fence. The parts for the security fencing are currently onsite.

Intellectual Property

BGC holds four issued patents, and other approved patent applications, applications pending review and applications submitted for review. The patents held by the Company are: Patent No. 10,668,045 for topical massage oil and cream containing CBD, CBN, Curcumin and Boswellia Resin; Patent No. 10,946,307 Extraction of Cannabinoids, Curcuminoids and Ginsenosides; Patent No. 10,946,308 Enzymatic Method for Extraction and Purification of Phytocannabinoids; and Patent No. 11,197,833 Fortified CBD oil for treatment of PTSD.

Patents Issued

Patent Name	Type of Patent Protection (composition of matter, method, or use)	Patent Number	Expiration Date	Jurisdiction
Topical massage oil and cream containing CBD, CBN, Curcumin and Boswella Resin	Method & Composition	10,668,045	7/12/2039	U.S.
Extraction of Cannabinoids, Curcuminoids and Ginsenosides	Method	10,946,307	7/12/2039	U.S.
Enzymatic Method for Extraction and Purification of Phytocannabinoids	Method	10,946,308	7/12/2039	U.S.
Fortified CBD oil for treatment of PTSD	Method	11,197,833	7/12/2039	U.S.

Patent Applications Submitted

Patent Application Name	Type of Patent Protection (composition of matter, method, or use)	Patent Application Number	Patent Application Filing Date	Jurisdiction
Fortified CBD oil for Treatment of PTSD	Composition	17/523,464	November 10, 2021	U.S.
Dissolution of Curcuminoids from Turmeric in Cannabis oil	Method & Composition	63/279,396	November 15, 2021	U.S.
Fortified cannabis oil and beverages containing cannabis oil and curcuminoids	Method	63/279,406	November 15, 2021	U.S.
Fortified Cannabis Oil Topical Preparations for Dermal (Skin) Health	Method	63/279,413	November 15, 2021	U.S.
Chromatographic separation of THC, CBD and other cannabinoids	Method	63/279,419	November 15, 2021	U.S.
Cannabinoid Mixture	Method & Composition	63/279,369	November 15, 2021	U.S.
Chromatographic separation of THC, CBD and other cannabinoids	Method	63/279,428	November 15, 2021	U.S.
Method for enriching Cannabinol (CBN) in Cannabis oil	Method	63/279,442	November 15, 2021	U.S.
Generation of new varieties of cannabis by ethyl methane sulfonate (EMS) Mutagenesis of cannabis seeds	Method	63/279,446	November 15, 2021	U.S.
Selection of new varieties of cannabis through somatic embryogenesis	Method	63/279,451	November 15, 2021	U.S.
Fortified cannabis oil for treating sleep disorders	Method	63/279,456	November 15, 2021	U.S.

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Recent Developments and Current Licenses Held

In May 2021, BGC entered into the MOA with the DEA to grow cannabis for federally sanctioned research. Final registration is anticipated in the coming months, and is contingent upon completion of construction (which will require successful fundraising required to complete construction), and a successful inspection by the DEA of BGC’s facilities, based on the terms agreed upon pursuant to the MOA. The MOA with the DEA is effective for a one-year term, renewable for up to four additional one-year terms. There is no guarantee that we will obtain the necessary authorization now, or in the future for renewal purposes. On July 23, 2020, BGC received approval from the State of New Mexico Board of Pharmacy to conduct Controlled Substances Manufacturing of Cannabis Products in the state, pursuant to receiving approval from the DEA to do so. On July 24, 2020, BGC submitted an application to the DEA for Controlled Substances Bulk Manufacturing of cannabis products for authorized purposes.

BGC is licensed by the State of New Mexico (Business License State Tax ID # 03-324986-00-5), The New Mexico Board of Pharmacy (Controlled Substance Facility Wholesaler No. CS00229100 valid through July 31, 2024) and Controlled Substance Manufacturer (No. WD00012763, valid through December 31, 2022); however, BGC may not commence cannabis growing operations until both the State of New Mexico and the federal government or its authorized agencies, in particular the DEA, have signed off and fully authorized that Bright Green Corporation is in full compliance of all applicable rules. BGC also holds a Continuous Hemp Commercial Research Production License, issued to James Colasanti, from the Board of Regents of the New Mexico State University, License No. CHPL-3-2021, expiring January 31, 2023.

Industry Overview

US Market Overview

The U.S. cannabis industry is undergoing rapid growth and change, particularly with the recent opening of opportunities for federally sanctioned research on cannabis in partnership with the DEA, as well as the federal legalization of hemp, and corresponding state and federal hemp research programs.

BGC plans to operate in the U.S. market for federally sanctioned cannabis — as a supplier of cannabis for research or DEA Registered Manufacturing purposes, and as a researcher itself. Importantly, all of BGC’s proposed activities will comply with all existing or future federal and state regulations.

Legal Background – Cannabis

Thirty-eight U.S. states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes (medical states). Eighteen of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes (sometimes referred to as adult use). Under U.S. federal law, however, those activities are illegal. Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis in-state or where those activities are deemed involved in interstate commerce, all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law.

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While the U.S. government has not enforced those laws against companies complying with state cannabis laws, it retains the authority to do so, and as such the likelihood of any future adverse enforcement against companies complying with state cannabis laws remains uncertain. In 2018, then-U.S. Attorney General Jefferson Sessions rescinded the DOJ’s previous guidance (the Cole Memo) that had given federal prosecutors discretion not to enforce federal law in states that legalized cannabis, as long as the state’s legal regime adequately addressed specified federal priorities. The Sessions memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions memo was issued nearly three years ago, however, U.S. Attorneys have not targeted state law compliant entities. The policy of not prosecuting companies complying with state cannabis laws is likely to continue under current U.S. Attorney General Merrick Garland.

Additionally, since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the DEA, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. However, the court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly. This affords some extra protection for medical cannabis businesses, but does not apply to adult use businesses. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, is still a possibility.

Despite the ongoing federal illegality of cannabis, the DEA authorizes certain institutions to conduct research using cannabis, and recently expanded those efforts. Between January 2017 and January 2019, the DEA’s projections for federally approved cannabis research projects increased dramatically, and as a result, the DEA more than quadrupled its production quota. In that time, the number of federally registered cannabis researchers increased by more than 40 percent, from 384 to 542. Subsequently, the DEA announced that it would, for the first time in decades, open up opportunities for additional cultivators to supply cannabis for this research.

On August 26, 2019, the DEA announced that it will further facilitate and expand scientific and medical research for cannabis in the United States, including registering additional entities to produce cannabis for researchers, to increase the amount and variety of cannabis available for research. The DEA intends this to “facilitate research, advance scientific understanding about the effects of marijuana, and potentially aid in the development of safe and effective drug products that may be approved for marketing by the Food and Drug Administration.” In other words, the U.S. government believes that cannabis research is in the public’s interest. Furthermore, this public statement acknowledges the possibility that medical cannabis or related products may, in the future, require FDA approval and come under the FDA’s FDCA jurisdiction. However, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA. Additionally, the costs of compliance with any future FDA requirements are unknown and our ability to meet those requirements is also unknown, which may increase our operating costs and inhibit our business prospects even in the case that the federal government were to legalize cannabis

On December 18, 2020, the DEA finalized new regulations pertaining to applications by entities seeking to become registered with the DEA to grow cannabis as bulk manufacturers for authorized purposes. Under these and other applicable regulations, applicants are responsible for demonstrating they have met various requirements, including requirements to possess appropriate state authority, document that their customers are licensed to perform research, and employ adequate safeguards to prevent diversion.

On May 14, 2021, the DEA announced memorandums of agreement were provided to an unspecified and unnamed number of companies to collaborate with the DEA “to facilitate the production, storage, packaging, and distribution of marijuana under the new regulations as well as other applicable legal standards and relevant laws.” To the extent these memorandums of agreement are finalized, DEA anticipates issuing DEA registrations to these manufacturers. Each applicant will then be authorized to cultivate cannabis – up to an allotted quota – in support of the more than 575 DEA-licensed researchers across the nation. As individual manufacturers are granted DEA registrations, that information will be made available on DEA’s Diversion Control website. As of 2022, six companies have been granted DEA registrations to bulk manufacture cannabis.

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In addition to anticipated expenses related to the DEA, we face expected costs related to compliance with existing environmental and other regulations at the local, state, and federal level, as well as future environmental or other regulations.

Recent Federal Cannabis Bills

President Biden’s campaign position on cannabis falls short of full legalization. He has campaigned on a platform of relaxing enforcement of cannabis proscriptions, including decriminalization generally. According to the Biden campaign website: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA Schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He has pledged to “decriminalize” cannabis, which could prompt his U.S. Attorney General to issue policy guidance to U.S. Attorneys that they should not enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. While President Biden’s promise to decriminalize likely would mean that the federal government would not criminally enforce the Schedule II status against state legal entities, and would expand opportunities for cannabis research in the U.S., the implications of the potential re-scheduling are not entirely clear for state legal commercial cannabis operators. Although the U.S. Attorney General could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law. The President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to the CSA’s Schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs federally legal.

Furthermore, while industry observers are hopeful that a Democrat-controlled Senate, along with a Biden presidency, will increase the chances of federal cannabis policy reform, there is no timeline for the passage of a bill legalizing cannabis. In July 2022, Senators Chuck Schumer (D-NY), Cory Booker (D-NJ) and Ron Wyden (D-OR)introduced the CAOA, which would provide for federal cannabis legalization if it becomes law. The bill provides a comprehensive federal solution for cannabis by creating a framework for regulating and taxing state-legal sales and addressing social equity and justice goals. It also proposes some legislative fixes for hemp and CBD.

Previously, under the Trump administration, two significant cannabis bills were approved by the House of Representatives, however both were rejected by the U.S. Senate. Those bills were the Marijuana Opportunity Reinvestment and Expungement (“MORE”) Act, which would have repealed the federal criminalization of marijuana, and the Secure and Fair Enforcement (“SAFE”) Banking Act, which would have eliminated penalties that could be assessed on financial institutions because they provided services to cannabis businesses. Regardless of the future status of federal legalization of cannabis, there are already tremendous opportunities for fully legal medical cannabis researchers, suppliers, and product developers.

Market Growth

In the medical market, the demand for cannabis for research is likely to increase significantly over the next few years and decades, due to the increasing number of states legalizing cannabis and the strong public support for cannabis legalization. By 2025, 5.4 million Americans, or 2.4% of U.S. adults, are predicted to be registered patients in medical cannabis states, according to a report by New Frontier Data (“New Frontier”). New Frontier also projects that the medical cannabis market will nearly double to over $16 billion in that time, taking into account more geographies within the U.S. legalizing cannabis, which will lead to market expansion, the normalization of cannabis which will increase the number of consumers, and medical cannabis patients turning to cannabis as an alternative to prescription drugs. The global medical cannabis market is projected to reach $87.4 billion by 2027, according to Global Market Insights (“GMI”). The DEA’s aggregate production quotas for cannabis were 3,200 kg in 2022 for dried flower (an estimated $35 million market) and 1,000 kg for cannabis extract (an estimated $100 million market). These aggregate production quotas are expected to continue increasing to meet increasing demand for cannabis research in the U.S. In addition to government funding, some institutions are already receiving private investment in cannabis research. For example, Harvard and MIT recently received a $9 million donation to fund research into cannabis’ influence on brain health and behavior. Additionally, CB2 insights has noted that average prescriptions for qualifying conditions such as chronic pain, PTSD, sleep disorders, epilepsy and anxiety saw a decline in 11% in favor of medical cannabis replacement leading the Company to estimate that more than $4 billion in sales that currently go to pharmaceutical products could be redirected towards medical cannabis. Further research on cannabis legalization and its impact on public health are needed and are likely to take place over the coming years, as the DEA has recognized the increased need for cannabis related research.

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In 2019, large pharmaceutical companies in the U.S. spent $83 billion on drug research and development. The private research market, like the federal DEA research program, has an interest in investigating the uses and risk of cannabis and hemp derivatives, not only in states that have legalized medical cannabis, but also in anticipation of potential full legalization. Research topics of interest include:

●	therapeutic benefits and risks of cannabis for common conditions for military veterans, including PTSD and chronic pain;

●	therapeutic benefits and risks of cannabis for opioid addiction treatment, as well as other medical conditions and disabilities;

●	cognitive effects of THC use in the developing brain of adolescents;

●	prevention of and treatment for cannabis use disorder;

●	effects of different levels of THC potency levels;

●	accurate roadside testing to detect driving while impaired with cannabis and related topics;

●	availability of inaccurately labeled and adulterated cannabis;

●	effective cannabis packaging requirements for consumer and child safety;

●	effect of cannabis legalization on workplace testing and workplace safety for safety-sensitive jobs, including the use of synthetic THC;

●	effect of cannabis use on mental health and addiction;

●	effect of cannabinoids on immunological responses against bacterial or viral infections.

Regarding the cannabis market generally, the industry is large and is growing. In 2020, there were $17.5 billion in annual industry sales, a 46% increase from 2019. As of May 2021, capital raises in cannabis reached $6 billion, signaling increased confidence in projections of aggressive cannabis market growth. According to a report by New Frontier Data, the U.S. legal cannabis market is predicted to more than double by 2025, reaching $41.5 billion in sales, and producing a 21% compound annual growth rate (“CAGR”). Therefore, BGC will be entering a sizeable market with the first-mover advantage of a federally compliant business as cannabis enters a new stage of growth and development, once it obtains authorization from the DEA to begin operations.

Employees and Human Capital

We currently have (2) two officers, an Interim Chief Executive Officer and a Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to our endeavors but intend to devote as much of their time as they deem necessary, in the exercise of their business judgement, to our affairs. The amount of time they will devote in any time period will vary depending on the particular demands of our business during that time. Other than as set forth herein, we do not have any employment agreements with members of our management team.

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Facilities

The following table set forth the Company’s owned and leased physical properties as of June 30, 2022, which include corporate offices, cultivation and production facilities (operating and under construction). In addition to the currently owned and leased property, the Company holds two options, each for the purchase of 300 acres of land in Grants, New Mexico.

Property Type	Owned/Leased	County	State
Agricultural Property – 40 acres	Owned	Cibola	New Mexico
Agricultural Property – 70 acres	Owned	Cibola	New Mexico
Office	Leased	Broward	Florida

Legal Proceedings

From time to time, we may be involved in legal proceedings arising from the normal course of business activities. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. Other than as set forth below, we are not presently a party to any litigation the outcome of which, if determined adversely to us, would in our estimation, have a material adverse effect on our business, operating results, cash flows or financial condition.

●	Bright Green Corporation v. John Fikany, D-1333-CV-202000231, State of New Mexico, County of Cibola, Thirteenth Judicial District. On October 23, 2020, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s Common Stock, based on a failure to fulfil agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against Lynn Stockwell, founder and a director of the Company, and Ms. Stockwell’s husband, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The Company is exploring potential dispositive motions against the counter and third-party claims.

●	Bright Green Corporation v. Jerry Capussi, D-1333-CV-202000252, State of New Mexico, County of Cibola, Thirteenth Judicial District. On November 16, 2020, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of Common Stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and we are preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

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MANAGEMENT

The following table sets forth certain information as of the date of this prospectus about our executive officers and members of our Board.

Directors and Executive Officers	Age	Position/Title
Terry Rafih	66	Interim Chief Executive Officer, Chairman
Saleem Elmasri	36	Chief Financial Officer
Dr Alfie Morgan	71	Director
Lynn Stockwell	65	Director
Dean Valore	50	Director
Robert Arnone	55	Director

Board of Directors

Terry Rafih has been BGC’s Interim Chief Executive Officer since June 2022 and the Chairman of BGC’s Board since October 2019. Since January 1989, Mr. Rafih has been the Owner and Chief Executive Officer of Rafih Automotive Group, one of Canada’s largest networks of auto dealerships. Mr. Rafih has decades of business experience and has managed mergers and acquisitions representing several billion dollars in aggregate value. Mr. Rafih received a B.S. in business administration from the University of Windsor. Mr. Rafih brings over 30 years of executive leadership experience to the Board. Mr. Rafih’s insights are critical to Board discussions.

Dr. Alfie Morgan has been a Director of BGC’s Board since 2020. Dr. Morgan has been an Emeritus Professor of Business Administration at the University of Windsor in Canada since September 2016. From 1969 to 2003, he served as a professor with the University of Windsor, retiring as full-time member of faculty. He is the author/co-author of numerous publications and a book covering topics in the areas of strategic management, strategic planning, entrepreneurship, new venture formation, and corporate strategy and corporate best practices. He has served as a Director of the Windsor Regional Chamber of Commerce since 2003, and served as a Director of the Better Business Bureau of Southwest Ontario from 2018 to 2020. He previously maintained a management consulting practice specializing in strategic planning, and new venture formation. Dr. Morgan holds a B.Com from Cairo University, an M.B.A. from Boston University, and a Ph.D. from American University. Dr. Morgan brings decades of management, research and leadership experience to the Board

Lynn Stockwell is the founder of Bright Green Corporation and has been a Director of BGC’s Board since its inception. From 2015 to 2020, Ms. Stockwell was a Managing Member of Bright Green Innovations, LLC, a concept for a federally legal emerging cannabis company, where Ms. Stockwell was responsible for managing the company’s industry, business and medical research relationships. Ms. Stockwell has served as a director of a hospital and held senior leadership positions in connection with fund raising events to promote the use of natural additives as an alternative to opioids. Ms. Stockwell is a sponsor of biomedical research and clinical trials and a member of AHP, the Association for Healthcare Philanthropy, with an interest in plant-based bio-identical hormone replacement. Ms. Stockwell is intimately familiar with BGC’s business and operations and brings significant knowledge of BGC’s business and the healthcare industry to the Board.

Dean M. Valore has been a Director of BGC’s Board since 2020 and Lead Independent Director since July 2022. Mr. Valore is managing partner of Valore & Gordillo L.L.P., a law firm based in Cleveland, Ohio, which he co-founded in January 2012. Since January 2021, Mr. Valore has also acted as Magistrate with the South Euclid Municipal Court in Ohio. Mr. Valore has been an adjunct professor of law, focusing on federal procedure, with the Cleveland-Marshall College of Law at Cleveland State University since January 2011. Before entering private practice, Mr. Valore was a United States Attorney. Mr. Valore is an expert in matters related to federal corporate compliance and acts as legal counsel to several medical-grade cannabis and cannabis-related companies. Mr. Valore received his J.D. from Cleveland State University - Cleveland-Marshall College of Law and his B.S. in finance from Miami University. Mr. Valore brings decades of corporate governance and federal regulatory and legal experience to the Board.

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Robert Arnone has been a member of BGC’s Board since July 2021. Since 2006, Mr. Arnone has been co-owner and Chief Executive Officer of Levaero Aviation, the exclusive Canadian dealer for Pilatus Aircraft, and a globally recognized leading aircraft brokerage (“Levaero”). Mr. Arnone joined Levaero in 1999 and held various leadership positions before acquiring the company in 2006. Under his leadership, Levaero has expanded significantly and regularly records annual sales in excess of $75 million. Mr. Arnone holds a B.A. from Lakehead University and is a Certified Public Accountant.

Executive Officers

Biographical information for Terry Rafih, our Interim Chief Executive Officer, is set forth above in the section titled “Board of Directors.”

Saleem Elmasri has been Chief Financial Officer since March 2022. Mr. Elmasri has been working at Titan Advisory Services LLC as Principal since September 2020. Titan Advisory Services LLC is a boutique advisory firm focused on providing collaborative and customized financial operations and CFO services to early stage companies. Mr. Elmasri was Managing Director at DLA LLC, a professional services firm providing clients internal audit, accounting advisory, and corporate finance services, from June 2019 to April 2021 (ended full time employment September 2020 and became a consultant to DLA through April 2021). Prior to that, Mr. Elmasri worked as Senior Director for Pine Hill Group LLC, a boutique accounting and transaction advisory firm, from March 2018 to June 2019, and worked as Senior Manager for PricewaterhouseCoopers LLP, a Big-4 Accounting and Global Professional Services firm, from September 2007 to March 2018. Mr. Elmasri is a CPA and seasoned business professional who has a passion for delivering meaningful and measurable value to clients through practical solutions. Mr. Elmasri has over 15 years of experience in financial and management consulting. Mr. Elmasri began his career at PricewaterhouseCoopers and worked on several of the firm’s Fortune 500 clients, primarily focused on the Life Sciences and Pharmaceutical industry. From PwC, Mr. Elmasri transitioned to lead advisory practices at boutique consulting firms, specializing in transaction and complex accounting advisory. Mr. Elmasri has B.S. degrees in Accounting and Finance from Rutgers University.

Corporate Governance

Our business and affairs are managed under the direction of our Board. The number of directors will be fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and bylaws, which include a requirement that the number of directors be fixed exclusively by a resolution adopted by directors constituting a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Our Board currently consists of five (5) directors.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Corporate Governance Profile

Our corporate governance is structured in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

●	Our Board is not classified, with each of our directors subject to re-election annually;
●	A majority of our directors satisfy the Nasdaq listing standards for independence;
●	Our Board leadership consists of a Lead Independent Director, a Chairman of the Board, and independent committee chairs.
●	Generally, all matters to be voted on by stockholders will be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;
●	We comply with the requirements of the Nasdaq marketplace rules, including marketplace rules regarding composition of our Board committees; and

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●	By virtue of the position, the Lead Independent Director is a member of the Audit Committee, the Compensation Committee and the Corporate Governance Nominating and Committee.
●	We do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The Board committees and the Lead Independent Director assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee assists the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee assists the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about the risks by committee chairs and the Lead Independent Director.

Director Independence

The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Prior to the completion of our Direct Listing, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Dr. Alfie Morgan, Dean Valore and Robert Arnone qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit Committee be composed of at least three (3) members, one of whom must be independent on the date of listing on Nasdaq, a majority of whom must be independent within 90 days of the effective date of the registration statement containing the prospectus for our Direct Listing, and all of whom must be independent within one year of the effective date of the registration statement containing the prospectus for our Direct Listing.

Board Leadership

Terry Rafih is Chairman of the Board and Interim Chief Executive Officer. In addition, Mr. Valore, Lead Independent Director, is a member of the Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee.

Board Committees and Meetings

In April 2022, the Board established three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, to assist the Board with the performance of its responsibilities. The initial composition of these committees was set by the Board at that time, in its discretion. Going forward, the Board will designate the members of these committees and the committee chairs based on the recommendation of the Corporate Governance and Nominating Committee. The Board has adopted written charters for each of these committees, which are available on the investor relations section of our website at https://brightgreen.us/. Copies will also be available in print to any stockholder upon written request. The chair of each committee will develop the agenda for that committee and determines the frequency and length of committee meetings.

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The Board holds periodic meetings, and ad hoc meetings if and when necessary. Directors are expected to attend Board meetings, meetings of stockholders and meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting.

Audit Committee

The Board formally established an Audit Committee in April 2022. The Audit Committee is composed of three (3) independent directors, Robert Arnone, Dr. Alfie Morgan, and Dean Valore, Lead Independent Director. Mr. Arnone serves as chair of the Audit Committee. The committee’s primary duties are to:

●	review and discuss with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review, as the case may be;
●	review our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;
●	oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee;
●	provide an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;
●	review any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;
●	prepare the Audit Committee report for inclusion in our proxy statement for our annual stockholder meetings;
●	establish procedures for complaints received regarding our accounting, internal accounting control and auditing matters; and
●	approve all audit and permissible non-audit services conducted by our independent registered public accounting firm.

The Board has determined that each member of the Audit Committee is independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and are independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and the rules promulgated thereunder.

The Board has determined that Robert Arnone is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2012. The Board has further determined that each member of the Audit Committee is financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Compensation Committee

The Board formally established a Compensation Committee in April 2022. The Compensation Committee is composed of three (3) independent directors (as defined under the general independence standards of the Nasdaq listing standards and our Corporate Governance Guidelines): Dean Valore, Dr. Alife Morgan, and Robert Arnone, each a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act). Mr. Valore serves as chair of the Compensation Committee. The committee’s primary duties are to:

●	approve corporate goals and objectives relevant to executive officer compensation and evaluate executive officer performance in light of those goals and objectives;
●	determine and approve executive officer compensation, including base salary and incentive awards;
●	make recommendations to the Board regarding compensation plans; and

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●	administer any stock plan, equity incentive plan, inducement plan or other compensation plan adopted for the benefit of our employees and/or directors.

The Compensation Committee determines and approve all elements of executive officer compensation. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

Corporate Governance and Nominating Committee

Our Board formally established a Corporate Governance and Nominating Committee in April 2022. The Corporate Governance and Nominating Committee is composed of three (3) independent directors (as defined under the general independence standards of the Nasdaq listing standards and our Corporate Governance Guidelines): Dean Valore, Dr. Alfie Morgan and Robert Arnone, each a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act). Mr. Valore, Lead Independent Director, serves as chair of the committee. The committee’s primary duties are to:

●	recruit new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;
●	review the size and composition of our Board and committees;
●	oversee the evaluation of the Board;
●	recommend actions to increase the Board’s effectiveness; and
●	develop, recommend and oversee our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

Code of Business Conduct and Ethics

We adopted a written code of business ethics and conduct (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our Interim Chief Executive Officer and Chief Financial Officer. The objective of the Code of Conduct is to provide guidelines for maintaining our and our subsidiaries integrity, reputation, honesty, objectivity and impartiality. The Code of Conduct addresses conflicts of interest, protection of our assets, confidentiality, fair dealing with stockholders, competitors and employees, insider trading, compliance with laws and reporting any illegal or unethical behavior. As part of the Code of Conduct, any person subject to the Code of Conduct is required to avoid or fully disclose interests or relationships that are harmful or detrimental to our best interests or that may give rise to real, potential or the appearance of conflicts of interest. Our Board has ultimate responsibility for the stewardship of the Code of Conduct, and it monitors compliance through our Corporate Governance and Nominating Committee. Directors, officers and employees are required to annually certify that they have not violated the Code of Conduct. Our Code of Business Conduct and Ethics reflects the foregoing principles. The full text of our Code of Business Conduct and Ethics is be published on our website.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Conduct applicable to our Interim Chief Executive Officer and Chief Financial Officer by posting such information on our website.

Legal Proceedings

To our knowledge, other than as described in the section titled Business - Legal Proceedings in this prospectus, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

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EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for 2021. None of our executive officers were on payroll for 2020, nor did we have any employees.

Following the adoption of the Compensation Committee charter in April 2022, the Compensation Committee determines and approves all elements of executive officer compensation. The Compensation Committee’s primary objectives in determining executive officer compensation are to (i) develop an overall compensation package that is at market levels and thus fosters executive officer retention and (ii) align the interests of our executive officers with our stockholders by linking a significant portion of the compensation package to performance.

Fiscal Year 2021 and 2020 Summary Compensation Table

No executive officers or directors received compensation during the years ended December 31, 2021 and 2020 other than in the form of equity awards as set forth herein.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Equity Awards ($)	Total ($)
Terry Rafih, Interim Chief Executive Officer, Chairman(1)	2021	-	-	10,000	10,000
	2020	-	-	345,345	345,345
Edward A. Robinson, Former Chief Executive Officer, Director(1)	2021	-	-	-	-
	2020	-	-	207,000	207,000
Saleem Elmasri, Chief Financial Officer(2)	2021	-	-	-	-
	2020	-	-	-	-
Douglas Bates, Former Chief Financial Officer(2)	2021	-	-	-	-
	2020	-	-	6,900	6,900

(1) Mr. Robinson resigned as Chief Executive Officer in June 2022. Terry Rafih was appointed as his replacement in June 2022.

(2) Mr. Bates resigned as Chief Financial Officer in March 2022. Saleem Elmasri was appointed as his replacement in March 2022.

Employment Agreements

Other than as set forth below BGC does not have an employment agreement with any member of BGC’s management team or any members of the Board. BGC plans to enter into executive employment agreements with BGC’s management team.

Saleem Elmasri

On February 28, 2022, we entered into a Consulting Agreement (the “Elmasri Agreement”) with Saleem Elmasri, our Chief Financial Officer, to provide services to the Company prior to, and following, the registration of the Company’s securities under the Exchange Act. Mr. Elmasri was appointed Chief Financial Officer in March 2022. The Elmasri Agreement provides for the following compensation and benefits to Mr. Elmasri following registration of the Company’s securities pursuant to this registration statement and listing of the Company’s securities with Nasdaq:

●	A monthly cash fee not to exceed $30,720, subject to increase as set forth in the Elmasri Agreement.

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●	An initial term of two years.
●	Eligibility to participate in any equity compensation plan adopted by the Company
●	Issuance of 500,000 shares of the Company’s Common Stock

Equity Incentive Awards

Each non-employee Director was awarded a one-time grant of 5,000 shares upon being appointed to the Board of Directors during the year ended December 31, 2021. One director was granted 30,000 shares during the year.

Fiscal Year 2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists all of the outstanding equity awards held on December 31, 2021 by each of the Company’s named executive officers.

Option Awards								Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward A. Robinson(1)		-	-	-			-		-	-
Douglas Bates(2)		-	-	-			-		-	-

(1)Mr. Robinson resigned as Chief Executive Officer in June 2022. Terry Rafih was appointed as his replacement in June 2022.

(2)Mr. Bates resigned as Chief Financial Officer in March 2022. Saleem Elmasri was appointed as his replacement in March 2022.

Director Compensation

As described above, each non-employee Director was awarded a one-time grant of 5,000 shares upon being appointed to the Board of Directors during the year ended 2021. One director was granted 30,000 shares during the year.

Fiscal Year 2021 Director Compensation Table

No Directors received cash compensation in 2021.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since 2019, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Bright Green Grow Innovations, LLC Merger

On May 28, 2019, the Company entered into the BGGI Agreement. Lynn Stockwell, a director of BGC, was the founder of BGGI. Pursuant to the BGGI Agreement, BGGI transferred to the Company two parcels of land and a greenhouse building having a total net carrying value of $9,128,851 in exchange for shares of BGC. The land transfer consisted of a 70-acre lot with a greenhouse at 1033 George Hanosh Blvd., Grants, New Mexico 87020 and a 40-acre lot in Grants, New Mexico. The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Because the BGGI Merger was deemed a related party transaction by virtue of common ownership and management under ASC 850, the assets transferred to the Company have been accounted for at historical carrying values of BGGI. For more information, see Note 5 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

Grants Greenhouse Growers, Inc. Merger

On October 30, 2020, BGC entered into the GGG Agreement with GGG and the sole shareholder of GGG, James Colasanti, a stockholder of the Company. Pursuant to the GGG Agreement, GGG was merged into BGC in exchange for 1,000,000 shares of Common Stock. GGG had no assets or liabilities, other than the following options agreements:

●	A Real Estate Option Agreement dated October 5, 2020 granting GGG the option to purchase 330 acres for $5,000 per acre until December 31, 2021(subject to a one-year extension term at GGG’s election), with monthly payments of $1,500 due through June 30, 2021 and monthly payments of $1,750 from July 1, 2021 through December 31, 2021. The one-year extension began on January 1, 2022 and expires December 31, 2022, with monthly payments of $2,000 due through the expiration date.
●	A Real Estate Option Agreement dated October 21, 2020 granting GGG the option to purchase 175 acres for $5,000 per acre until December 31, 2021 (subject to a one-year extension term at GGG’s election), with monthly payments of $1,000 due through December 31, 2021. The one-year extension began on January 1, 2022 and expires December 31, 2022, with monthly payments of $1,500 due through the expiration date.

BGC determined the GGG Merger did not qualify as a business combination in accordance with the provisions of ASC 805. BGC accounted for the merger as an acquisition of assets. This asset acquisition was accounted for at the fair value of the options agreement of $103,837 determined using the Black Scholes Model with assumptions including current market price of land of $4,000 per acre, exercise price of option of $5,000 per acre, dividend yield of 0.00%, risk free rate for term of 0.15%, volatility 28.4% and years remaining in the range of 2.19 to 2.24 years. As at December 31, 2021 and 2020, management has assessed the value of these options to be impaired due to uncertainty surrounding their recoverability. For more information, see Note 5 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

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Naseeb, Inc. Merger

On November 10, 2020, BGC entered into the Naseeb Agreement with Naseeb and the sole shareholder of Naseeb, Terry Rafih, the Chairman and Interim CEO of BGC. Pursuant to the Naseeb Agreement, Naseeb was merged into BGC in exchange for 10,000,000 shares of Common Stock. Naseeb then assisted BGC in obtaining the following licenses and patents:

●	New Mexico Hemp License: Industrial Hemp is an agricultural plant that uses all the byproducts of the plant such as seeds and twigs in the production of hemp seed, hemp fiber, and other eco-friendly products.
●	New Mexico Board of Pharmacy Schedule 1 Bulk Manufacturers License: Securing the license was required as part of the application and consideration for a federal license. Additionally, being licensed as a Schedule 1 Bulk Manufacturer allows the Company to develop and distribute Schedule 1 drugs; an authorization precedent to the ability to grow, extract and distribute other cannabidiols, such as CBG and CBN. Moreover, with this license, the Company is exempt from the restrictions generally applicable to the cannabis industry, such as plant count and per plant taxes.
●	Federal MOA for a Schedule I Controlled Substance Bulk Manufacturing registration: The Company has a formal agreement with the DEA for the construction and operation of a federally licensed agricultural center to grow and distribute marijuana, or its chemical constituents, supplying legitimate researchers in the United States.
●	Patents: The patents held by the Company provide innovative medical therapies to a wide range of conditions. These patents can be sold, licensed, or directly marketed as clinical trials are conducted and approved by the FDA.

BGC assessed that the Naseeb Merger did not qualify as a business combination in accordance with the provisions of ASC 805. BGC accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to BGC have been accounted for at historical cost of Naseeb of $1,000. For more information, see Note 5 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

June 2022 Shareholder Loan

On June 5, 2022, the Company and LDS Capital LLC, a wholly owned company of Lynn Stockwell (“Lender”), a member of the Board, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

Other Related Party Transactions

During the year ended December 31, 2020, Lynn Stockwell, a Director of the Company, provided cash advances in connection with the payment of certain Company expenses in the form of an unsecured, non-interest bearing note with no fixed repayment terms. As of December 31, 2021, the Company owed $392,194 in connection with this note. Ms. Stockwell and the Company entered into a written agreement whereby no payment will be required prior to January 1, 2023. For more information, see Note 10 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

During the year ended December 31, 2020, the Company issued 3,000,000 shares of Common Stock valued at $207,000 to Mr. Robinson, former Chief Executive Officer of the Company, in consideration for services rendered, in lieu of cash compensation.

During the year ended December 31, 2020, the Company issued 5,000,000 shares of Common Stock valued at $345,000 to Mr. Rafih, Chairman and Interim CEO of the Company, in consideration for services rendered, in lieu of cash compensation.

No finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation was paid by the Company to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors during the year.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

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PRINCIPAL SECURITYHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of September 20, 2022 by:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities as well as any shares of Common Stock that the person has the right to acquire within 60 days of September 20, 2022 through the exercise of stock options or other rights. As of the date hereof, no options to purchase shares of our Common Stock were outstanding. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for persons listed in the table is c/o Bright Green Corporation., 1033 George Hanosh Boulevard Grants, NM 87020.

Name and address of Beneficial Owner	Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned(1)
5% Stockholders:
E. Mailloux Enterprises, Inc. and related parties(2)	20,200,000		11.93%

Named Executive Officers and Directors
Terry Rafih, Interim CEO and Chairman	20,005,000		11.81%
Saleem Elmasri, CFO	500,000		*
Lynn Stockwell, Director	69,111,470		40.81%
Dr. Alfie Morgan, Director	5,000		*	%
Dean Valore, Director	5,000		*	%
Robert Arnone, Director	105,000	(3)	*	%
Directors and Executive Officers as a Group (6 persons)(4)	95,436,470	(4)	56.36	%(4)

* Less than 1%.

(1) Based on 169,342,300 shares of Common Stock outstanding as of September 20, 2022. Any shares of Common Stock not outstanding which are issuable upon the exercise or conversion of other securities held by a person within the next 60 days are considered to be outstanding when computing such person’s ownership percentage of Common Stock but are not when computing anyone else’s ownership percentage.

(2) This information is solely based on the Company’s review of filings made on Schedule 13G with the SEC, relating to beneficial ownership of 20,200,000 shares of Common Stock as of June 3, 2022. The address of E. Mailloux Enterprises, Inc. (“MEI”) is 3129 Marentette Ave., Unit 2 Windsor ON N8X 4G1, Canada. Ernie Mailloux has voting and dispositive power with respect to the shares of Common Stock held by MEI. Consists of 12,700,000 shares of Common Stock held by MEI, 7,500,000 shares of Common Stock held by Cheryl Mailloux, wife of Mr. Mailloux. Mr. Mailloux may be deemed to have voting and dispositive power over shares of Common Stock held by Mrs. Mailloux.

(3) Includes 100,000 shares held by Aerigo Solutions Inc. Mr. Arnone has sole voting and dispositive power over the shares of Common Stock held by Aerigo Solutions Inc.

(4) Includes 100,000 shares beneficially owned by Douglas Bates, who resigned as Chief Financial Officer in March 2022 and 5,605,000 shares beneficially owned by Edward Robinson, who resigned as Chief Executive Officer in June 2022 and as a director on July 1, 2022.

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SELLING SECURITYHOLDERS

The Common Stock being offered by the selling securityholders are those previously issued to the selling securityholders in the September 2022 Private Placement, and those issuable to the selling securityholders, upon exercise of the Warrants issued in the September 2022 Private Placement. For additional information regarding the September 2022 Private Placement, see “Prospectus Summary – September 2022 Private Placement.” We are registering the Shares and Warrant Shares in order to permit the selling securityholders to offer such shares for resale from time to time. Except for the ownership of the Shares and Warrants issued in the September 2022 Private Placement, the selling securityholders have not had any material relationship with us within the past three years.

The table below lists the selling securityholders and other information regarding the beneficial ownership of the Common Stock by each of the selling securityholders. The second column lists the number of shares of Common Stock beneficially owned by each selling securityholder, based on its ownership of the Common Stock and Warrants, as of September 20, 2022, assuming exercise of all Warrants held by the selling securityholders on that date, without regard to any limitations on exercise.

The third column lists the Common Stock being offered by this prospectus by the selling securityholders.

In accordance with the terms of the registration rights agreement entered into between the Company and each of the selling securityholders, this prospectus generally covers the resale of the (i) sum of the number of shares of Common Stock issued to the selling securityholders in the September 2022 Private Placement and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares of Common Stock offered by the selling securityholders pursuant to this prospectus.

Under the terms of the Warrants, a selling securityholder may not exercise the Warrants to the extent such exercise would cause such selling securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed, at the direction of the selling securityholder, 4.99% or 9.99%, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination of the shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares of Common Stock in the columns below do not reflect this limitation. The selling securityholders may sell all, some or none of their shares of Common Stock in this offering. See “Plan of Distribution.”

RESALE S-1 SELLING SECURITYHOLDER TABLE

Name of Selling Securityholder	Number of Common Shares Beneficially Owned Prior to the Offering(1)		Percentage of Common Shares Beneficially Owned Prior to the Offering(1)		Number of Common Shares Registered for Sale Hereby(1)		Number of Common Shares Beneficially Owned After the Offering(1)	Percentage of Common Shares Beneficially Owned After the Offering(1)
Armistice Capital Master Fund Ltd. (2)	9,523,810	(3)	5.62	%(4)	9,523,810	(3)	-	-
Sabby Volatility Warrant Master Fund, Ltd. (5)	9,523,810	(6)	5.62	%(7)	9,523,810	(6)	-	-

1)	This table is based upon information supplied by the selling securityholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders named in the table above have sole voting and investment power with respect to all Common Stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 169,342,300 shares outstanding on September 20, 2022, adjusted as required by rules promulgated by the SEC.
2)	The Common Stock is directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
3)	Includes 4,761,905 shares of Common Stock and Warrants to purchase up to 4,761,905 shares of Common Stock, both of which the Master Fund purchased in the September 2022 Private Placement. The Warrants are subject to a 4.99% beneficial ownership limitation that prohibits the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our shares of Common Stock would exceed 4.99% of the total amount of our outstanding stock.
4)	Does not take into account the application of the beneficial ownership limitation described in footnote 3.
5)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.
6)	Includes 4,761,905 shares of Common Stock and Warrants to purchase up to 4,761,905 shares of Common Stock held by Sabby Volatility Warrant Master Fund, Ltd. that were purchased in the September 2022 Private Placement. The Warrants are subject to a 4.99% beneficial ownership limitation that prohibits Sabby Volatility Master Fund, Ltd. from exercising any portion of them if, following such exercise, ownership of our shares of Common Stock would exceed 4.99% of the total amount of our outstanding stock.
7)	Does not take into account the application of the beneficial ownership limitation described in footnote 6.

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DESCRIPTION OF OUR SECURITIES

The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws, each as amended and restated. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.0001 per share, of which 169,342,300 are issued and outstanding as of September 20, 2022, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which none are issued or outstanding, as of the date hereof.

Common Stock

As of September 20, 2022, there were on 169,342,300 shares of our Common Stock outstanding held by approximately 111 stockholders of record. Our amended and restated certificate of incorporation provides that:

●	holders of Common Stock will have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;
●	holders of Common Stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor;
●	the payment of dividends, if any, on the Common Stock will be subject to the prior payment of dividends on any outstanding preferred stock;
●	upon our liquidation or dissolution, the holders of Common Stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and
●	our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Warrants

In the September 2022 Private Placement that closed on September 12, 2022, Warrants to purchase up to 9,523,810 shares of Common Stock were issued. The Warrants shall be initially exercisable at a price of $1.05 per share, subject to adjustment as set forth in the Warrants, are exercisable any time after September 12, 2022 and will expire on September 13, 2027.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Our current certificate of incorporation does not permit the issuance of preferred stock and so we have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

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Certain Anti-takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our Board. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of Common Stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of BGC’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

●	upon consummation of the transaction which resulted in the stockholder becoming an interested outstanding, shares owned by:

●	persons who are directors and also officers, and

●	employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors are authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Forum

Our amended and restated bylaws provides, and current amended and restated certificate of incorporation currently provides, that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the above forum exclusivity provisions. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

The forum selection provision is intended to apply “to the fullest extent permitted by applicable law,” subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision will not apply to actions brought under the Securities Act, or the rules and regulations thereunder.

Special meeting of stockholders

Our bylaws further provide that special meetings of our stockholders may be called by the Chairman of the Board, the Board, President of BGC, or by the Board upon written request by the holders of a majority of the voting authority of BGC.

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Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to the secretary at our principal executive offices not later than the close of business on the day nor earlier than the close of business on the day prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, if no proxy materials were mailed by us in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than days prior to or delayed by more than days after the anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our amended and restated bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our amended and restated certificate of incorporation provides that authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of directors

Our bylaws provide that a member of our Board may be removed from service as a director, with or without cause, only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding and entitled to vote in an election of directors.

Limitation of Liability and Indemnification of Directors and Officers

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification, except as disclosed below. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We are currently engaged in two legal proceedings which may require us to indemnify certain officers and directors if the outcome of either proceeding is adverse to our interests. Please see the section of this prospectus titled “Legal Proceedings.”

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BGXX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598. The transfer agent and registrar can be contacted by phone at: (212) 828-8436.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax considerations and certain U.S. federal estate tax considerations relating to the acquisition, ownership, and disposition of our common stock applicable to U.S. holders and non-U.S. holders that purchase our common stock in this offering and hold it as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons,” as defined under the “Code, (“U.S. persons”) have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion is based on current provisions of the Code, final, temporary and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, all in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to holders described herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular holder in light of that holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, other U.S. federal tax, the alternative minimum tax, or the unearned income Medicare contribution tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address the special tax rules applicable to particular holders, such as:

●	banks, insurance companies and other financial institutions;
●	brokers or dealers or traders in securities;
●	tax-exempt organizations;
●	pension plans;
●	persons who hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or who have elected to mark securities to market; controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
●	non-U.S. governments; and
●	U.S. expatriates and former citizens or long-term residents of the United States.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

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Taxation of U.S. Holders

Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

Taxation of Non-U.S. Holders

Distributions

As discussed under “Dividend Policy” above, we do not expect to make distributions on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts of distributions not treated as dividends for U.S. federal income tax purposes will first constitute a tax-free return of capital of the non-U.S. holder’s investment and be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend. Any such distributions will also be subject to the discussions below under the headings “FATCA” and “Backup Withholding, Information Reporting and Other Reporting Requirements.”

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Subject to the discussion in the next two paragraphs, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment or a fixed base maintained by such non-U.S. holder) will generally be exempt from the U.S. federal withholding tax described above, if the non-U.S. holder complies with applicable certification and disclosure requirements (generally including provision of a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, at regular U.S. federal income tax rates as would apply if such holder were a U.S. person (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the specific methods available to them to satisfy these requirements.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under the headings “FATCA” and “Backup Withholding, Information Reporting and Other Reporting Requirements,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

●	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder);

●	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock, and, provided that our common stock is regularly traded in an established securities market within the meaning of applicable Treasury Regulations, the non-U.S. holder has held, directly, indirectly, or constructively, at any time during said period, more than 5% of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income tax basis, at regular U.S. federal income tax rates that apply to U.S. persons. If the non-U.S. holder is a non-U.S. corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from such sale or other disposition, which may be offset by certain U.S. source capital losses, if any. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

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FATCA

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to the reporting rules of that intergovernmental agreement. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Although withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations would eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by timely filing a U.S. federal income tax return. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS and to each non-U.S. holder the amount of any distributions paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

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U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal income tax considerations and certain U.S. federal estate tax considerations is for information only. It is not legal or tax advice. Prospective investors should consult their tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We are registering the Common Stock previously issued in the September 2022 Private Placement that closed on September 12, 2022 and the Common Stock issuable upon exercise of the Warrants in the September 2022 Private Placement to permit the resale of these shares of Common Stock by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of Common Stock. Upon the cash exercise of the Warrants, however, we will receive the exercise price of the Warrants. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock, except for any applicable underwriting fees, discounts, selling commissions and stock transfer taxes.

Each selling securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions, in all cases, in compliance with applicable laws. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling the shares of Common Stock, in any case, in compliance with applicable laws:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such Common Stock at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

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The selling securityholders may also sell the shares of Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, and in any event, in compliance with applicable laws.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of the shares of Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable laws including FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of Common Stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging the positions they assume. The selling securityholders may also sell the shares of Common Stock short and deliver these shares to close out their short positions, or loan or pledge the shares of Common Stock to broker-dealers that in turn may sell these shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock being offered by this prospectus.

The Company has agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of Common Stock may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares of Common Stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable securities laws, including applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares for the applicable restricted period, as defined in Regulation M under the Exchange Act, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock being offered hereby will generally be freely tradable in the United States in the hands of persons other than our affiliates.

71

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dentons US LLP.

EXPERTS

The audited financial statements of BGC for the years ended December 31, 2021 and 2020 and the notes thereto included in this prospectus and elsewhere in this registration statement, have been audited by SRCO, C.P.A., Professional Corporation, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report of such firm given upon their authority as experts in accounting and auditing.

72

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to the Company and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at https://brightgreen.us, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

73

INDEX TO FINANCIAL STATEMENTS

BRIGHT GREEN CORPORATION FINANCIAL STATEMENTS

F-1

Financial Statements

BRIGHT GREEN CORPORATION

December 31, 2021 and 2020

(Expressed in United States Dollars)

F-2

BRIGHT GREEN CORPORATION

Financial Statements

Years Ended December 31, 2021 and 2020

F-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bright Green Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bright Green Corporation (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2021 and 2020 and the results of its operations and its cash flows for the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the United States Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

(Continues)

F-4

Report of independent registered public accounting firm to the Board of Directors and Stockholders of Bright Green Corporation (continued)

Asset Acquisitions from Related Parties

Critical Audit Matter Description

As described further in Note 5, the merger between Bright Green Grow Innovation, LLC and the Company and the subsequent merger between Naseeb Inc. and the Company were considered and accounted for as asset acquisitions from related parties. These entities were respectively considered related parties at the respective acquisition dates. Assets acquired were reported at their historical carrying amounts.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures relating to these mergers included, among others:

►	Obtained and reviewed the Agreement and Plan of Merger documents to gain an understanding of the underlying terms of the transactions.

►	Evaluated the Company’s analysis of the mergers and the accuracy of the information used in the analysis and the judgements made by management in assessing them as asset acquisitions.

►	Tested management’s assessment of related parties, including calculating the share of ownership in each entity by the related shareholders, as well as entities the shareholders commonly owned and managed.

►	Evaluated the appropriateness of accounting treatment for the merger transactions.

►	Reviewed and evaluated the financial statement presentation and disclosure regarding the mergers.

We have served as the Company’s auditor since 2021. Amherst, NY March 28, 2022	/s/ SRCO, C.P.A., Professional Corporation SRCO, C.P.A., Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS

F-5

BRIGHT GREEN CORPORATION

Balance Sheets

December 31, 2021 and 2020

(Expressed in United States Dollars)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash	$1,282,565	$102,263
Prepaid expense and other assets	168,226	19,073
Total current assets	1,450,791	121,336

Property (Note 6)	7,328,764	7,777,830
Intangible asset (Note 7)	1,000	1,000
Total assets	$8,780,555	$7,900,166

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$149,935	$180,338
Accrued liabilities	18,027	116,330
Total current liabilities	167,962	296,668

Due to related party (Note 10)	392,194	382,600
Total liabilities	560,156	679,268

STOCKHOLDERS’ EQUITY
Common stock; $0.0001 par value; 200,000,000 stock authorized; 157,544,500 and 156,046,000 stock issued and outstanding at December 31, 2021 and 2020, respectively (Note 8)	15,754	15,605
Common stock to be issued (Note 8)	-	138,000
Additional paid-in capital	14,618,389	10,990,538
Accumulated deficit	(6,413,744)	(3,923,245)
Total stockholders’ equity	8,220,399	7,220,898
Total liabilities and stockholders’ equity	$8,780,555	$7,900,166

Contingencies (Note 11)

Subsequent events (Note 12)

The accompanying notes are an integral part of financial statements.

F-6

BRIGHT GREEN CORPORATION

Statements of Operations and Comprehensive Loss

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

	Years Ended
	2021	2020

Revenue	$-	$-

Expenses
General and administrative expenses	1,738,716	2,111,084
Depreciation	751,783	837,858
Write down of assets	-	103,837
Total operating expenses	2,490,499	3,052,779

Loss before income taxes	(2,490,499)	(3,052,779)

Income tax expense (Note 9)	-	-

Net loss and comprehensive loss	$(2,490,499)	$(3,052,779)

Weighted average common shares outstanding - basic and diluted	156,800,164	135,156,900

Net loss per common share - basic and diluted	$(0.02)	$(0.02)

The accompanying notes are an integral part of financial statements.

F-7

BRIGHT GREEN CORPORATION

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

			Common	Additional
	Common stock		stock	paid-in	Accumulated	Total
	Shares	Amount	to be issued	capital	deficit	equity
Balance, December 31, 2019	124,199,000	$12,420	$-	$9,344,721	$(870,466)	$8,486,675

Common stock issued upon merger (Note 5 and 8)	1,000,000	100	-	103,737	-	103,837
Common stock issued for services (Note 8)	20,785,000	2,079	-	1,432,086	-	1,434,165
Common stock issued for licenses acquisition (Note 5 and 8)	10,000,000	1,000	-	-	-	1,000
Common stock issued for property acquisition (Note 6 and 8)	9,500	1	-	14,999	-	15,000
Common stock issued for cash (Note 8)	52,500	5	-	94,995	-	95,000
Common stock to be issued (Note 8)	-	-	138,000	-	-	138,000
Net loss	-	-	-	-	(3,052,779)	(3,052,779)
Balance, December 31, 2020	156,046,000	$15,605	$138,000	$10,990,538	$(3,923,245)	$7,220,898

Common stock issued for services (Note 8)	125,000	12	-	359,988	-	360,000
Common stock issued for cash (Note 8)	1,373,500	137	(138,000)	3,267,863	-	3,130,000
Net loss	-	-	-	-	(2,490,499)	(2,490,499)
Balance, December 31, 2021	157,544,500	$15,754	$-	$14,618,389	$(6,413,744)	$8,220,399

The accompanying notes are an integral part of financial statements.

F-8

BRIGHT GREEN CORPORATION

Statements of Cash Flows

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

	Years Ended
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,490,499)	$(3,052,779)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	751,783	837,858
Stock-based compensation	360,000	1,434,165
Write down of assets	-	103,837
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(149,153)	39,276
Accounts payable	(30,403)	97,592
Accrued liabilities	(98,303)	26,714
Net cash used in operating activities	(1,656,575)	(513,337)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property	(302,717)	-
Net cash used in investing activities	(302,717)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party	122,514	382,600
Payments to related party	(112,920)	-
Proceeds from the sale of common stock	3,130,000	233,000
Net cash provided by financing activities	3,139,594	615,600

NET INCREASE IN CASH	1,180,302	102,263
CASH, BEGINNING OF YEAR	102,263	-
CASH, END OF YEAR	$1,282,565	$102,263

CASH PAID FOR
Interest	$1,568	$-
Income taxes	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued for intangible assets	$-	$1,000
Common stock issued for merger agreements	$-	$103,837
Common stock issued for acquisition of assets	$-	$15,000

The accompanying notes are an integral part of financial statements.

F-9

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

1. Description of Business and Organization

Bright Green Corporation (Company) was incorporated on April 16, 2019, under the Delaware General Corporation Law. The Company is located in Grants, New Mexico. The Company holds the land, greenhouse and patents required in the growth, production, and research of medicinal plants.

On May 28, 2019, the Company entered into a merger agreement with Bright Green Grow Innovations, LLC (“BGG”) (Note 5).

On October 30, 2020, Grants Greenhouse Growers, Inc. (GGGI), a New Mexico corporation, merged with the Company (Note 5).

On November 10, 2020, Naseeb, Inc. (Naseeb), a New Mexico corporation, merged with the Company (Note 5).

The Company is a start-up company at December 31, 2021 and 2020 and has no revenue.

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

2. Liquidity and Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). These financial statements are expressed in United States dollars which is the functional currency of the Company.

As of December 31, 2021, the Company had cash of $1,282,565 compared to $102,263 as of December 31, 2020. The increase of $1,180,302 in cash was mainly from the sales of common stock of $3,130,000. This increase was partly offset by net cash used for operating expenses. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at December 31, 2021, the Company had a total stockholders’ equity of $8,220,399 (2020 - $7,220,898).

F-10

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

2. Liquidity and Basis of Presentation (continued)

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at December 31, 2021, had an accumulated deficit of $6,413,744 (2020 -$3,923,245) and a working capital of $1,282,829 (2020 – negative working capital of $175,332). The working capital as at December 31, 2021 is sufficient to pay its operating expenses for a period of at least 12 months from the date of the financial statement was authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the year ended December 31, 2021, the Company raised $3,130,000 through common stock issuances. The Company has also raised $50,000 subsequent to year end (Note 12). The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

3. Summary of Significant Accounting Policies

A. Basis of Measurement

The financial statements of the Company have been prepared on an historical cost basis except as indicated otherwise.

B. Property

Property is stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, except land, which is not depreciated, is provided using the declining balance method, once placed in service, with an estimated life of 10% for the building.

F-11

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

C. Long-lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC Topic 360 requires that long-lived assets be reviewed annually for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable; it further requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

D. Intangible Assets

The Company’s intangible assets consist of certain licenses (Note 7) which will be amortized over the term of each license. The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.

E. Fair Value of Financial Instruments

For certain carrying amounts of the Company’s financial instruments, including cash, other asset, accounts payable, accrued expenses, and due to related party, the carrying amounts approximate their fair values due to their short-term maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.

F-12

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

E. Fair Value of Financial Instruments (continued)

The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets. As of December 31, 2021 and 2020, there were no Level 1 assets or liabilities.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. As of December 31, 2021 and 2020, there were no Level 2 assets or liabilities.

Level 3 inputs to the valuation methodology use one or more unobservable inputs significant to the fair value measurement. As of December 31, 2021 and 2020, there were no Level 3 assets or liabilities.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

F. Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized.

F-13

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

F. Income Taxes (continued)

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

G. Basic and Diluted Earnings (Loss) per share

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period. The dilutive effect on earnings per share is calculated, presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

H. Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for how public business enterprises report information about operating segments in the Company’s financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Significantly all of the assets of the Company are located in the United States of America and the Company is a start-up company as at December 31, 2021 and 2020 and has no revenue. The Company’s reportable segments and operating segments will include its growth, production and research of medicinal plants operations.

F-14

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

I. Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to the useful life of property and valuation allowance for deferred tax assets. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

J. Stock-based Compensation

The Company accounts for stock-based payments in accordance with the provision of ASC 718, which requires that all stock-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the statement of operations and comprehensive loss based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to stock-based awards is recognized over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

F-15

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

K. Standards, Amendments, and Interpretations Adopted

In December 2019, the FASB issued Accounting Standards Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies Accounting Standard Codification 740 – Income Taxes, to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions for intra-period tax allocation, recognizing deferred taxes for investments and simplifies guidance to reduce complexity in certain areas. This update is effective for annual periods beginning after December 15, 2020, and interim periods within those periods, and early adoption is permitted. The Company adopted this accounting policy as of January 1, 2021, which did not significantly impact its financial statements.

In March 2020, the FASB issued ASU No. 2020-10 Codification Improvements to Financial Instruments, An Amendment of the FASB Accounting Standards Codification: a) in ASU No. 2016-01, b) in Subtopic 820-10, c) for depository and lending institutions clarification in disclosure requirements, d) in Subtopic 470-50, e) in Subtopic 820-10, f) Interaction of Topic 842 and Topic 326, g) Interaction of the guidance in Topic 326 and Subtopic 860-20. The amendments in this update represent changes to clarify or improve the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. For public business entities updates under the following paragraphs: a), b), d) and e) are effective upon issuance of this final update. The effective date for c) is for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this accounting policy as of January 1, 2021, which did not significantly impact its financial statements.

L. Standards, Amendments, and Interpretations Issued but Not Yet Adopted

In April 2021, The FASB issued ASU 2021-04 to codify the final consensus reached by the Emerging Issues Task Force (EITF) on how an issuer should account for modifications made to equity-classified written call options (hereafter referred to as a warrant to purchase the issuer’s common stock). The guidance in the ASU requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. The Company does not expect that the new guidance will significantly impact its financial statements.

F-16

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

M. Standards, Amendments, and Interpretations Issued but Not Yet Adopted (continued)

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

The Company continues to evaluate the impact of the new accounting pronouncement, including enhanced disclosure requirements, on our business processes, controls and systems.

4. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. On December 31, 2021, the Company had $1,032,565 in excess of the FDIC insured limit.

5. Merger Transactions

A. Grants Greenhouse Growers, Inc. Merger

On October 30, 2020, the Company entered into a merger agreement with Grants Greenhouse Growers, Inc. (“GGG”) (the “GGG Merger Agreement”). Pursuant to the GGG Merger Agreement, GGG was merged into the Company in exchange for 1,000,000 shares of the Company. GGG had no assets or liabilities, other than the following options agreements:

-	A Real Estate Option Agreement dated October 5, 2020, and expiring on December 31, 2022, for $1,500 monthly payments up until June 30, 2021, and $1,750 monthly payments from July 1, 2021 to December 31, 2021, with a one-year extension starting on January 1, 2022 for $2,000 monthly payments, with the option to purchase 330 acres for $5,000 per acre.

-	A Real Estate Option Agreement dated October 21, 2020, and expiring on December 31, 2022, for $1,000 monthly payments, with a one-year extension starting on January 1, 2022 for $1,500 monthly payments, with the option to purchase 175 acres for $5,000 per acre.

F-17

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

5. Merger Transactions (continued)

A.	Grants Greenhouse Growers, Inc. Merger (continued)

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. The asset acquisition was accounted for at the fair value of the options agreement of $103,837 determined using the Black Scholes Model with assumptions including the current market price of land of $4,000 per acre, exercise price of the option of $5,000 per acre, dividend yield of 0.00%, risk-free rate of return of 0.15%, volatility 28.4% and years remaining in the range of 2.19 to 2.24 years. As of December 31, 2021 and 2020, management has assessed the value of these options to be impaired due to uncertainty surrounding their recoverability.

B.	Naseeb, Inc. Merger

On November 10, 2020, the Company entered into a merger agreement with Naseeb, Inc. (“Naseeb”) and the sole shareholder of Naseeb, who is also a stockholder and Chairman of the Company. Pursuant to the Naseeb merger agreement, Naseeb was merged into the Company in exchange for 10,000,000 shares of the Company. Naseeb transferred to the Company their assistance that was used by the Company towards obtaining the following licenses and patents to the Company:

-	New Mexico Hemp License: Industrial Hemp is an agricultural plant that uses all the byproducts of the plant, such as seeds and twigs in the production of hemp seed, hemp fiber, and other eco-friendly products.

New Mexico Board of Pharmacy Controlled Substance Facility and Wholesaler Licenses: Securing these license was required as part of the application and consideration for a federal license. Additionally, being licensed as a Schedule 1 Bulk Manufacturer allows the Company to develop and distribute Schedule 1 drugs; an authorization precedent to the ability to grow, extract and distribute other cannabidiols, such as CBG and CBN. Moreover, with this license, the Company is exempt from the restrictions generally applicable to the cannabis industry, such as plant count and per plant taxes.

-	Federal MOA for a Schedule I Controlled Substance Bulk Manufacturing registration: The Company has a formal agreement with the Drug Enforcement Administration for the construction and operation of a federally licensed agricultural center to grow and distribute marijuana, or its chemical constituents, supplying legitimate researchers in the United States.

-	Patents: The patents held by the Company provide innovative medical therapies to a wide range of conditions. These patents can be sold, licensed, or directly marketed as clinical trials are conducted and approved by the FDA.

F-18

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

5.	Merger Transactions (continued)

B.	Naseeb, Inc. Merger (continued)

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at a historical cost of Naseeb of $1,000 (Note 7).

C.	Bright Green Grow Innovations, LLC Merger

On May 28, 2019, the Company entered into a merger agreement with BGGI. Pursuant to the merger agreement, BGGI transferred to the Company two parcels of land and a greenhouse building having a total net carrying value of $9,128,851 in exchange for shares of the Company. The land transfer consisted of a 70-acre lot with a greenhouse at 1033 George Hanosh Blvd., Grants, New Mexico 87020 and a 40-acre lot in the City of Grants, New Mexico. The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical carrying values of BGGI.

6. Property

The Company owns an expansive 22-acre modern Dutch “Venlo style” glass greenhouse situated on 70 acres in Grants, New Mexico. It is being retrofitted for growing, processing and distribution of medicinal plants, including Marijuana, for medical researchers licensed by the Drug Enforcement Administration.

Property at December 31, 2021 and 2020, consisted of the following:

	2021	2020
Land	$260,000	$260,000
Construction in progress	302,717	-
Building and improvement	8,883,851	8,883,851
	9,446,568	9,143,851
Accumulated depreciation	(2,117,804)	(1,366,021)
Net property	$7,328,764	$7,777,830

F-19

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

6. Property (continued)

On December 4, 2020, the Company entered into a real estate purchase agreement to purchase 40 acres of land located in Grants, New Mexico, from a majority stockholder of the Company.

As consideration, the Company issued 9,500 shares of capital stock at a value of $15,000 determined based on the historical cost of such land. Under ASC 850, the transfer was considered a related party transaction by virtue of common ownership and management.

7. Intangible Assets

Intangible assets at December 31, 2021 and 2020, consisted of the following:

	2021	2020
Licenses (Note 5)	$1,000	$1,000
Accumulated amortization	-	-
Net intangible assets	$1,000	$1,000

8. Stockholders’ Equity

Common stock

The Company has authorized 200,000,000 shares of $0.0001 par value common stock. As of December 31, 2021 and 2020, there were 157,544,500 and 156,046,000 common shares, respectively, issued and outstanding.

During the year ended December 31, 2021, the Company issued the following:

-	1,019,000 shares of common stock at a purchase price of $2.00 per share, for gross cash proceed of $2,038,000 to 30 accredited investors between January 2021 and October 2021, with (i) 184,000 shares issued in January 2021, which includes the 69,000 shares issued for cash proceeds of $138,000 received as of December 31, 2020, (ii) 100,000 shares issued in March 2021, (iii) 335,000 shares issued in May 2021, (iv) 250,000 shares issued in June 2021, (v) 100,000 shares issued in September 2021 and 50,000 shares issued in October 2021 (the “$2.00 Round”);

-	188,000 shares of common stock at a purchase price of $3.00 per share, for gross cash proceeds of $564,000, to 188 accredited investors in September and October 2021 with (i) 154,000 shares in September 2021, and (ii) 34,000 shares issued in October 2021 (the “$3.00 Round”);

F-20

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

8.	Stockholders’ Equity (continued)

-	166,500 shares of common stock at a purchase price of $4.00 per share, for gross cash proceeds of $666,000, to 12 accredited investors in October and December 2021, with (i) 29,000 shares in October 2021, and (ii) 137,500 shares issued in December 2021 (the “$4.00 Round”);

-	25,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to five consultants, with (i) 10,000 shares issued in January 2021 and (ii) 15,000 shares issued in May 2021;

-	40,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to three directors of the Company, with (i) 10,000 shares issued in January 2021 and (ii) 30,000 shares issued in February 2021; and

-	10,000 shares of common stock for services rendered, at fair value at $3.00 per share determined using the per share purchase price of the $3.00 Round, to two directors of the Company, in September 2021.

-	50,000 shares of common stock for services rendered, at fair value at $4.00 per share determined using the per share purchase price of the $4.00 Round, to three consultants in November 2021.

During the year ended December 31, 2020, the Company issued the following:

-	52,500 shares of common stock for cash proceeds of $95,000;

-	9,500 shares of common stock for 40 acres of land (Note 6) at a value of $15,000;

-	10,000,000 shares of common stock in relation to the Naseeb, Inc. merger agreement, valued using the historical cost of $1,000 (Note 5);

-	20,785,000 shares of common stock for services valued at $0.069 per share determined using an asset approach, including 8,100,000 shares to certain directors and officers of the Company; and

-	1,000,000 shares of common stock in relation to the Grants Greenhouse Growers, Inc. merger agreement at a value of $103,837 determined using the Black Scholes Model (Note 5).

F-21

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

9. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2021 and 2020, based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model.

The current and deferred income tax expenses for the periods ended December 31, 2021 and 2020, were $ nil. The provision for income taxes differs from that computed at a combined corporate tax rate of approximately 25.8% as follows:

Income tax recovery

	2021	2020
Net loss	$(2,490,499)	(3,052,779)

Expected income tax recovery	(642,549)	(763,195)
Non-deductible expenses	448,589	1,434,165
Change in valuation allowance	193,960	(670,970)
	$-	-

As of December 31, 2021 and 2020, the Company decided that a valuation allowance relating to the above deferred tax assets of the Company was necessary, largely based on the negative evidence represented by losses incurred and a determination that it is not more likely than not to realize these assets, such that, a corresponding valuation allowance, for each respective period, was recorded to offset deferred tax assets. Management has based its assessment on the Company’s lack of profitable operating history. As of December 31, 2021 and 2020, the Company has approximately $2,117,802 and $1,366,019, respectively, of net of operating losses available to offset future taxable income. The federal loss carryforward expires in 2040 and the state loss carryforward expires in 2039.

The Company is subject to U.S. federal jurisdiction and the state of New Mexico income taxes. Management has not filed federal or state income tax returns due to incurring cumulative losses. Therefore, the Company’s actual tax position may differ from their book position.

F-22

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

10. Related Party Transactions

Other than the transactions disclosed elsewhere in the financial statements, the following are the other significant related party transactions and balances:

At December 31, 2021, the due to stockholder balance totaled $392,194 (2020 - $382,600). The due to stockholder balance represents advances from the majority stockholder for payment of Company expenses, net of repayments when cash is collected on the issuance of shares of common stock or payments of stockholder liabilities by the Company. The amount is unsecured, non-interest bearing with no terms of repayment. The stockholder has agreed in writing that no payment will be required by the Company to the lender prior to January 31, 2023.

Included in common stock issued for services during December 31, 2021, were 50,000 shares of common stock issued to Directors of the Company (Note 8).

11. Contingencies

In the ordinary course of business, the Company is routinely defendants in, or parties to a number of pending and threatened legal actions including actions brought on behalf of various classes of claimants. In view of the inherent difficulty of predicting the outcome of such matters, the Company cannot state what the eventual outcome of such matters will be. Legal provisions are established when it becomes probable that the Company will incur an expense related to a legal action and the amount can be reliably estimated. Such provisions are recorded at the best estimate of the amount required to settle any obligation related to these legal actions as at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Management and internal and external experts are involved in estimating any amounts that may be required. The actual costs of resolving these claims may vary significantly from the amount of the legal provisions. The Company’s estimate involves significant judgement, given the varying stages of the proceedings, the fact that the Company’s liability, if any, has yet to be determined and the fact that the underlying matters will change from time to time. Other than as set forth below, the Company is not presently a party to any litigation. The Company is not able to make a reliable assessment of the potential losses as these matters are at an early stage, accordingly, no amounts have been accrued in the financial statements.

Bright Green Corporation v. John Fikany, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s common stock, based on a failure to fulfill agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against a director of the Company, and her spouse, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The Company is exploring potential dispositive motions against the counter and third-party claims.

F-23

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

11. Contingencies (continued)

Bright Green Corporation v. Jerry Capussi, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, have each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of common stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and we are preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

12.	Subsequent Events

The Company’s management has evaluated the subsequent events up to March 28, 2022, the dated the financial statements were issued, pursuant to the requirements of ASC 855.

A total of 12,500 shares of common stock were issued at $4 in a private placement in January 2022 to one accredited investor.

13.  Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

The Company’s management has evaluated the subsequent events up to May 11, 2022, the date this S-1/A has been filed.

A total of 300,000 shares of common stock were issued at $10 each for gross proceeds of $3,000,000 in a private placement on May 2, 2022, to two accredited investors.

F-24

Condensed Financial Statements (Unaudited)

BRIGHT GREEN CORPORATION

June 30, 2022 and 2021

(Expressed in United States Dollars)

F-25

BRIGHT GREEN CORPORATION

For the Three Months and Six Months Ended June 30, 2022 and 2021 (Unaudited)

F-26

BRIGHT GREEN CORPORATION

Condensed Balance Sheets

As at June 30, 2022 and December 31, 2021

(Expressed in United States Dollars)

	June 30, 2022	December 31, 2021
	(Unaudited) (Restated)
ASSETS
Current assets
Cash	$178,973	$1,282,565
Prepaid expenses and other assets	105,526	168,226
Total current assets	284,499	1,450,791

Property, plant, and equipment (Note 6)	9,556,615	7,328,764
Intangible assets (Note 7)	1,000	1,000

Total assets	$9,842,114	$8,780,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,402,885	$149,935
Accrued liabilities	100,840	18,027
Due to related party (Note 10)	392,194	-
Total current liabilities	1,895,919	167,962

Long-term liabilities
Due to related party (Note 10)	-	392,194
Related party line of credit (Note 8)	2,004,767	-
Total long-term liabilities	2,004,767	392,194

Total liabilities	3,900,686	560,156

STOCKHOLDERS’ EQUITY
Common stock; $.0001 par value; 200,000,000 stock authorized; 159,818,490 and 157,544,500 stock issued and outstanding at June 30, 2022 and December 31, 2021, respectively (Note 9)	15,981	15,754
Additional paid-in capital (Note 9)	32,246,630	14,618,389
Accumulated deficit	(26,321,183)	(6,413,744)
Total stockholders’ equity	5,941,428	8,220,399

Total liabilities and stockholders’ equity	$9,842,114	$8,780,555

Contingencies (Note 11)

Subsequent events (Note 12)

The accompanying notes are an integral part of the condensed financial statements

F-27

BRIGHT GREEN CORPORATION

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(Restated)		(Restated)
Revenue	$-	$-	$-	$-

Expenses

General and administrative expenses	18,986,431	244,040	19,520,971	568,210
Depreciation	194,662	187,431	386,468	372,802
Total operating expenses	19,181,093	431,471	19,907,439	941,012

Loss before income taxes	(19,181,093)	(431,471)	(19,907,439)	(941,012)

Income tax expense	-	-	-	-
Net loss and comprehensive loss	$(19,181,093)	$(431,471)	$(19,907,439)	$(941,012)

Weighted average common shares outstanding - basic and diluted	158,901,214	156,611,704	158,231,923	156,384,576

Net loss per common share - basic and diluted	$(0.12)	$(0.00)	$(0.13)	$(0.01)

The accompanying notes are an integral part of the condensed financial statements

F-28

BRIGHT GREEN CORPORATION

Condensed Statements of Changes in Stockholders’ Equity (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

	Three Months and Six Months Ended June 30, 2022
	Common Stock		Common Stock to be	Additional paid-in capital	Accumulated deficit	Total equity
	Shares	Amount	issued	(Restated)	(Restated)	(Restated)
Balance at March 31, 2022	157,557,000	$15,755	$-	$14,668,388	$(7,140,090)	$7,544,053

Common stock issued for cash (Note 9)	300,000	30	-	2,999,970	-	3,000,000
Common stock issued for services (Note 9)	2,074,490	207	-	14,595,713	-	14,595,920
Common stock cancelled that was issued for services (Note 9)	(113,000)	(11)	-	(17,441)	-	(17,452)
Net loss	-	-	$-	-	(19,181,093)	(19,181,093)

Balance at June 30, 2022	159,818,490	$15,981	-	$2,246,630	$(26,321,183)	$5,941,428

Balance at December 31, 2021 (Audited)	157,544,500	$15,754	$-	$14,618,389	$(6,413,744)	$8,220,399

Common stock issued for cash (Note 9)	312,500	31	-	3,049,969	-	3,050,000
Common stock issued for services (Note 9)	2,074,490	207	-	14,595,713	-	14,595,920
Common stock cancelled that was issued for services (Note 9)	(113,000)	(11)	-	(17,441)	-	(17,452)
Net loss	-	-	-	-	(19,907,439)	(19,907,439)

Balance at June 30, 2022	159,818,490	$15,981	$-	$2,246,630	$(26,321,183)	$5,941,428

	Three Months and Six Months Ended June 30, 2021
	Common Stock		Common Stock to be	Additional paid-in	Accumulated	Total
	Shares	Amount	issued	capital	deficit	equity
Balance at March 31, 2021	156,380,000	$15,638	$-	$11,658,504	$(4,432,786)	$7,241,356

Common stock issued for cash (Note 9)	575,000	57	-	1,149,943	-	1,150,000
Common stock issued for cash to be received (Note 9)	10,000	1	-	19,999	-	20,000
Common stock issued for services (Note 9)	15,000	2	-	29,998	-	30,000
Common stock to be issued (Note 9)	-	-	200,000	-	-	200,000
Net loss	-	-	-	-	(431,471)	(431,471)

Balance at June 30, 2021	156,980,000	$15,698	$200,000	$12,858,444	$(4,864,257)	$8,209,885

Balance at December 31, 2020 (Audited)	156,046,000	$15,605	$138,000	$10,990,538	$(3,923,245)	$7,220,898

Common stock issued for cash, received in 2021 (Note 9)	790,000	79	-	1,579,920	-	1,579,999
Common stock issued for cash, received in 2020 (Note 9)	69,000	7	(138,000)	137,993	-	-
Common stock issued for cash to be received (Note 9)	10,000	1	-	19,999	-	20,000
Common stock issued for services (Note 9)	65,000	6	-	129,994	-	130,000
Common stock to be issued (Note 9)	-	-	200,000	-	-	200,000
Net loss	-	-	-	-	(941,012)	(941,012)

Balance at June 30, 2021	156,980,000	$15,698	$200,000	$12,858,444	$(4,864,257)	$8,209,885

The accompanying notes are an integral part of the condensed financial statements

F-29

BRIGHT GREEN CORPORATION

Condensed Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

	Six Months Ended
	June 30, 2022	June 30, 2021
	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(19,907,439)	$(941,012)

Adjustments to reconcile net cash used in operating activities:
Depreciation	386,468	372,802
Stock-based compensation	14,578,468	130,000
Changes in operating assets and liabilities:
Prepaid expenses and other assets	62,700	11,070
Accounts payable	1,252,950	(81,929)
Accrued liabilities	87,580	5,525
Net cash used in operating activities	(3,539,273)	(503,544)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property, plant, and equipment	(2,614,319)	-
Net cash used in investing activities	(2,614,319)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from due to related party	-	11,299
Proceeds from related party line of credit	2,000,000	-
Proceeds from sale of stock	3,050,000	1,779,999
Net cash provided by financing activities	5,050,000	1,791,298

NET (DECREASE) INCREASE IN CASH	(1,103,592)	1,287,754
CASH, BEGINNING OF PERIOD	1,282,565	102,263
CASH, END OF PERIOD	$178,973	$1,390,017

CASH PAID FOR
Interest	$-	$-
Taxes	$-	$-

The accompanying notes are an integral part of the condensed financial statements

F-30

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

1. Description of Business and Organization

Bright Green Corporation (Company) was incorporated on April 16, 2019, under the Delaware General Corporation Law. The Company is located in Grants, New Mexico. The Company holds the land, greenhouse and patents required in the growth, production, and research of medicinal plants.

On May 28, 2019, the Company entered into a merger agreement with Bright Green Grow Innovation, LLC (“BGGI”) (Note 5).

On October 30, 2020, Grants Greenhouse Growers, Inc., a New Mexico corporation, merged with the Company (Note 5).

On November 10, 2020, Naseeb, Inc., a New Mexico corporation, merged with the Company (Note 5).

On March 29, 2022, the Company filed a registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on Form S-1 with the Securities and Exchange Commission (“SEC”), which was declared effective May 13, 2022, (as amended, the “Registration Statement”), in connection with the direct listing of the Company’s common stock with the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”).

On May 17, 2022, the Company’s common stock commenced trading on Nasdaq under the symbol “BGXX.”

The Company is a start-up company at June 30, 2022 and has no revenue.

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

F-31

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

2. Liquidity and Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the SEC instructions to Form 10-Q and Article 8 of SEC Regulation S-X. The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with U.S. GAAP were omitted pursuant to such rules and regulations. The financial information contained in this report should be read in conjunction with the financial information and notes thereto for the fiscal years ended December 31, 2021 and 2020 filed as a part of the Registration Statement. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results for the year ending December 31, 2022. As of June 30, 2022, the Company had cash of $178,973 compared to $1,282,565 as of December 31, 2021. The decrease of $1,103,592 in cash was mainly from the use of funds for the construction in progress and the costs associated with the Company’s filed SEC registration statement. This decrease was partly offset by cash received from the sales of common stock of $3,050,000. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities, an advance from a director and since June 2022 a $2,000,000 draw on a line of credit. As at June 30, 2022, the Company had a total stockholders’ equity of $5,941,428 (December 31, 2021 - $8,220,399).

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at June 30, 2022, had an accumulated deficit of $26,321,183 (December 31, 2021 - $6,413,744) and a negative working capital of $1,611,420 (December 31, 2021 - working capital of $1,282,829). The Company does not have sufficient working capital to pay its operating expenses for a period of at least 12 months from the date the condensed financial statements were authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the six months ended June 30, 2022, the Company raised $3,050,000 through common stock issuances. The Company has also secured a $5,000,000 line of credit from a related party entity and has drawn a $2,000,000 from that credit facility. The Company has also drawn an additional $1,000,000 from that credit facility subsequent to June 30, 2022 (Note 12). The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors or credit facilities in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

F-32

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

2. Liquidity and Basis of Presentation (continued)

  A. Restatement of Previously Issued Financial Statements

The Company has restated its unaudited condensed financial statements as of and for the three months and six months ended June 30, 2022 to correct an error related to the recording of the fair value of shares issued as shared based compensation in June 2022 (the “Restatement”), which resulted in the Company’s general and administrative expenses for the three months and six months ended June 30, 2022 being understated by $6,297,960 in the Original Report. The Restatement resulted in an increase in the reported net loss by $6,297,960 for the three months and six months ended June 30, 2022, and an increase to reported accumulated deficit as of June 30, 2022 by $6,297,960. The Restatement also impacted the Company’s basic and diluted net loss per common share calculations. The following tables present the Restatement on all affected line items of our previously issued Condensed Balance Sheets as of June 30, 2022, Condensed Statements of Operations and Comprehensive Loss, and Condensed Statements of Cash Flows for the six months ended June 30, 2022. The effect of the Restatement on the June 30, 2022 stockholders’ equity balances is presented in the Condensed Statements Shareholder’s Equity Sheet below. Regarding the Condensed Statements of Cash Flows, the adjustment to net loss was offset by adjustments to change in operating assets and liabilities within cash flows used in operating activities.  The Restatement had no effect on total net cash flows from operating, investing or financing activities. The Restatement also impacted Note 9. Stockholders’ Equity and Note 12. Subsequent Events, which were restated in this Amended Report.

The impact of the restatement on the Company’s financial statements is reflected in the following table:

Condensed Balance Sheet at June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Additional Paid in Capital	25,948,670	6,297,960	32,246,630
Accumulated deficit	(20,023,223)	(6,297,960)	(26,321,183)

Condensed Statement of Operations and Comprehensive Loss for the three months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
General and administrative expenses	12,688,471	6,297,960	18,986,431
Total operating expenses	12,883,133	6,297,960	19,181,093
Loss before income taxes	(12,883,133)	(6,297,960)	(19,181,093)
Net loss and comprehensive loss	(12,883,133)	(6,297,960)	(19,181,093)
Weighted average common shares outstanding – basic and diluted	159,575,995	(674,781)	158,901,214
Net loss per common share – basic and diluted	(0.08)	(0.04)	(0.12)

Condensed Statement of Operations and Comprehensive Loss for the six months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
General and administrative expenses	13,223,011	6,297,960	19,520,971
Total operating expenses	13,609,479	6,297,960	19,907,439
Loss before income taxes	(13,609,479)	(6,297,960)	(19,907,439)
Net loss and comprehensive loss	(13,609,479)	(6,297,960)	(19,907,439)
Weighted average common shares outstanding – basic and diluted	158,571,176	(339,253)	158,231,923
Net loss per common share – basic and diluted	(0.09)	(0.04)	(0.13)

Condensed Statement of Changes in Stockholders’ Equity for the three months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Common stock issued for services	8,297,753	6,297,960	14,595,713
Net loss for the three months ended June 30, 2022	(12,883,133)	(6,297,960)	(19,181,093)

Condensed Statement of Changes in Stockholders’ Equity for the six months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Common stock issued for services	8,297,753	6,297,960	14,595,713
Net loss for the six months ended June 30, 2022	(13,609,479)	(6,297,960)	(19,907,439)

Condensed Statement of Cash Flows for the six months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Net loss	(13,609,479)	(6,297,960)	(19,907,439)
Stock-based compensation	8,280,508	6,297,960	14,578,468

F-33

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies

  A. Basis of Measurement

The condensed financial statements of the Company have been prepared on an historical cost basis except as indicated otherwise.

  B. Property, Plant, Equipment

Property is stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, except land, which is not depreciated, is provided using the declining balance method, or straight-line method, with estimated lives as follows:

Building and improvement - declining balance method	10 year life
Fixtures - straight-line method	3 year life

  C. Long-lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC Topic 360 requires that long-lived assets be reviewed annually for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable; it further requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

  D. Intangible Assets

The Company’s intangible assets consist of certain licenses (Note 5) which will be amortized over the term of each license. The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.

  E. Fair Value of Financial Instruments

For certain carrying amounts of the Company’s financial instruments, including cash, other asset, accounts payable, accrued liabilities, and due to related party, the carrying amounts approximate their fair values due to their short-term maturities.

F-34

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

  E. Fair Value of Financial Instruments (continued)

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.

The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets. As of June 30, 2022 and December 31, 2021, there were no Level 1 assets or liabilities.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. As of June 30, 2022 and December 31, 2021, there were no Level 2 assets or liabilities.

Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

  F. Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs totaled $35,857 and $nil for the six months ended June 30, 2022 and 2021, respectively.

  G. Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized.

F-35

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

  G. Income Taxes (continued)

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

  H. Basic and Diluted Earnings (Loss) per share

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period. The dilutive effect on earnings per share is calculated, presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

I. Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for how public business enterprises report information about operating segments in the Company’s condensed financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Significantly all of the assets of the Company are located in the United States of America and the Company is a start-up company as at June 30, 2022 and 2021 and has no revenue. The Company’s report-able segments and operating segments will include its growth, production and research of medicinal plants operations.

F-36

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3. Summary of Significant Accounting Policies (continued)

  J. Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to valuation allowance for deferred tax assets and assignment of the useful lives of property and equipment. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

  K. Stock-based Compensation

The Company accounts for stock-based payments in accordance with the provision of ASC 718, which requires that all stock-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the statement of operations and comprehensive loss based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to stock-based awards is recognized over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

  L. Standards, Amendments, and Interpretations Adopted

In April 2021, The FASB issued ASU 2021-04 to codify the final consensus reached by the Emerging Issues Task Force (EITF) on how an issuer should account for modifications made to equity-classified written call options (hereafter referred to as a warrant to purchase the issuer’s common stock). The guidance in the ASU requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. This update is effective for annual periods beginning after December 15, 2021, and interim periods withing those periods, and early adoption is permitted. The Company adopted this accounting policy as of January 1, 2022, which did not significantly impact its condensed financial statements.

F-37

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

 3. Summary of Significant Accounting Policies (continued)

  M. Standards, Amendments, and Interpretations Issued but Not Yet Adopted

1)	Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the statement of financial position for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of activities.

In November 2019, the new standard’s effective date was delayed one year to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05 to defer the effective date of ASU 2016-02, an additional year to fiscal years beginning after December 15, 2021. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Although the Company does not have leases as of June 30, 2022, the Company is currently evaluating the impact of its pending adoption of the new standard on its condensed financial statements.

4. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company had $nil and $1,032,565 in excess of the FDIC insured limit at June 30, 2022 and December 31, 2021, respectively.

F-38

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

5. Merger Transactions

A.	Bright Green Grow Innovations, LLC Merger

On May 28, 2019, the Company entered into a merger agreement with BGGI. Pursuant to the merger agreement, BGGI transferred to the Company two parcels of land and a greenhouse building having a total net carrying value of $9,128,851 in exchange for shares of the Company (Note 6). The land transfer consisted of a 70-acre lot with a greenhouse at 1033 George Hanosh Blvd., Grants, New Mexico 87020 and a 40-acre lot in the City of Grants, New Mexico. The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical carrying values of BGGI.

B.	Grants Greenhouse Growers, Inc. Merger

On October 30, 2020, the Company entered into a merger agreement with Grants Greenhouse Growers, Inc. (“GGG”) (the “GGG Merger Agreement”). Pursuant to the GGG Merger Agreement, GGG was merged into the Company in exchange for 1,000,000 shares of the Company. GGG had no assets or liabilities, other than the following options agreements:

-	A Real Estate Option Agreement dated October 5, 2020, and expiring on December 31, 2021, for $1,500 monthly payments up until June 30, 2021, and $1,750 monthly payments from July 1, 2021 to December 31, 2021, with a one-year extension starting on January 1, 2022 for $2,000 monthly payments, with the option to purchase 330 acres for $5,000 per acre.

-	A Real Estate Option Agreement dated October 21, 2020, and expiring on December 31, 2021, for $1,000 monthly payments, with a one-year extension starting on January 1, 2022 for $1,500 monthly payments, with the option to purchase 175 acres for $5,000 per acre.

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. The asset acquisition was accounted for at the fair value of the options agreement of $103,837 determined using the Black Scholes Model with assumptions including current market price of land of $4,000 per acre, exercise price of option of $5,000 per acre, dividend yield of 0.00%, risk free rate for term of 0.15%, volatility 28.4% and years remaining in the range of 2.19 to 2.24 years.

As of December 31, 2021 and 2020, management has assessed the value of these options to be impaired due to uncertainty surrounding their recoverability.

F-39

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

5. Merger Transactions (continued)

C.	Naseeb, Inc. Merger

On November 10, 2020, the Company entered into a merger agreement with Naseeb, Inc. (“Naseeb”) and the sole shareholder of Naseeb, who is also a shareholder and Chairman of the Company. Pursuant to the Naseeb merger agreement, Naseeb was merged into the Company in exchange for 10,000,000 shares of the Company. Naseeb transferred to the Company their assistance that was used by the Company towards obtaining the following licenses and patents to the Company:

-	New Mexico Hemp License: Industrial Hemp is an agricultural plant that uses all the byproducts of the plant such as seeds and twigs in the production of hemp seed, hemp fiber, and other eco-friendly products.

New Mexico Board of Pharmacy Schedule 1 Bulk Manufacturers License: Securing the license was required as part of the application and consideration for a federal license. Additionally, being licensed as a Schedule 1 Bulk Manufacturer allows the Company to develop and distribute Schedule 1 drugs; an authorization precedent to the ability to grow, extract and distribute other cannabidiols, such as CBG and CBN. Moreover, with this license, the Company is exempt from the restrictions generally applicable to the cannabis industry, such as plant count and per plant taxes.

-	Federal Medical Marijuana License: The Company has a formal agreement with the Drug Enforcement Administration for the construction and operation of a federally licensed agricultural center to grow and distribute marijuana, or its chemical constituents, supplying legitimate researchers in the United States.

-	Patents: The patents held by the Company provide innovative medical therapies to a wide range of conditions. These patents can be sold, licensed, or directly marketed as clinical trials are conducted and approved by the FDA.

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical cost of Naseeb of $1,000 (Note 7).

6. Property, Plant, and Equipment

The Company owns an expansive 22-acre modern Dutch “Venlo style” glass greenhouse situated on 70 acres in Grants, New Mexico. It is being retrofitted for growing, processing and distribution of medicinal plants, including marijuana, for medical researchers licensed by the Drug Enforcement Administration.

F-40

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

6. Property, Plant, and Equipment (continued)

Property at June 30, 2022 and December 31, 2021, consisted of the following:

	June 30, 2022	December 31, 2021
Fixtures	$81,996	-
Land	260,000	260,000
Construction in progress	2,835,040	302,717
Building and improvement	8,883,851	8,883,851
	12,060,887	9,446,568
Accumulated depreciation	(2,504,272)	(2,117,804)
Net property, plant, and equipment	$9,556,615	7,328,764

7. Intangible Assets

Intangible assets at June 30, 2022 and December 31, 2021, consisted of the following:

	June 30, 2022	December 31, 2021
Licenses (Note 5)	$1,000	1,000
Accumulated amortization	-	-
Net intangible assets	$1,000	1,000

8. Related Party Line of Credit

On June 5, 2022, the Company and LDS Capital LLC (“Lender”), whose managing member is a member of the board of directors, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. As of June 30, 2022, the Lender has funded the Company $2.0 million. The remaining $1.0 million was funded on July 26, 2022 (Note 12). Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

F-41

9. Stockholders’ Equity

The Company has authorized 200,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2022 and December 31, 2021, there were 159,818,490 and 157,544,500, respectively, of shares of common stock issued and outstanding. The Company has not issued any preferred shares to date.

During the six months ended June 30, 2022, the Company issued the following:

-	12,500 shares of common stock at a purchase price of $4.00 per share, for gross cash proceeds of $50,000, to one accredited investor in January 2022;

-	500,000 shares of common stock for services rendered, at a fair value of $4.00 per share determined using the per share purchase price of the latest $4.00 private placement Round, to the Chief Financial Officer of the Company, in April 2022;

-	5,000 shares of common stock that were issued in January 2021 to a director of the Company, for services valued at $2.00 per share determined using the per share purchase price of the $2.00 Round, were cancelled in April 2022;

-	300,000 shares of common stock at a purchase price of $10.00 per share, for gross cash proceeds of $3,000,000, to two accredited investors in May 2022;

-	1,574,490 shares of common stock for services rendered in connection with the Direct Listing to the Company’s advisor, or its permitted designees, contemporaneous with the Direct Listing and consistent with the direct listing price of $8.00 per share in June 2022; and

-	108,000 shares of common stock that were issued in June 2019 to a consultant of the Company (Note 11), for services valued at $0.069 per share determined using an asset approach, were cancelled in June 2022.

During the six months ended June 30, 2021, the Company issued the following:

-	869,000 shares of common stock at a purchase price of $2.00 per share, for gross cash proceed of $1,738,000 to twenty-eight accredited investors between January 2021 and June 2021, with (i) 184,000 shares issued in January 2021, which includes the 69,000 shares issued for cash proceeds of $138,000 received as of December 31, 2020, (ii) 100,000 shares issued in March 2021, (iii) 335,000 shares issued in May 2021, which includes the 10,000 shares issued for cash proceeds of $20,000 to be received, and (iv) 250,000 shares issued in June 2021;

-	25,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to five consultants, with (i) 10,000 shares issued in January 2021 and (ii) 15,000 shares issued in May 2021;

-	40,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to three directors of the Company, with (i) 10,000 shares issued in January 2021 and (ii) 30,000 shares issued in February 2021.

F-42

10. Related Party Transactions

Other than the transactions disclosed elsewhere in the condensed financial statements, the following are the other significant related party transactions and balances:

At June 30, 2022 and December 31, 2021, the due to related party balance totaled $392,194. The balance represents advances from the majority shareholder for payment of Company expenses. The amount is unsecured, non-interest bearing with no terms of repayment. The shareholder has agreed in writing that no payment will be required by the Company to the lender prior to January 31, 2023.

Included in common stock issued for services during the six months ended June 30, 2022, were 500,000 shares of common stock issued to the Chief Financial Officer of the Company (Note 9).

Included in common stock issued for services during the six months ended June 30, 2021, were 30,000 shares of common stock issued to the three directors of the Company (Note 9).

As of June 30, 2022, $16,896 was due to a company wholly owned by the Company’s Chief Financial Officer. The amount is included in accounts payable in the Condensed Balance Sheet.

As of June 30, 2022, the outstanding balance on the related party line of credit of $2,004,767 was due to a Lender, whose managing member is a member of the board of directors (Note 8).

11. Contingencies

In the ordinary course of business, the Company is routinely defendants in, or parties to a number of pending and threatened legal actions including actions brought on behalf of various classes of claimants. In view of the inherent difficulty of predicting the outcome of such matters, the Company cannot state what the eventual outcome of such matters will be. Legal provisions are established when it becomes probable that the Company will incur an expense related to a legal action and the amount can be reliably estimated. Such provisions are recorded at the best estimate of the amount required to settle any obligation related to these legal actions as at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Management and internal and external experts are involved in estimating any amounts that may be required. The actual costs of resolving these claims may vary significantly from the amount of the legal provisions. The Company’s estimate involves significant judgement, given the varying stages of the proceedings, the fact that the Company’s liability, if any, has yet to be determined and the fact that the underlying matters will change from time to time. Other than as set forth below, the Company is not presently a party to any litigation. The Company is not able to make a reliable assessment of the potential losses as these matters are at an early stage, accordingly, no amounts have been accrued in the condensed financial statements.

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BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

11. Contingencies (continued)

Bright Green Corporation v. John Fikany, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s common stock, based on a failure to fulfill agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against a director of the Company, and her spouse, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The

Company is exploring potential dispositive motions against the counter and third-party claims.

Bright Green Corporation v. Jerry Capussi, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, have each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of common stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and the Company is preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

12. Subsequent Events

The Company’s management has evaluated the subsequent events up to August 19, 2022, the date the condensed financial statements were issued, pursuant to the requirements of ASC 855, and has determined the following constitute material subsequent events:

On July 26, 2022, pursuant to the related party line of credit agreement by and between the Company and the Lender, dated June 5, 2022, the Company received $1.0 million from the Lender.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the SEC registration fee, and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Item	Amount to be paid

SEC registration fee	$2,180.66
Legal fees and expenses	50,000.00
Accounting fees and expenses	12,000.00
Miscellaneous fees and expenses	5,819.34
Total	$70,000.00

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Our bylaws includes such provisions related to our authority to indemnify a director, officer, employee, fiduciary, or agent.

Section 145 of the DGCL also provides that Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Under the DGCL, where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Article VI, Section 6.1 of our bylaws contains a mandatory indemnification provision, which requires us to indemnify a person in the defense of any proceeding to which the person was a party because the person is or was a director or officer, against reasonable expenses incurred by him or her in connection with the proceeding.

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Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	breach of a director’s duty of loyalty to the corporation or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends, stock purchase or redemption of shares; or

●	transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation does not include such a provision.

Pursuant to Article VI, Section 6.2 of our bylaws, expenses incurred by any officer or director in defending any proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking by or on behalf of such director or officer, to repay all amounts advanced if it should ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

On September 7, 2022, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (each individually, an Investor, and collectively, the “Investors”) for the sale by the Company of (i) 9,523,810 shares (the “Shares”) of Common Stock and (ii) warrants to purchase up to an aggregate of 9,523,810 shares of Common Stock (the “Warrants,” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”), in a private placement offering (the “September 2022 Private Placement”). The combined purchase price of one Share and accompanying Warrant was $1.05.

In addition to the September 2022 Private Placement described above, during the period from January 1, 2022 through the date hereof, the Company issued the following:

●	12,500 shares of Common Stock at a purchase price of $4.00 per share, for gross cash proceeds of $50,000, to one accredited investor in January 2022.
●	300,000 shares of Common Stock at a purchase price of $10.00 per share to two existing stockholders, each of whom are accredited investors, for gross cash proceeds of $3,000,000, in May 2022.
●	1,574,490 shares of Common Stock for services rendered in connection with the direct listing of our Common Stock on Nasdaq, in June 2022.

During the year ended December 31, 2021, the Company issued the following:

●	1,019,000 shares of Common Stock at a purchase price of $2.00 per share, for gross cash proceeds of $2,038,000, to 30 accredited investors between January 2021 and October 2021, with (i) 184,000 shares issued in January 2021, which includes the 69,000 shares issued for cash proceeds of $138,000 received as of December 31, 2020 (ii) 100,000 shares issued in March 2021, (iii) 335,000 shares issued in May 2021, (iv) 250,000 shares issued in June 2021, (v) 100,000 shares issued in September 2021 and (vi) 50,000 shares issued in October 2021 (the “$2.00 Round”);
●	188,000 shares of Common Stock at a purchase price of $3.00 per share, for gross cash proceeds of $564,000, to 188 accredited investors in September and October 2021, with 154,000 shares in September 2021, and (ii) 34,000 shares in October 2021 (the “$3.00 Round”);

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●	166,500 shares of Common Stock at a purchase price of $4.00 per share, for gross cash proceeds of $666,000, to 12 accredited investors in October and December 2021, with (i) 29,000 shares in October 2021, and (ii) 137,500 shares issued in December 2021 (the “$4.00 Round”);
●	25,000 shares of Common Stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to five consultants, with (i) 10,000 shares issued in January 2021 and (ii) 15,000 shares issued in May 2021;
●	40,000 shares of Common Stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to three directors of the Company, with (i) 10,000 shares issued in January 2021 and (ii) 30,000 shares issued in February 2021;
●	10,000 shares of Common Stock for services rendered, at fair value at $3.00 per share determined using the per share purchase price of the $3.00 Round, to two directors of the Company, in September 2021; and
●	50,000 shares of Common Stock for services rendered, at fair value at $4.00 per share determined using the per share purchase price of the $4.00 Round, to three consultants in November 2021.

During the year ended December 31, 2020, the Company issued the following:

●	52,500 shares of Common Stock for aggregate cash proceeds of $95,000;
●	9,500 shares of Common Stock for 40 acres of land at a value of $15,000, at a price per share determined using the historical carrying value of BGGI (see Note 6 of financial statements - December 31, 2021);
●	10,000,000 shares of Common Stock in relation to the Naseeb Merger, valued using the historical cost of $1,000 (see Note 5 of financial statements - December 31, 2021);
●	20,785,000 shares of Common Stock for services rendered, valued at $0.069 per share, including 8,100,000 shares to certain directors and officers of the Company; and
●	1,000,000 shares of Common Stock in relation to the Grants Greenhouse Growers, Inc. merger agreement, at an aggregate value of $103,837 determined using the “Black Scholes Model” (see Note 5 of financial statements - December 31, 2021);

During the period from April 16, 2019 (date of incorporation) to December 31, 2019, the Company issued the following:

●	123,589,000 shares of Common Stock in relation to the BGGI Merger at $0.074 per share (see Note 5 of financial statements – December 31, 2021);
●	410,000 shares of Common Stock for services rendered valued at $0.069 per share to eight consultants; and
●	200,000 shares of Common Stock for cash proceeds of $200,000 to one individual.

The Company relied upon the exemption provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933 in connection with issuance and sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company’s business and operations. There were no general solicitations in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts.

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Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit	Description
2.1***	Agreement and Plan of Merger between Bright Green Corporation and Bright Green Grown Innovation LLC dated May 28, 2019, filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
2.2***	Agreement and Plan of Merger between Bright Green Corporation and Grants Greenhouse Growers Inc. dated as of October 30, 2020, filed as Exhibit 2.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
2.3***	Agreement and Plan of Merger between Bright Green Corporation and Naseeb Inc. dated as of November 10, 2020, filed as Exhibit 2.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
3.1***	Certificate of Incorporation of the registrant, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
3.2***	Amended and Restated Certificate of Incorporation of the registrant, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 7, 2022.
3.3***	Bylaws of the registrant, filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
3.4***	Amended and Restated Bylaws of the registrant, filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 7, 2022.
4.1***	Form of Warrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 13, 2022.
5.1*	Opinion of Dentons US LLP
10.1***	Memorandum of Agreement between Bright Green Corporation and the Department of Justice, Drug Enforcement 7 Administration, filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
10.2***	Line of Credit Note, dated June 4, 2022, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 7, 2022
10.3***	Executive Employment Agreement with Edward Robinson, filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
10.4***	Consulting Agreement with Saleem Elmasri, filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
10.5***#	Securities Purchase Agreement dated September 7, 2022, by and between the Company and the purchasers thereto, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2022
10.6***	Registration Rights Agreement dated September 12, 2022, by and between the Company and the purchasers thereto, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2022
10.7***	Placement Agent Agreement dated September 12, 2022 by and between the Company and EF Hutton, division of Benchmark Investments, LLC, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2022
21.1***	List of subsidiaries of the registrant, filed as Exhibit 21.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
23.1*	Consent of SRCO, C.P.A., Professional Corporation
23.2*	Consent of Dentons US LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on page II-6)
107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment
***	Previously filed.
#	Certain schedules and exhibits have been omitted pursuant to Item 601(A)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the SEC or its staff upon its request.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

	(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

		(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

		(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

		(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grants, State of New Mexico, on the 21st day of September, 2022.

BRIGHT GREEN CORPORATION

By:	/s/ Terry Rafih
Name:	Terry Rafih
Title:	Chairman of the Board, Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Saleem Elmasri and Terry Rafih, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Terry Rafih	Interim Chief Executive Officer, Chairman of the Board of Directors	September 21, 2022
Terry Rafih, Interim Chief Executive Officer, Chairman	(Principal Executive Officer)

/s/ Saleem Elmasri	Chief Financial Officer	September 21, 2022
Saleem Elmasri, Chief Financial Officer	(Principal Financial Officer)

/s/ Alfie Morgan	Director	September 21, 2022
Dr. Alfie Morgan, Director

/s/ Lynn Stockwell	Director	September 21, 2022
Lynn Stockwell, Director

/s/ Dean Valore	Director	September 21, 2022
Dean Valore, Director

/s/ Robert Arnone	Director	September 21, 2022
Robert Arnone, Director

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